Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202345

The information in this preliminary prospectus supplement is not complete and may be changed. These securities may not be sold and offers of these securities may not be accepted until this preliminary prospectus supplement is delivered in final form. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 27, 2015)

Subject to Completion, dated March 30, 2015

35,000,000 ORDINARY SHARES

MYLAN N.V.

The selling shareholders identified in this prospectus supplement are offering 35,000,000 of our ordinary shares. We will not receive any proceeds from the sale of our ordinary shares offered by the selling shareholders. See “Selling Shareholders.”

Our ordinary shares are listed on the NASDAQ Global Select Market (“NASDAQ”) and trade under the symbol “MYL.” On March 26, 2015, the last reported sale price for our ordinary shares on NASDAQ was $61.88 per ordinary share.

Investing in our ordinary shares involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per share	$	$	$
Total	$	$	$

The underwriters have the right to purchase up to 5,250,000 additional ordinary shares from one of the selling shareholders solely to cover over-allotments at the public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares to purchasers on                 , 2015.

Joint Book-Runners

Morgan Stanley	Goldman, Sachs & Co.

                , 2015

Page

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated February 27, 2015. This prospectus supplement and the accompanying prospectus are a part of a resale registration statement on Form S-3 (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the selling shareholders may offer and sell an aggregate of up to 110,000,000 of our ordinary shares in one or more offerings or resales. This prospectus supplement relates to an offering by the selling shareholders of 35,000,000 of our ordinary shares (or 40,250,000 ordinary shares if the underwriters’ over-allotment option is exercised).

The accompanying prospectus provides you with a general description of our ordinary shares, which the selling shareholders are offering pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of our ordinary shares, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, as well as any post-effective amendments to the Registration Statement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Neither we nor the selling shareholders have authorized anyone to provide any information other than that included in or incorporated by reference into this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any related free writing prospectus or in any documents incorporated by reference herein or therein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Except as required by law, neither we nor the selling shareholders undertake any obligation to update any statements herein for revisions or changes after the date of this prospectus supplement.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

In this prospectus supplement, except as otherwise indicated, “New Mylan,” “we,” “our,” and “us” refer to Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands that was formerly named New Moon B.V., and, where appropriate, its consolidated subsidiaries and “Mylan Inc.” refers to Mylan Inc., a Pennsylvania corporation, and, where appropriate, its consolidated subsidiaries. We are considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of our eligibility to file registration statements on Form S-3. See “Prospectus Supplement Summary—Mylan N.V.” on page S-1 of this prospectus supplement. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website from which interested parties can electronically access our SEC filings, including the Registration Statement of which this prospectus supplement and the accompanying prospectus form a part and the exhibits and schedules thereto. The address of that site is http://www.sec.gov. Our Internet website address is www.mylan.com. Information on our website does not constitute a part of this prospectus supplement.

S-ii

We have filed with the SEC the Registration Statement, including exhibits and schedules filed with the Registration Statement, of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, with respect to our ordinary shares offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, filed as part of the Registration Statement, do not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our ordinary shares, you should refer to the Registration Statement to which this prospectus supplement relates, including the exhibits and schedules to the Registration Statement. This prospectus supplement and the accompanying prospectus summarize what we consider to be material provisions of certain documents. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract or other document is an exhibit to the Registration Statement or incorporated by reference into such Registration Statement, each statement is qualified in all respects by the exhibit or incorporated document to which the reference relates. Copies of the Registration Statement, including the exhibits and schedules to the Registration Statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be part of this prospectus supplement, except for any information that is superseded or modified by information included directly in this prospectus supplement. We are considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of incorporation of certain documents by reference.

This prospectus supplement incorporates by reference the documents filed with the SEC listed below (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about us, our financial condition and other matters.

•	Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 2, 2015;

•	Mylan Inc.’s Current Reports on Form 8-K filed on January 14, 2015, January 28, 2015, January 29, 2015 and January 30, 2015 and February 27, 2015;

•	Mylan N.V.’s Current Reports on Form 8-K filed on February 27, 2015, as amended by Amendment No. 1 to the Current Report on Form 8-K/A filed on March 26, 2015;

•	Mylan Inc.’s Proxy Statement on Schedule 14A for the Annual Meeting of Mylan Inc. Shareholders filed March 10, 2014; and

•	the information set forth under the headings “Risk Factors,” “Interests of Certain Persons in the Transaction,” “Board of Directors and Management Following the Transaction,” “Security Ownership of Certain Beneficial Owners and Management of New Mylan Following the Transaction,” “Certain Relationships and Related Party Transactions,” “Accounting Treatment of the Transaction,” “Other Related Agreements,” “The Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Business,” “Board of Directors of New Mylan Following the Transaction,” “Executive Officers of New Mylan Following the Transaction,” “Executive Compensation of New Mylan,” and “Non-GAAP Financial Measures” and the audited combined financial statements of the Business for the years ended December 31, 2013, 2012 and 2011, and the independent auditors’ report thereon and the notes related thereto, in

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each case, included in Mylan Inc.’s Proxy Statement on Schedule 14A for the Special Meeting of Mylan Inc. Shareholders filed December 24, 2014.

In addition, any future filings we and/or our predecessor make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of the initial Registration Statement and prior to the completion or termination of the offering of all ordinary shares under this prospectus supplement are incorporated by reference into this prospectus supplement.

Any statement contained herein or in any document incorporated by reference herein shall be deemed modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from us by requesting them in writing or by telephone at the following address:

Mylan N.V.
Albany Gate, Darkes Lane
Potters Bar, Herts EN6 1AG
United Kingdom
Tel: +44 (0) 1707-853-000

These documents are available from us without charge, excluding any exhibits other than those that are specifically incorporated by reference in this prospectus supplement.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the Transaction (as defined in “Prospectus Supplement Summary—Mylan N.V.” on page S-1 of this prospectus supplement), benefits and synergies of the Transaction, future opportunities for us and products and any other statements regarding our future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition and other expectations and targets for future periods. These often may be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments of the Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of the Acquired Abbott Business (as defined in “Prospectus Supplement Summary—Mylan N.V.” on page S-1 of this prospectus supplement) being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the Transaction; the retention of certain key employees of the Acquired Abbott Business being difficult; the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the Transaction within the expected time frames or at all and to successfully integrate the Acquired Abbott Business; expected or targeted future financial and operating performance and results; the

S-iv

capacity to bring new products to market, including but not limited to where we use our business judgment and decide to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in the economic and financial conditions of our business; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States of America and related standards or on an adjusted basis; and the risks and uncertainties associated with our ordinary shares. For more detailed information on the risks and uncertainties associated with our business activities, see the risks described under the heading “Risk Factors” in this prospectus supplement and our and Mylan Inc.’s other filings with the SEC. You can access our and Mylan Inc.’s filings with the SEC through the SEC website at www.sec.gov, and we strongly encourage you to do so. We undertake no obligation to update any statements herein for revisions or changes after the date of the prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

Mylan N.V.

We are a leading global pharmaceutical company, and through our subsidiaries we develop, license, manufacture, market, and distribute generic, branded generic, and specialty pharmaceuticals. We offer one of the industry’s broadest product portfolios, including approximately 1,400 marketed products, to customers in approximately 145 countries and territories. We operate a global, high quality, vertically integrated manufacturing platform, which includes approximately 40 manufacturing facilities around the world and one of the world’s largest active pharmaceutical ingredient (“API”) operations. We also operate a strong research and development network that has consistently delivered a robust pipeline. Additionally, we have a specialty business that is focused on respiratory and allergy therapies.

On July 13, 2014, we entered into a definitive agreement with Abbott Laboratories (“Abbott”) to acquire the non-U.S. developed markets specialty and branded generics business of Abbott (the “Acquired Abbott Business”) in an all-stock transaction. On November 4, 2014, we and Abbott entered into the Amended and Restated Business Transfer Agreement dated November 4, 2014, among us, Mylan Inc., Moon of PA, Inc. and Abbott (the “Business Transfer Agreement”), implementing the Transaction, as defined below. The Transaction closed on February 27, 2015 after receiving approval from Mylan Inc.’s shareholders on January 29, 2015. At closing, Abbott transferred the Acquired Abbott Business to us in exchange for 110,000,000 of our ordinary shares. Immediately following the transfer of the Acquired Abbott Business, Mylan Inc. merged with our wholly owned subsidiary (together with the transfer of the Acquired Abbott Business, the “Transaction”), with Mylan Inc. becoming our wholly owned indirect subsidiary. Mylan Inc.’s outstanding common stock was exchanged on a one to one basis for our ordinary shares. As a result of the Transaction, our corporate seat is located in Amsterdam, the Netherlands, and our principal executive offices are located in Potters Bar, United Kingdom. We also have global centers of excellence in the U.S., Europe and India.

The Acquired Abbott Business includes more than 100 specialty and branded generic pharmaceutical products in five major therapeutic areas and includes several patent protected, novel and/or hard-to-manufacture products. As a result of the Transaction, we have significantly expanded and strengthened our product portfolio in Europe, Japan, Canada, Australia and New Zealand.

As a result of the Transaction, Mylan Inc. shareholders own approximately 78% of our ordinary shares and Abbott’s subsidiaries own approximately 22% of our ordinary shares. New Mylan, Abbott and certain of Abbott’s subsidiaries, including the selling shareholders, entered into a shareholder agreement in connection with the Transaction. See “Selling Shareholders—Shareholder Agreement” in the accompanying prospectus.

For certain purposes, we are considered the successor to Mylan Inc., a Pennsylvania corporation. Mylan Inc.’s address is 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317, and its telephone number is (724) 514-1800. Additional information about Mylan Inc. is included in the documents incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Our ordinary shares are listed on NASDAQ under the symbol “MYL.” Our address is Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG, United Kingdom, and our telephone number is +44 (0) 1707-853-000. Our Internet address is www.mylan.com. Information on our website does not constitute a part of this prospectus supplement. Additional information about us is included in the documents incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Overview of Mylan’s Business Strategy

Since 2007, the year Mylan began its transformation into a leading global pharmaceutical company, we have built a differentiated and diversified global platform and established a compelling strategy for growth, while demonstrating disciplined execution across our businesses and operations and in pursuing and integrating our acquisitions and strategic partnerships. As a result, we have demonstrated a track record of consistent growth, with compound annual revenue growth (“CAGR”) of 9% from 2008 through 2014; CAGR of 15% in adjusted EBITDA for the same period, with adjusted EBITDA and net earnings of $2.4 billion and $929 million in 2014; and CAGR of 28% in adjusted diluted earnings per share for the same period, with diluted earnings per share of $2.34 in 2014. Furthermore, we believe we have positioned the company for continued success and growth in the future.

Our strategy for future growth consists of the following key elements, among others:

■	Differentiated, large-scale global operating platform

We have built a broad operating platform that we believe is leading our industry in terms of its scale, capabilities, quality and cost-advantages. This network, comprised of approximately 40 manufacturing facilities globally, produces both API and finished dose formulations (“FDF”) across a range of dosage forms, including those with complex drug delivery mechanisms. In 2014, our facilities produced approximately 3,600 kiloliters of API, 15 million semi-solid units, 58 billion oral solid doses, including immediate release and modified release formulations, 260 million transdermal patches and 500 million injectable units.

Our manufacturing network is one of only a few in our industry that is vertically integrated, providing us with greater control over the cost and quality of our products. Furthermore, we have reduced our reliance on third-party manufacturers to enhance our control of our supply chain, and we currently manufacture internally approximately 80% of the products we sell. We apply our One Global High Quality Standard to all of our facilities worldwide, which in combination with our powerful supply chain, has given us a strong reputation for quality and reliability with our customers. When our competitors have faced manufacturing issues and supply disruptions, we have been well positioned to maximize these opportunities due to the scale of our manufacturing network. As we acquire new facilities, we seek to integrate those facilities into that same standard.

In addition to our exceptional manufacturing platform, we have a powerful research and development (“R&D”) engine, with approximately 2,900 scientists and regulatory employees. Our R&D workforce has specialized expertise in developing API, solids, respiratory products, injectables, transdermal patches (adhesive patches that deliver medication through the skin), biologics, insulin analogs and other complex, difficult-to-formulate or manufacture pharmaceuticals, and we remain a leading manufacturer of complex drug delivery mechanisms.

■	Leading portfolio and pipeline, complemented by a powerful commercial platform

A key driver of our organic growth prospects is our extensive and diversified portfolio and pipeline. We currently market a portfolio of approximately 1,400 branded, generic and over-the-counter products, across a broad range of therapeutic categories. We also are highly focused on bringing new drugs to market around the world and, as of March 27, 2015, have approximately 3,700 new drug applications pending approval globally. In the U.S., the world’s largest pharmaceutical market, we currently have 270 abbreviated new drug applications (“ANDAs”) pending approval, including 44 first-to-file (“FTF”) opportunities. We have a strong track of success in securing approval for our products. For instance, in 2014, we received 47 FDA ANDA approvals, more than any other company, including 6 FTF products.

Our largest branded product is EpiPen® Auto-Injector, which became our first product to generate $1 billion in sales in 2014. Through the acquisition of the Acquired Abbott Business in 2015, we added approximately 100 branded products to our portfolio.

We also are a leader in the development, manufacture and sale of antiretrovirals (“ARVs”) for the treatment of HIV. Today, approximately 40% of patients in the developing world being treated for HIV rely on one of our products.

Equally important to the success of our portfolio is our powerful global commercial platform, which extends across 145 countries and territories and reaches customer channels including retailers/pharmacies, physicians, wholesalers, institutions and consumers. Such broad reach enables us to rapidly commercialize new products, maximize product opportunities across channels, take advantage of marketing exclusivity periods and maintain significant market share in our key markets. We also believe it makes us a partner of choice for companies seeking a partner in the commercialization of their products. Further, we believe our scale and breadth makes us a partner of choice for large global customers.

■	Successful value-creating acquisitions and business development, creating enhanced financial flexibility

We pursue value-creating acquisitions and business development opportunities that include large, complementary and accretive acquisitions and strategic partnerships. Since 2007, we have made several large acquisitions, including Matrix Laboratories and Merck KGaA in 2007, Bioniche Pharmaceuticals in 2010, Agila Specialties in 2013 and the Acquired Abbott Business in 2015. We also recently announced the proposed acquisition of women’s health care businesses from Famy Care and expect this transaction to close in the second half of 2015. Additionally, we have entered into a number of partnerships that have enabled us to further enhance and diversify our portfolio and pipeline and support our growth strategy. Each of our acquisitions has served to further expand our portfolio or geographic footprint and/or enhance our operating platform and capabilities. Importantly, we believe that every significant acquisition we have made since 2007 has been accretive to adjusted diluted earnings.

Our most recent acquisition of the Acquired Abbott Business also significantly enhanced our financial flexibility by adding substantial balance sheet capacity and significant cash flows, and establishing a more competitive global tax structure. As a result, we have a strong balance sheet with 2.8x gross debt to adjusted EBITDA (“leverage ratio”) as of the end of 2014.

With this significant financial flexibility in place, we are aggressively pursuing additional acquisition opportunities that make financial and strategic sense for our company and anticipate that we could announce another material transaction at any time, including shortly after the closing of this offering.

■	Significant investment in future growth drivers

We have identified several strategic areas of growth for our business and we continue to execute on these areas. In addition to the external activities discussed above, we make significant and targeted investments in research and development, particularly in product areas that will further diversify and differentiate our pipeline. From 2014 to 2018, we anticipate spending approximately $2.8 billion cumulatively, with a focus on the development of the following product categories:

—

Injectables: We have built a global portfolio of more than 230 injectables that comprises a broad range of dosage forms, including liquid, lyophilized and dry-powder formulations. We also offer a number of delivery presentations that include ampoules, vials, ready-to-use bags and pre-filled syringes. We continue to invest in the further growth of this business and aim to become a top global player in the injectables space.

—	Respiratory: We have an established respiratory franchise through existing marketed products such as Perforomist® Inhalation Solution and other nebulized therapies. Our respiratory franchise is positioned for further growth, subject to regulatory approvals, with the development of dry powder inhaler formulations of generic Advair® / Seretide®, metered dose inhaler formulations of Seretide® and Flovent® / Flixotide®, and additional nebulization products, including novel investigational compounds. We have commenced Phase III clinical trials for our generic Advair and we believe that we have the potential to be the first to bring to market an AB-rated, substitutable generic form of Advair in the U.S.

—	Biologics: Our biologics platform is being developed through a combination of our strong existing partnership with Biocon and through direct investment in internal research and development, manufacturing capacity and our commercial platform. We are focused primarily on developing monoclonal antibodies with a pipeline of six products and are aggressively executing on the development of this global pipeline. We expect three of these programs to be in Phase III in 2015. In 2014, we launched the world’s first Trastuzumab biosimilar in India, and we have now submitted this product for approval in 15 more countries.

—	Complex Products: We are highly focused on developing and delivering bioequivalent versions of brand name medicines that are difficult-to-develop and manufacture. These products are difficult for our competitors to replicate and include products such as generic Copaxone®, transdermals and insulin analogs, which are subject to regulatory approvals. We have commenced two phase III trials for an insulin analog to Glargine (Lantus®) in 2014.

—	Antiretrovirals: We are leveraging our vertically integrated manufacturing and supply capabilities to distribute more affordable ARV products, including heat-stable formulations and combination products, to HIV patients in developing world markets that are hardest hit by this disease. Our ARV portfolio includes 14 API’s and 50 finished dosage forms in first-line, second-line and pediatric formulations.

■	Track-record of execution driving exceptional shareholder return

Our strategy and execution has resulted in strong financial results and a share price CAGR of 24% from January 2, 2008 to March 26, 2015. From 2008 to 2014, we delivered a revenue CAGR of 9%, an adjusted EBITDA CAGR of 15% and an adjusted diluted EPS CAGR of 28%. Over the same period, our continued focus on improving operational efficiency has enabled us to expand our adjusted EBITDA margins from 22% to 31%. Our strategic and acquisition and business development initiatives have supported a significant increase in free cash flow and a reduction of our leverage ratio from 5.1x in 2008 to 2.8x by year-end 2014. We expect that we will benefit from significantly enhanced financial flexibility, an optimized global tax structure and greater balance sheet capacity, all of which position us exceptionally well for future acquisition and business development opportunities.

Non-GAAP Financial Measures

This prospectus supplement includes the disclosure of certain financial measures related to us that differ from what is reported under U.S. GAAP. These non-GAAP financial measures, including, but not limited to, adjusted EBITDA, adjusted diluted EPS, adjusted EBITDA margins and leverage ratio are presented in order to supplement readers’ understanding and assessment of our financial performance. Our management uses these measures internally for forecasting, budgeting, measuring our operating performance, and incentive-based awards. In addition, primarily due to acquisitions, we believe that an evaluation of our operations (and comparisons of our current operations with historical operations, including with respect to Mylan Inc.) would be difficult if the disclosure of our financial results were limited to financial measures prepared only in accordance with U.S. GAAP. In addition, we believe that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate our ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess our ability to incur additional indebtedness. Also, set forth below, we have provided reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable GAAP measures, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

The following table presents a reconciliation of EBITDA and adjusted EBITDA to net earnings determined in accordance with GAAP.

	Year Ended December 31,
	2014	2013	2012	2011	2010	2009	2008
(Unaudited; in millions, except %)
GAAP net earnings attributable to Mylan Inc.	$929	$624	$641	$537	$345	$233	$(196)
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	95	37	18	2	1	16	(1)
Income taxes	41	121	161	116	10	(21)	129
Interest expense	333	313	309	336	332	319	380
Depreciation and amortization	568	516	547	511	435	401	600

EBITDA	$1,966	$1,611	$1,676	$1,502	$1,123	$948	$912
Add / (deduct) adjustments:
Stock-based compensation expense	66	47	43	42	31	31	31
Bystolic revenue	-	-	-	-	-	-	(468)
Goodwill impairment charge	-	-	-	-	-	-	385
Litigation settlements, net	48	(10)	(3)	49	127	226	17
Restructuring & other special items	286	307	176	84	118	49	157

Adjusted EBITDA	$2,366	$1,955	$1,892	$1,677	$1,399	$1,254	$1,034

Adjusted EBITDA margins (a)	31%	28%	28%	27%	26%	25%	22%

(a)	Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total revenues. Revenue of $468 million recognized in 2008 related to the sale of certain product rights and revenue of $29 million recognized in 2009 related to certain product development agreements are excluded from total revenues for purposes of this calculation.

The following table presents a calculation of the leverage ratio, as defined below.

	Year Ended December 31,
	2014	2013	2012	2011	2010	2009	2008
(Unaudited; in millions)
Reported debt balances
Long-term debt, including current portion	$8,139	$7,587	$5,432	$5,168	$5,268	$4,991	$5,082
Short-term borrowings	331	440	299	128	163	184	151

Total reported debt balances	$8,470	$8,027	$5,731	$5,296	$5,431	$5,175	$5,233

Add/(Deduct):
Net discount on various debt issuances	19	55	73	100	150	200	243
Conversion feature of cash convertible notes	(1,854)	(1,303)	(636)	(460)	(472)	(411)	(236)
Fair value of hedged debt	(30)	(5)	(37)	(30)	—	—	—

Total debt at notional amounts	$6,605	$6,774	$5,131	$4,906	$5,109	$4,964	$5,240

Adjusted EBITDA	$2,366	$1,955	$1,892	$1,677	$1,399	$1,254	$1,034

Leverage ratio (a)	2.8	3.5	2.7	2.9	3.7	4.0	5.1

(a)	The leverage ratio is calculated by dividing total debt at notional amounts by adjusted EBITDA.

The following presents a reconciliation of adjusted net earnings and adjusted diluted earnings per share to net earnings and diluted earnings per share, determined in accordance with GAAP.

	Year Ended December 31,
	2014		2013		2012		2011		2010		2009		2008
(Unaudited; in millions, except per share amounts)
GAAP net earnings (loss) attributable to Mylan Inc. and GAAP diluted EPS	$929	$2.34	$624	$1.58	$641	$1.52	$537	$1.22	$224	$0.68	$94	$0.30	$(335)	$(1.10)
Purchase accounting related amortization (primarily included in cost of sales) (a)	419		371		391		365		309		283		489
Goodwill Impairment Charges	-		-		-		-		-		-		385
Bystolic Revenue	-		-		-		-		-		-		(468)
Litigation settlements, net	48		(10)		(3)		49		127		226		17
Interest expense, primarily amortization of convertible debt discount	46		38		36		49		60		43		30
Non-cash accretion and fair value adjustments of contingent consideration liability	35		35		39		-		-		-		-
Clean energy investments pre-tax loss (b)	79		22		17		-		-		-		-
Financing related costs (included in other income (expense), net)	33		73		-		34		37		-		-
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	140		50		-		-		-				-
Acceleration of deferred revenue	-		-		-		-		-		(29)		-
Non-controlling interest	-		-		-		-		-		9		-
Restructuring and other special items included in:
Cost of sales	45		49		66		8		7		33		53
Research and development expense	18		52		12		4		10		49		14
Selling, general and administrative expense	67		71		105		45		63		22		89
Other income (expense), net	(11)		25		(1)		-		1		(13)		1
Tax effect of the above items and other income tax related items (c)	(432)		(260)		(216)		(198)		(253)		(273)		(31)
Preferred dividend (d)	-		-		-		-		122		139		-

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,416	$3.56	$1,140	$2.89	$1,087	$2.59	$893	$2.04	$707	$1.61	$583	$1.30	$244	$0.80

Weighted average diluted common shares outstanding (d)	398		395		420		439		438		450		304

(a)	Adjustment for purchase accounting related amortization expense for the year ended December 31, 2014, 2013, 2012, and 2011, respectively, include $28 million, $18 million, $42 million and $16 million of intangible asset impairment charges.

(b)	Adjustment represents exclusion of the pre-tax loss related to our clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. The amount is included in other expense (income), net.

(c)	Adjustment for other income tax related items includes the exclusion from adjusted net earnings for the year ended December 31, 2014 of the tax benefit of approximately $150 million related to the merger of our wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited.

(d)	Adjusted diluted EPS for the year ended December 31, 2010, includes the full effect of the conversion of Mylan Inc.’s preferred stock into 125.2 million shares of common stock on November 15, 2010. Adjusted diluted EPS for the period ended December 31, 2009 was calculated under the “if-converted method” which assumes conversion of Mylan Inc.’s preferred stock into shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation, as the “if-converted method” is more dilutive.

THE OFFERING

The following summary of the offering contains basic information about the offering and the ordinary shares and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our ordinary shares, please refer to the section of the accompanying prospectus entitled “Description of Ordinary Shares.” Unless otherwise indicated, all share information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option to purchase additional ordinary shares.

Ordinary shares offered by the selling shareholders	35,000,000 shares.

Option to purchase additional ordinary shares from one of the selling shareholders	The underwriters have an option to purchase a maximum amount of 5,250,000 additional ordinary shares from one of the selling shareholders solely to cover over-allotments.

Ordinary shares outstanding before and after this offering	489,406,234 shares.(1)

Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of the shares offered hereby. We will not receive any proceeds from this offering.

Risk Factors	See “Risk Factors” beginning on page S-9 of this prospectus supplement, and any other risk factors described in the documents incorporated by reference herein, for a discussion of factors that you should refer to and carefully consider before deciding to invest in our ordinary shares.

Dividend policy	We do not anticipate paying dividends in the immediate future. We anticipate that we will retain all earnings, if any, to support our operations and to pursue additional transactions to deliver additional shareholder value. Any future determination as to the payment of dividends will, subject to Dutch law requirements, be at the sole discretion of our board of directors and will depend on our financial position, results of operations, capital requirements, and other factors our board of directors deems relevant.

NASDAQ Global Select Market symbol	“MYL.”

(1)	Based on ordinary shares outstanding as of March 26, 2015 and excludes:
•	12,530,405 ordinary shares reserved for future awards under our 2003 Long-Term Incentive Plan as of March 26, 2015;
•	options to purchase 8,331,245 ordinary shares, with a weighted average exercise price of $28.22, outstanding as of March 26, 2015, of which 7,260,744 had vested as of such date;
•	4,205,884 ordinary shares issuable upon the exercise of stock appreciation rights, with a weighted average exercise price of $23.59, outstanding as of March 26, 2015, of which 2,496 had vested as of such date; and
•	restricted stock units and performance restricted stock units for 2,188,137 ordinary shares awarded as of March 26, 2015, of which 609,980 had vested as of such date.

RISK FACTORS

In deciding whether to invest in our ordinary shares, you should consider carefully the following risk factors in addition to the other information contained in or incorporated by reference into this prospectus supplement, including the matters addressed under the caption “Disclosure Regarding Forward-Looking Statements” in this prospectus supplement, and our annual, quarterly, and other reports and documents we or Mylan Inc. file with the SEC and that are incorporated by reference herein or in the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Risks Related to the Ordinary Shares

SALES OR HEDGING ARRANGEMENTS INVOLVING THE ORDINARY SHARES MAY NEGATIVELY AFFECT THE MARKET PRICE OF THE ORDINARY SHARES.

The ordinary shares issued to Abbott’s subsidiaries in the Transaction are generally eligible for immediate resale and Abbott and its subsidiaries are also permitted to enter into certain hedging arrangements with respect to those ordinary shares, in each case, subject to the terms of a lock-up agreement with the underwriters. See “Underwriting—Sale of Similar Securities” beginning on page S-51 of this prospectus supplement and “Selling Shareholders—Shareholder Agreement” in the accompanying prospectus. The market price of the ordinary shares could decline as a result of sales or hedging arrangements involving a large number of the ordinary shares or the perception that these sales or hedging arrangements could occur. These sales or hedging arrangements, or the possibility that these sales or hedging arrangements may occur, also might make it more difficult for us to obtain additional capital by selling equity securities in the future at a time and at a price that we deem appropriate.

THE RIGHTS OF OUR SHAREHOLDERS AND RESPONSIBILITIES OF OUR EXECUTIVE AND NON-EXECUTIVE DIRECTORS ARE GOVERNED BY DUTCH LAW.

Our corporate affairs are governed by our articles of association (the “Articles”) and the laws governing public limited liability companies (naamloze vennootschappen) organized in the Netherlands. In the performance of its duties, our board of directors is required by Dutch law to act in the interest of the company and its affiliated business, and to consider the interests of the company, shareholders, employees, and other stakeholders with reasonableness and fairness. It is possible that some of these parties have or will have interests that are different from, or in addition to, interests of the holders of our ordinary shares.

ABBOTT’S SUBSIDIARIES THAT HOLD ORDINARY SHARES ARE COLLECTIVELY A SIGNIFICANT BENEFICIAL SHAREHOLDER OF OURS AND THE PRESENCE OF A SIGNIFICANT BENEFICIAL SHAREHOLDER MAY AFFECT THE ABILITY OF OUR OTHER SHAREHOLDERS TO EXERCISE INFLUENCE OVER US, ESPECIALLY IN LIGHT OF CERTAIN VOTING OBLIGATIONS UNDER OUR SHAREHOLDER AGREEMENT WITH ABBOTT AND ITS SUBSIDIARIES.

Immediately after the closing of this offering, if the over-allotment option described on the front cover of this prospectus supplement is not exercised at all by the underwriters, Abbott’s subsidiaries will collectively own approximately 15.3% of our outstanding voting securities and, if such over-allotment option is exercised in full by the underwriters, Abbott’s subsidiaries will collectively own approximately 14.3% of our outstanding voting securities.

The shares owned by Abbott’s subsidiaries are subject to the terms of the Shareholder Agreement, which requires the Abbott subsidiaries to vote in favor of the director nominees recommended by our board of directors and in accordance with the recommendation of our board of directors on all other matters, subject to certain exceptions for extraordinary transactions. See “Selling Shareholders—Shareholder Agreement” in the accompanying prospectus. This voting agreement is in force with respect to ordinary shares owned by Abbott’s subsidiaries so long as they collectively beneficially own at least five percent of our issued and outstanding ordinary shares.

Abbott’s subsidiaries that hold ordinary shares are collectively a significant beneficial shareholder of ours. Having a significant beneficial shareholder that is required in many instances to vote with the recommendation of our board of directors may make it more difficult for our other shareholders to exercise influence over most matters submitted to shareholders for approval, including the election of directors, issuances of securities for equity compensation plans, amendments to the Articles, and shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act. Additionally, such Abbott subsidiaries are obligated, pursuant to the Shareholder Agreement, not to tender any ordinary shares in any tender or exchange offer that our board of directors recommends that the shareholders reject and, if our board of directors has recommended against a transaction, such Abbott subsidiaries are required to vote against such transaction, which may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, a majority of our outstanding ordinary shares in a public takeover offer, or control of our board of directors through a proxy solicitation. See “Selling Shareholders—Shareholder Agreement” in the accompanying prospectus.

WE MAY BE OR BECOME TAXABLE IN THE NETHERLANDS AND THIS MAY INCREASE THE AGGREGATE TAX BURDEN ON OUR SHAREHOLDERS.

We expect to be tax resident solely in the United Kingdom and have requested, but have not yet obtained, binding rulings from the tax authorities in the United Kingdom and in the Netherlands confirming this treatment. However, even if such rulings are granted, the applicable tax laws or interpretations thereof may change, or the assumptions on which such rulings were based may differ from the facts. As a consequence, we may be or become tax resident of the Netherlands. This may result in the imposition of withholding taxes on distributions to our shareholders, which withholding taxes may not be creditable, deductible, or otherwise refundable in a shareholder’s country of tax residence.

PROVISIONS IN OUR GOVERNANCE ARRANGEMENTS OR THAT ARE OTHERWISE AVAILABLE UNDER DUTCH LAW COULD DISCOURAGE, DELAY, OR PREVENT A CHANGE IN CONTROL OF US AND MAY AFFECT THE MARKET PRICE OF OUR ORDINARY SHARES.

Some provisions of our governance arrangements or that are otherwise available under Dutch law, such as the ability to grant to a foundation (stichting) (a “Dutch foundation”) a call option to acquire preferred shares to preserve our long-term value, may discourage, delay, or prevent a change in control of us, even if such a change in control is sought by our shareholders. We currently expect to grant such a call option to a Dutch foundation in the near future, which could potentially occur immediately before or shortly after the closing of this offering.

WE DO NOT ANTICIPATE PAYING DIVIDENDS FOR THE FORESEEABLE FUTURE, AND OUR SHAREHOLDERS MUST RELY ON INCREASES IN THE TRADING PRICE OF THE ORDINARY SHARES TO OBTAIN A RETURN ON THEIR INVESTMENT.

We do not anticipate paying dividends in the immediate future. We anticipate that we will retain all earnings, if any, to support our operations and to pursue additional transactions to deliver additional shareholder value. Any future determination as to the payment of dividends will, subject to Dutch law requirements, be at the sole discretion of our board of directors and will depend on our financial position, results of operations, capital requirements, and other factors our board of directors deems relevant at that time. Holders of our ordinary shares must rely on increases in the trading price of their shares to obtain a return on their investment in the foreseeable future.

THE MARKET PRICE OF THE ORDINARY SHARES MAY BE VOLATILE, AND THE VALUE OF YOUR INVESTMENT COULD MATERIALLY DECLINE.

Investors who hold our ordinary shares may not be able to sell their shares at or above the price at which they purchased such shares. The share price of Mylan Inc.’s common stock prior to the consummation of the

Transaction has fluctuated materially from time to time, and we cannot predict the price of the ordinary shares at any given time. Realization of the risks described herein and in the documents incorporated by reference into this prospectus supplement could cause the price of the ordinary shares to fluctuate materially. In addition, the stock market in general, including the market for generic and specialty pharmaceutical companies, has experienced price and volume fluctuations. These broad market and industry factors may materially harm the market price of the ordinary shares, regardless of our operating performance. In addition, the price of the ordinary shares may be affected by the valuations and recommendations of the analysts who cover us, and if our results do not meet the analysts’ forecasts and expectations, the price of the ordinary shares could decline as a result of analysts lowering their valuations and recommendations or otherwise. In the past, following periods of volatility in the market and/or in the price of a company’s stock, securities class-action litigation has often been instituted against other companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price. We also may undertake additional offerings of ordinary shares or of securities convertible into or exchangeable or exercisable for ordinary shares. The resulting increase in the number of the ordinary shares issued and outstanding and the possibility of sales of such ordinary shares or such securities convertible into or exchangeable or exercisable for ordinary shares after any such additional offerings may depress the future trading price of the ordinary shares. In addition, if additional offerings occur, the voting power of our then existing shareholders may be diluted.

Risks Related to Our Business

THE TRANSACTION MAY NOT ACHIEVE THE INTENDED BENEFITS OR MAY DISRUPT OUR PLANS AND OPERATIONS.

There can be no assurance that we will be able to successfully integrate the Acquired Abbott Business with the business of Mylan Inc. and/or its subsidiaries, or otherwise realize the expected benefits of the Transaction. Our ability to realize the anticipated benefits of the Transaction will depend, to a large extent, on our ability to integrate the Acquired Abbott Business with the business of Mylan Inc. and/or its subsidiaries, and realize the benefits of the combined business. The combination of two independent businesses is a complex, costly, and time-consuming process. Our business may be negatively impacted if we are unable to effectively manage its expanded operations. The integration requires significant time and focus from management and may divert attention from the day-to-day operations of our business. Additionally, the integration of the businesses could disrupt our plans and operations, which could delay the achievement of our strategic objectives.

The expected synergies and operating efficiencies of the Transaction may not be fully realized, which could result in increased costs and have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention, among other potential adverse consequences. The difficulties of combining the operations of the businesses include, among others:

•	the diversion of management’s attention to integration matters;
•	difficulties in achieving anticipated synergies, operating efficiencies, business opportunities, and growth prospects from combining the Acquired Abbott Business with the business of Mylan Inc.;
•	difficulties in the integration of operations and systems, including enterprise resource planning systems;
•	difficulties in the integration of employees;
•	difficulties in managing the expanded operations of a significantly larger and more complex company;
•	challenges in keeping existing customers and obtaining new customers;
•	challenges in attracting and retaining key personnel; and
•	the complexities of managing the ongoing relationship with Abbott and certain of its business partners, which includes agreements providing for transition services, manufacturing relationships, and license arrangements.

Many of these factors are outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues, and diversion of management’s time and energy, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price. In addition, even if the operations of Mylan Inc. and the Acquired Abbott Business are integrated successfully, we may not realize the full benefits of the Transaction, including the synergies, operating efficiencies, or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. All of these factors could cause dilution to our earnings per share, decrease or delay the expected accretive effect of the Transaction, and/or negatively impact the price of our ordinary shares.

WE EXPECT TO BE TREATED AS A NON-U.S. CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES. ANY CHANGES TO THE TAX LAWS OR CHANGES IN OTHER LAWS, REGULATIONS, RULES, OR INTERPRETATIONS THEREOF APPLICABLE TO INVERTED COMPANIES AND THEIR AFFILIATES, WHETHER ENACTED BEFORE OR AFTER THE TRANSACTION, MAY MATERIALLY ADVERSELY AFFECT US.

Under current U.S. law, we believe that we should not be treated as a U.S. corporation for U.S. federal income tax purposes as a result of the Transaction. Changes to Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”) or the U.S. Treasury Regulations promulgated thereunder, or interpretations thereof, could affect our status as a non-U.S. corporation for U.S. federal income tax purposes. Any such changes could have prospective or retroactive application, and may apply even if enacted or promulgated now that the Transaction has closed. If we were to be treated as a U.S. corporation for U.S. federal income tax purposes, we would likely be subject to significantly greater U.S. tax liability than currently contemplated as a non-U.S. corporation.

On August 5, 2014, the U.S. Treasury Department announced that it is reviewing a broad range of authorities for possible administrative actions that could limit the ability of a U.S. corporation to complete a transaction in which it becomes a subsidiary of a non-U.S. corporation (commonly known as an “inversion transaction”) or reduce certain tax benefits after an inversion transaction takes place. On September 22, 2014, the U.S. Treasury Department issued a notice announcing its intention to promulgate certain regulations that will apply to inversion transactions completed on or after September 22, 2014.

In the notice, the U.S. Treasury Department also announced that it expects to issue additional guidance to further limit certain inversion transactions. In particular, it is considering regulations that may limit income tax treaty eligibility and the ability of certain foreign-owned U.S. corporations to deduct certain interest payments (so-called “earnings stripping”). Any such future guidance will apply prospectively, but to the extent it applies only to companies that have completed inversion transactions, it will specifically apply to companies that have completed such transactions on or after September 22, 2014. Additionally, there have been recent legislative proposals intended to limit or discourage inversion transactions. Any such future regulatory or legislative actions regarding inversion transactions, if taken, could apply to us, could disadvantage us as compared to other corporations, including non-U.S. corporations that have completed inversion transactions prior to September 22, 2014, and could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE IRS MAY NOT AGREE THAT WE SHOULD BE TREATED AS A NON-U.S. CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES.

The U.S. Internal Revenue Service (the “IRS”) may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes. Although we are not incorporated in the U.S. and expect to be treated as a non-U.S. corporation for U.S. federal income tax purposes, the IRS may assert that we should be treated as a U.S. corporation for U.S. federal income tax purposes. If we were to be treated as a U.S. corporation for U.S. federal income tax purposes, we would likely be subject to significantly greater U.S. tax liability than currently contemplated as a non-U.S. corporation.

IF THE INTERCOMPANY TERMS OF CROSS BORDER ARRANGEMENTS THAT WE HAVE AMONG OUR SUBSIDIARIES ARE DETERMINED TO BE INAPPROPRIATE OR INEFFECTIVE, OUR TAX LIABILITY MAY INCREASE.

We have potential tax exposures resulting from the varying application of statutes, regulations, and interpretations which include exposures on intercompany terms of cross-border arrangements among our subsidiaries (including intercompany loans, sales, and services agreements) in relation to various aspects of our business, including manufacturing, marketing, sales, and delivery functions. Although we believe our cross-border arrangements among our subsidiaries are based upon internationally accepted standards and applicable law, tax authorities in various jurisdictions may disagree with and subsequently challenge the amount of profits taxed in their country, which may result in increased tax liability, including accrued interest and penalties, which would cause our tax expense to increase and could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE TRANSACTION MAY NOT GIVE US THE ABILITY TO ACHIEVE COMPETITIVE FINANCIAL FLEXIBILITY AND EXPECTED EFFECTIVE CORPORATE TAX RATE.

We believe that the Transaction will give us the ability to achieve competitive financial flexibility and a competitive worldwide effective corporate tax rate. Mylan Inc.’s adjusted tax rate was approximately 25% in 2014, and our adjusted tax rate is expected to be approximately 19-21% in 2015 and in the high teens thereafter. Material assumptions relating to the fact that certain of our businesses, including parts of the Acquired Abbott Business underlying our expected adjusted tax rates include assumptions relating to the fact that certain Mylan businesses, including parts of the Acquired Abbott Business, will be operated outside the U.S. and, as such, will be subject to a lower tax rate than operations in the U.S., which will result in a lower blended worldwide tax rate than prior to the acquisition of the Acquired Abbott Business, and the effect of certain internal reorganization transactions, including various intercompany transactions, that were entered into at the time of the Transaction. We cannot give any assurance as to what our effective tax rate will be, however, because of, among other reasons, uncertainty regarding the tax policies of the jurisdictions where we operate, potential changes in laws and interpretations thereof and the potential for tax audits or challenges. Our actual effective tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of the United Kingdom, the Netherlands and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate. Such a material change could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

UNANTICIPATED CHANGES IN OUR TAX PROVISIONS OR EXPOSURE TO ADDITIONAL INCOME TAX LIABILITIES AND CHANGES IN INCOME TAX LAWS AND TAX RULINGS MAY HAVE A SIGNIFICANT ADVERSE IMPACT ON OUR EFFECTIVE TAX RATE AND INCOME TAX EXPENSE.

We are subject to income taxes in many jurisdictions. Significant analysis and judgment are required in determining our worldwide provision for income taxes. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The final determination of any tax audits or related litigation could be materially different from our income tax provisions and accruals.

Additionally, changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in the valuation of deferred tax assets and liabilities, the results of audits and the examination of previously filed tax returns by taxing authorities, and continuing assessments of our tax exposures could impact our tax liabilities and affect our income tax expense, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

Finally, potential changes to income tax laws in the U.S. include measures which would defer the deduction of interest expense related to deferred income; determine the foreign tax credit on a pooling basis; tax currently excess returns associated with transfers of intangibles offshore; and limit earnings stripping by expatriated entities. In addition, proposals have been made to encourage manufacturing in the U.S., including reduced rates of tax and increased deductions related to manufacturing. We cannot determine whether these proposals will be modified or enacted, whether other proposals unknown at this time will be made, or the extent to which the corporate tax rate might be reduced and lessen the adverse impact of some of these proposals. If enacted, and depending on its precise terms, such legislation could materially increase our overall effective income tax rate and income tax expense and could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE MAY BE OR BECOME TAXABLE IN A JURISDICTION OTHER THAN THE UNITED KINGDOM AND MAY BE OR BECOME A DUAL RESIDENT COMPANY FOR TAX PURPOSES AND THIS MAY INCREASE THE AGGREGATE TAX BURDEN ON US.

Based on our current management structure and current tax laws of the United States, the United Kingdom, and the Netherlands, as well as applicable income tax treaties, and current interpretations thereof, we expect to be tax resident solely in the United Kingdom. We have requested, but have not yet obtained, binding rulings from the tax authorities in the United Kingdom and in the Netherlands confirming this treatment. However, even if such rulings are granted, the applicable tax laws or interpretations thereof may change, or the assumptions on which such rulings were based may differ from the facts. As a consequence, we may be or become a tax resident of a jurisdiction other than the United Kingdom and/or may be or become a dual resident company for tax purposes. If we were or were to become a dual resident company of the United Kingdom and the Netherlands (or another jurisdiction) for tax purposes, we would be subject to tax in both jurisdictions. If we are not a tax resident solely in the United Kingdom, our overall effective income tax rate and income tax expense could materially increase, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE HAVE AND WILL INCUR DIRECT AND INDIRECT COSTS AS A RESULT OF THE TRANSACTION.

We have incurred costs and expenses in connection with, and will incur further costs and expenses as a result of, the Transaction. Certain costs, including the costs associated with consummating an inversion transaction, are not readily ascertainable and are difficult to quantify and determine. These costs and expenses include professional fees associated with complying with Dutch corporate law and financial reporting requirements, professional fees associated with complying with the tax laws of the United Kingdom, and costs and expenses incurred in connection with holding a majority of the meetings of our board of directors and certain executive management meetings in the United Kingdom, as well as any additional costs we may incur going forward as a result of our new corporate structure. These costs may materially exceed the costs historically borne by us, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE HAVE GROWN AT A VERY RAPID PACE AND EXPECT TO AGGRESSIVELY PURSUE ADDITIONAL ACQUISITION OPPORTUNITIES THAT MAKE FINANCIAL AND STRATEGIC SENSE FOR US. OUR INABILITY TO EFFECTIVELY MANAGE OR SUPPORT THIS GROWTH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

We have grown very rapidly over the past several years as a result of increasing sales and several acquisitions and other transactions, and expect to aggressively pursue additional acquisition opportunities that make financial and strategic sense for us. We evaluate various strategic transactions and business arrangements, including acquisitions, asset purchases, partnerships, joint ventures, restructurings, divestitures and investments, on an ongoing basis. These transactions and arrangements may be material both from a strategic and financial perspective.

We are currently in the process of evaluating certain potential strategic transactions, including acquisitions, and we may choose to aggressively pursue one or more of these opportunities at any time, including shortly after the closing of this offering. Some of these opportunities would be material if pursued and consummated. Effective upon the closing of this offering, Abbott has agreed to waive certain provisions of the Shareholder Agreement which restricted our ability, during the restricted period set forth in the Shareholder Agreement, to issue, or enter into any agreement or commitment to issue, equity in connection with mergers and acquisitions or to blackout Abbott’s registration rights in order to pursue mergers and acquisitions.

Our growth has, and will continue to, put significant demands on our processes, systems, and employees. We have made and expect to make further investments in additional personnel, systems, and internal control processes to help manage our growth. Attracting, retaining and motivating key employees in various departments and locations to support our growth are critical to our business, and competition for these people can be significant. If we are unable to hire and/or retain qualified employees and/or if we do not effectively invest in systems and processes to manage and support our rapid growth and the challenges and difficulties associated with managing a larger, more complex business, and/or if we cannot effectively manage and integrate our increasingly diverse and global platform, there could be a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

CURRENT AND CHANGING ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR INDUSTRY, BUSINESS, PARTNERS AND SUPPLIERS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

The global economy continues to experience significant volatility, and the economic environment may continue to be, or become, less favorable than that of past years. Among other matters, the continued risk of a default on sovereign debt by one or more European countries, related financial restructuring efforts in Europe, and/or evolving deficit and spending reduction programs instituted by the U.S. and other governments could negatively impact the global economy and/or the pharmaceutical industry. This has led, and/or could lead, to reduced consumer and customer spending and/or reduced or eliminated governmental or third party payor coverage or reimbursement in the foreseeable future, and this may include reduced spending on health care, including but not limited to pharmaceutical products. While generic drugs present an alternative to higher-priced branded products, our sales could be negatively impacted if patients forego obtaining health care, patients and customers reduce spending or purchases, and/or if governments and/or third-party payors reduce or eliminate coverage or reimbursement amounts for pharmaceuticals and/or impose price or other controls adversely impacting the price or availability of pharmaceuticals. In addition, reduced consumer and customer spending, and/or reduced government and/or third-party payor coverage or reimbursement, and/or new government controls, may drive us and our competitors to decrease prices and/or may reduce the ability of customers to pay and/or may result in reduced demand for our products. The occurrence of any of these risks could have a material adverse effect on our industry, business, financial condition, results of operations, cash flows, and/or share price.

OUR BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS ARISING FROM THE INTERNATIONAL SCOPE OF OUR OPERATIONS.

Our operations extend to numerous countries outside the U.S. and are subject to the risks inherent in conducting business globally and under the laws, regulations, and customs of various jurisdictions. These risks include, but are not limited to:

•	compliance with a variety of national and local laws of countries in which we do business, including but not limited to restrictions on the import and export of certain intermediates, drugs, and technologies;
•	compliance with a variety of U.S. laws including, but not limited to, the Iran Threat Reduction and Syria Human Rights Act of 2012; and rules relating to the use of certain “conflict minerals” under Section 1502 of the Dodd-Frank Wall Street Reform and the Consumer Protection Act;
•	changes in laws, regulations, and practices affecting the pharmaceutical industry and the health care system, including but not limited to imports, exports, manufacturing, quality, cost, pricing, reimbursement, approval, inspection, and delivery of health care;
•	fluctuations in exchange rates for transactions conducted in currencies other than the functional currency;
•	differing local product preferences and product requirements;

•	adverse changes in the economies in which we or our partners and suppliers operate as a result of a slowdown in overall growth, a change in government or economic policies, or financial, political, or social change or instability in such countries that affects the markets in which we operate, particularly emerging markets;
•	changes in employment laws, wage increases, or rising inflation in the countries in which we or our partners and suppliers operate;
•	supply disruptions, and increases in energy and transportation costs;
•	natural disasters, including droughts, floods, and earthquakes in the countries in which we operate;
•	local disturbances, terrorist attacks, riots, social disruption, or regional hostilities in the countries in which we or our partners and suppliers operate; and
•	government uncertainty, including as a result of new or changed laws and regulations.

We also face the risk that some of our competitors have more experience with operations in such countries or with international operations generally and may be able to manage unexpected crises more easily. Furthermore, whether due to language, cultural or other differences, public and other statements that we make may be misinterpreted, misconstrued, or taken out of context in different jurisdictions. Moreover, the internal political stability of, or the relationship between, any country or countries where we conduct business operations may deteriorate. Changes in a country’s political stability or the state of relations between any such countries are difficult to predict and could adversely affect our operations. Any such changes could lead to a decline in our profitability and/or adversely impact our ability to do business. Any meaningful deterioration of the political or social stability in and/or diplomatic relations between any countries in which we or our partners and suppliers do business could have a material adverse effect on our operations. The occurrence of any of the above risks could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE ARE SUBJECT TO THE U.S. FOREIGN CORRUPT PRACTICES ACT, U.K. BRIBERY ACT, AND SIMILAR WORLDWIDE ANTI-CORRUPTION LAWS, WHICH IMPOSE RESTRICTIONS ON CERTAIN CONDUCT AND MAY CARRY SUBSTANTIAL FINES AND PENALTIES.

We are subject to the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar anti-corruption laws in other jurisdictions. These laws generally prohibit companies and their intermediaries from engaging in bribery or making other prohibited payments to government officials for the purpose of obtaining or retaining business, and some have record keeping requirements. The failure to comply with these laws could result in substantial criminal and/or monetary penalties. We operate in jurisdictions that have experienced corruption, bribery, pay-offs and other similar practices from time-to-time and, in certain circumstances, such practices may be local custom. We have implemented internal control policies and procedures that mandate compliance with these anti-corruption laws. However, we cannot be certain that these policies and procedures will protect us against liability. There can be no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or agents are found to have engaged in such practices, we could suffer severe criminal or civil penalties and other consequences that could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

OUR FAILURE TO COMPLY WITH APPLICABLE ENVIRONMENTAL AND OCCUPATIONAL HEALTH AND SAFETY LAWS AND REGULATIONS WORLDWIDE COULD ADVERSELY IMPACT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

We are subject to various U.S. federal, state, and local and non-U.S. laws and regulations concerning, among other things, the environment, climate change, regulation of chemicals, employee safety and product safety. These requirements include regulation of the handling, manufacture, transportation, storage, use and disposal of materials, including the discharge of hazardous materials and pollutants into the environment. In the normal course of our business, we are exposed to risks relating to possible releases of hazardous substances into the environment, which could cause environmental or property damage or personal injuries, and which could result in (i) our noncompliance with such environmental and occupational health and safety laws and regulations and (ii) regulatory enforcement actions or claims for personal injury and property damage against us. If an unapproved or illegal environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. The substantial unexpected costs we may incur could have a material and adverse effect on our business, financial condition, results of operations, cash flows, and/or share price. In addition, our environmental capital expenditures and costs for environmental compliance may increase substantially in the future as a result of changes in environmental laws and regulations, the development and manufacturing of a new product or increased development or manufacturing activities at any of our facilities. We may be required to expend significant funds and our manufacturing activities could be delayed or suspended, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

CURRENCY FLUCTUATIONS AND CHANGES IN EXCHANGE RATES COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

Although we report our financial results in U.S. Dollars, a significant portion of our revenues, indebtedness and other liabilities and our costs are denominated in foreign currencies, including among others the Euro, Indian Rupee, British Pound, Canadian Dollar, Japanese Yen, Australian Dollar and Brazilian Real. Our results of operations and, in some cases, cash flows, have in the past been and may in the future be adversely affected by certain movements in currency exchange rates. In particular, the risk of a debt default by one or more European countries and related European or national financial restructuring efforts may cause volatility in the value of the Euro. Defaults or restructurings in other countries could have a similar adverse impact. From time to time, we may implement currency hedges intended to reduce our exposure to changes in foreign currency exchange rates. However, our hedging strategies may not be successful, and any of our unhedged foreign exchange exposures will continue to be subject to market fluctuations. The occurrence of any of the above risks could cause a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

OUR SIGNIFICANT OPERATIONS IN INDIA MAY BE ADVERSELY AFFECTED BY REGULATORY, ECONOMIC, SOCIAL, AND POLITICAL UNCERTAINTIES OR CHANGE, MAJOR HOSTILITIES, MILITARY ACTIVITY, AND/OR ACTS OF TERRORISM IN SOUTHERN ASIA.

In recent years, our Indian subsidiaries have benefited from many policies of the Government of India and the Indian state governments in which they operate, which are designed to promote foreign investment generally, including significant tax incentives, liberalized import and export duties, and preferential rules on foreign investment and repatriation. There is no assurance that such policies will continue. Various factors, such as changes in the current federal government, could trigger significant changes in India’s economic liberalization and deregulation policies and disrupt business and economic conditions in India generally and our business in particular.

In addition, our financial performance may be adversely affected by general economic conditions; economic, fiscal and social policy in India, including changes in exchange rates and controls, interest rates and taxation policies; and social instability and political, economic, or diplomatic developments affecting India in the future. In particular, India has experienced significant economic growth over the last several years, but faces major challenges in sustaining that growth in the years ahead. These challenges include the need for substantial infrastructure development and improving access to health care and education. Our ability to recruit, train, and retain qualified employees and develop and operate our manufacturing facilities in India could be adversely affected if India does not successfully meet these challenges.

Southern Asia has, from time to time, experienced instances of civil unrest and hostilities among neighboring countries, including India and Pakistan, and within the countries themselves. Terrorist attacks, military activity, rioting, or civil or political unrest in the future could influence the Indian economy and our operations and employees by disrupting operations and communications and making travel and the conduct of our business more difficult. Resulting political or social tensions could create a greater perception that investments in companies with Indian operations involve a high degree of risk, and that there is a risk of disruption of services provided by companies with Indian operations, which could impact our customers’ willingness to do business with us and have a material adverse effect on the market for our products. Furthermore, if India were to become engaged in armed hostilities, including but not limited to hostilities that were protracted or involved the threat or use of nuclear or other weapons of mass destruction, our India operations, including our recently acquired Agila operations in India, might not be able to continue. We generally do not have insurance for losses and interruptions caused by terrorist attacks, military conflicts and wars. The occurrence of any of these risks could cause a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE MAY NOT BE ABLE TO FULLY REALIZE THE ANTICIPATED BENEFITS OF THE AGILA ACQUISITION.

Our acquisition of Agila Specialties (“Agila”) is subject to integration risks and costs and uncertainties associated with the operation of acquired businesses. The Agila acquisition involves the integration of Agila with our existing business. We have been, and will continue to be, required to devote significant management attention and resources to integrating Agila. We may also experience difficulties in combining corporate cultures. Delays or unexpected difficulties in the integration process could adversely affect our business, financial condition, results of operations, cash flows and/or share price. Even if we are able to integrate Agila’s operations successfully into our business, this integration may not result in the realization of the full benefits of synergies, cost savings and operational efficiencies that we expect to realize and these benefits may not be achieved within a reasonable period of time.

On September 9, 2013, prior to our completion of the Agila acquisition, the U.S Food and Drug Administration (the “FDA”) issued a warning letter to Strides Arcolab for its Agila Sterile Manufacturing Facility 2 in Bangalore, India. This facility is one of Agila’s eight FDA-approved sterile manufacturing facilities. We continue to work closely with the FDA to address its observations with respect to this facility and are working to resolve this matter expeditiously. No assurances can be provided that the resolution of the issues identified in the FDA’s letter will not have a material adverse effect on our global injectables business. Failing to realize the anticipated benefits of the Agila acquisition and/or failing to resolve the issues identified in the FDA’s letter could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

AN INABILITY TO IDENTIFY OR SUCCESSFULLY BID FOR SUITABLE ACQUISITION TARGETS, OR CONSUMMATE AND EFFECTIVELY INTEGRATE RECENT AND FUTURE POTENTIAL ACQUISITIONS, COULD LIMIT OUR FUTURE GROWTH AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

We intend to continue to seek to expand our product line and/or business platform organically as well as through complementary or strategic acquisitions of other companies, products, or assets or through joint ventures, licensing agreements, or other arrangements. Acquisitions or similar arrangements may prove to be complex and time consuming and require substantial resources and effort. We may compete for certain acquisition targets with companies having greater financial resources than us or other advantages over us that may hinder or prevent us from acquiring a target or completing another transaction, which could also result in significant diversion of management time, as well as substantial out-of-pocket costs.

If an acquisition is consummated, the integration of such acquired business, product, or other assets into us may also be complex, time consuming, and result in substantial costs and risks. The integration process may distract management and/or disrupt our ongoing businesses, which may adversely affect our relationships with customers, employees, partners, suppliers, regulators, and others with whom we have business or other dealings.

In addition, there are operational risks associated with the integration of acquired businesses. These risks include, but are not limited to, difficulties in achieving or inability to achieve identified or anticipated financial and operating synergies, cost savings, revenue synergies, and growth opportunities; difficulties in consolidating or inability to effectively consolidate information technology and manufacturing platforms, business applications, and corporate infrastructure; the impact of pre-existing legal and/or regulatory issues, such as quality and manufacturing concerns, among others; the risks that acquired companies do not operate to the same quality, manufacturing, or other standards as us; the impacts of substantial indebtedness and assumed liabilities; challenges associated with operating in new markets; and the unanticipated effects of export controls, exchange rate fluctuations, domestic and foreign political conditions, and/or domestic and foreign economic conditions.

We may be unable to realize synergies or other benefits, including tax savings, expected to result from acquisitions, joint ventures, or other transactions or investments we may undertake, or we may be unable to generate additional revenue to offset any unanticipated inability to realize these expected synergies or benefits. Realization of the anticipated benefits of acquisitions or other transactions could take longer than expected, and implementation difficulties, unforeseen expenses, complications and delays, market factors, or deterioration in domestic and global economic conditions could reduce the anticipated benefits of any such transactions. We also may inherit legal, regulatory, and other risks that occurred prior to the acquisition, whether known or unknown to us.

Any one of these challenges or risks could impair our growth and ability to compete, require us to focus additional resources on integration of operations rather than other profitable areas, require us to reexamine our business strategy, or otherwise cause a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE MAY DECIDE TO SELL ASSETS, WHICH COULD ADVERSELY AFFECT OUR PROSPECTS AND OPPORTUNITIES FOR GROWTH.

We may from time to time consider selling certain assets if (i) we determine that such assets are not critical to our strategy or (ii) we believe the opportunity to monetize the asset is attractive or for various other reasons, including for the reduction of indebtedness. We have explored and will continue to explore the sale of certain non-core assets. Although our expectation is to engage in asset sales only if they advance or otherwise support our overall strategy, any such sale could reduce the size or scope of our business, our market share in particular markets or our opportunities with respect to certain markets, products or therapeutic categories. As a result, any such sale could have an adverse effect on our business, prospects and opportunities for growth, financial condition, results of operations, cash flows, and/or share price.

CHARGES TO EARNINGS RESULTING FROM ACQUISITIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS AND/OR SHARE PRICE.

Under accounting principles generally accepted in the United States of America (“GAAP”) business acquisition accounting standards, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in acquired companies generally at their acquisition date fair values and, in each case, separately from goodwill. Goodwill as of the acquisition date is measured as the excess amount of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed. Our estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain. After we complete an acquisition, the following factors could result in material charges and adversely affect our operating results and may adversely affect our cash flows:

•	costs incurred to combine the operations of companies we acquire, such as transitional employee expenses and employee retention, redeployment or relocation expenses;
•	impairment of goodwill or intangible assets, including acquired in-process research and development;
•	amortization of intangible assets acquired;
•	a reduction in the useful lives of intangible assets acquired;

•	identification of or changes to assumed contingent liabilities, including, but not limited to, contingent purchase price consideration, income tax contingencies and other non-income tax contingencies, after our final determination of the amounts for these contingencies or the conclusion of the measurement period (generally up to one year from the acquisition date), whichever comes first;
•	charges to our operating results to eliminate certain duplicative pre-acquisition activities, to restructure our operations or to reduce our cost structure;
•	charges to our operating results resulting from expenses incurred to effect the acquisition; and
•	changes to contingent consideration liabilities, including accretion and fair value adjustments.

A significant portion of these adjustments could be accounted for as expenses that will decrease our net income and earnings per share for the periods in which those costs are incurred. Such charges could cause a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE SIGNIFICANT AND INCREASING AMOUNT OF INTANGIBLE ASSETS AND GOODWILL RECORDED ON OUR BALANCE SHEET, MAINLY RELATED TO ACQUISITIONS, MAY LEAD TO SIGNIFICANT IMPAIRMENT CHARGES IN THE FUTURE WHICH COULD LEAD US TO HAVE TO TAKE SIGNIFICANT CHARGES AGAINST EARNINGS.

We regularly review our long-lived assets, including identifiable intangible assets and goodwill, for impairment. Goodwill and indefinite-lived intangible assets are subject to impairment assessment at least annually. Other long-lived assets are reviewed when there is an indication that an impairment may have occurred. The amount of goodwill and identifiable intangible assets on our consolidated balance sheet has increased significantly as a result of our acquisitions and other transactions and may increase further following future potential acquisitions. In addition, we may from time to time sell assets that we determine are not critical to our strategy or execution. Future events or decisions may lead to asset impairments and/or related charges. Certain non-cash impairments may result from a change in our strategic goals, business direction or other factors relating to the overall business environment. Any impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could have a material adverse effect on our business, financial condition, results of operations, shareholder’s equity, and/or share price.

THE PHARMACEUTICAL INDUSTRY IS HEAVILY REGULATED AND WE FACE SIGNIFICANT COSTS AND UNCERTAINTIES ASSOCIATED WITH OUR EFFORTS TO COMPLY WITH APPLICABLE REGULATIONS.

The pharmaceutical industry is subject to regulation by various governmental authorities. For instance, we must comply with requirements of the FDA and requirements from regulatory agencies in our other markets with respect to the research, development, manufacture, quality, safety, labeling, sale, distribution, marketing, advertising, and promotion of pharmaceutical products. Failure to comply with regulations of the FDA and other regulators could result in a range of fines, penalties, disgorgement, unanticipated compliance expenditures, rejection or delay in approval of applications, recall or seizure of products, total or partial suspension of production and/or distribution, our inability to sell products, the return by customers of our products, suspension of the applicable regulator’s review of our submissions, enforcement actions, injunctions, and/or criminal prosecution. Under certain circumstances, the regulators may also have the authority to revoke previously granted drug approvals.

In addition to the drug approval process, government agencies also regulate the facilities and operational procedures that we use to manufacture our products. We must register our facilities with the FDA and other similar regulators in other countries. Products manufactured in our facilities must be made in a manner consistent with current good manufacturing practices or similar standards in each territory in which we manufacture. Compliance with such regulations requires substantial expenditures of time, money, and effort in such areas as production and quality control to ensure compliance. The FDA and other agencies periodically inspect our manufacturing facilities for compliance. Regulatory approval to manufacture a drug is site-specific. Failure to comply with good manufacturing practices and other regulatory standards at one of our or our partners’ or suppliers’ manufacturing facilities could result in an adverse action brought by the FDA or other regulatory bodies, which could include fines, penalties, disgorgement, unanticipated compliance expenditures, rejection or delay in approval of applications, recall or seizure of products, total or partial suspension of production and/or distribution, our inability to sell products, the return by customers of our products, suspension of the applicable regulator’s review of our submissions, enforcement actions, injunctions, and/or criminal prosecution or other adverse actions.

If any regulatory body were to delay, withhold, or withdraw approval of an application, or require a recall or other adverse product action, or require one of our manufacturing facilities to cease or limit production, our business could be adversely affected. Delay and cost in obtaining FDA or other regulatory approval to manufacture at a different facility also could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

Although we have internal regulatory compliance programs and policies, there is no guarantee that these programs and policies, as currently designed, will meet regulatory agency standards in the future or will prevent instances of non-compliance with applicable laws and regulations. Additionally, despite our efforts at compliance, from time to time we receive notices of manufacturing and quality-related observations following inspections by regulatory authorities around the world, as well as official agency correspondence regarding compliance. We may receive similar observations and correspondence in the future. If we were deemed to be deficient in any significant way, or if any of the noted risks occur, our business, financial condition, results of operations, cash flows, and/or share price could be materially affected.

We are subject to various federal, state and local laws regulating working conditions, as well as environmental protection laws and regulations, including those governing the discharge of materials into the environment and those related to climate change. If changes to such environmental laws and regulations are made in the future that require significant changes in our operations, or if we engage in the development and manufacturing of new products requiring new or different environmental or other controls, or if we are found to have violated any applicable rules, we may be required to expend significant funds. Such changes, delays, and/or suspensions of activities or the occurrence of any of the above risks, could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE USE OF LEGAL, REGULATORY, AND LEGISLATIVE STRATEGIES BY BOTH BRAND AND GENERIC COMPETITORS, INCLUDING BUT NOT LIMITED TO “AUTHORIZED GENERICS” AND REGULATORY PETITIONS, AS WELL AS THE POTENTIAL IMPACT OF PROPOSED AND NEW LEGISLATION, MAY INCREASE COSTS ASSOCIATED WITH THE INTRODUCTION OR MARKETING OF OUR GENERIC PRODUCTS, COULD DELAY OR PREVENT SUCH INTRODUCTION, AND COULD SIGNIFICANTLY REDUCE OUR PROFIT.

Our competitors, both branded and generic, often pursue strategies to prevent, delay, or eliminate competition from generic alternatives to branded products. These strategies include, but are not limited to:

•	entering into agreements whereby other generic companies will begin to market an authorized generic, a generic equivalent of a branded product, at the same time or after generic competition initially enters the market;
•	launching a generic version of their own branded product prior to or at the same time or after generic competition initially enters the market;
•	filing petitions with the FDA or other regulatory bodies seeking to prevent or delay approvals, including timing the filings so as to thwart generic competition by causing delays of our product approvals;
•	seeking to establish regulatory and legal obstacles that would make it more difficult to demonstrate bioequivalence or to meet other requirements for approval, and/or to prevent regulatory agency review of applications, such as through the establishment of patent linkage (laws and regulations barring the issuance of regulatory approvals prior to patent expiration);
•	initiating legislative or other efforts to limit the substitution of generic versions of brand pharmaceuticals;

•	filing suits for patent infringement and other claims that may delay or prevent regulatory approval, manufacture, and/or scale of generic products;
•	introducing “next-generation” products prior to the expiration of market exclusivity for the reference product, which often materially reduces the demand for the generic or the reference product for which we seek regulatory approval;
•	persuading regulatory bodies to withdraw the approval of brand name drugs for which the patents are about to expire and converting the market to another product of the brand company on which longer patent protection exists;
•	obtaining extensions of market exclusivity by conducting clinical trials of brand drugs in pediatric populations or by other methods; and
•	seeking to obtain new patents on drugs for which patent protection is about to expire.

In the U.S., some companies have lobbied Congress for amendments to the Hatch-Waxman Act that would give them additional advantages over generic competitors. For example, although the term of a company’s drug patent can be extended to reflect a portion of the time a new drug application (an “NDA”) is under regulatory review, some companies have proposed extending the patent term by a full year for each year spent in clinical trials rather than the one-half year that is currently permitted.

If proposals like these in the U.S., Europe, or in other countries where we or our partners and suppliers operate were to become effective, or if any other actions by our competitors and other third parties to prevent or delay activities necessary to the approval, manufacture, or distribution of our products are successful, our entry into the market and our ability to generate revenues associated with new products may be delayed, reduced, or eliminated, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

IF WE ARE UNABLE TO SUCCESSFULLY INTRODUCE NEW PRODUCTS IN A TIMELY MANNER, OUR FUTURE REVENUE MAY BE ADVERSELY AFFECTED.

Our future revenues and profitability will depend, in part, upon our ability to successfully develop, license, or otherwise acquire and commercialize new generic and patent or statutorily protected pharmaceutical products in a timely manner. Product development is inherently risky, especially for new drugs for which safety and efficacy have not been established and the market is not yet proven as well as for complex generic drugs and biosimilars. Likewise, product licensing involves inherent risks, including among others uncertainties due to matters that may affect the achievement of milestones, as well as the possibility of contractual disagreements with regard to whether the supply of product meets certain specifications or terms such as license scope or termination rights. The development and commercialization process, particularly with regard to new and complex drugs, also requires substantial time, effort and financial resources. We, or a partner, may not be successful in commercializing any of such products on a timely basis, if at all, which could adversely affect our business, financial condition, results of operations, cash flows, and/or share price.

Before any prescription drug product, including generic drug products, can be marketed, marketing authorization approval is required by the relevant regulatory authorities and/or national regulatory agencies (for example the FDA in the U.S. and the European Medicine Agency in the EU). The process of obtaining regulatory approval to manufacture and market new and generic pharmaceutical products is rigorous, time consuming, costly, and unpredictable. Outside the U.S., the approval process may be more or less rigorous, depending on the country, and the time required for approval may be longer or shorter than that required in the U.S. Bioequivalence studies conducted in one country may not be accepted in other countries, the requirements for approval may differ among countries, and the approval of a pharmaceutical product in one country does not necessarily mean that the product will be approved in another country. We, or a partner or supplier, may be unable to obtain requisite approvals on a timely basis, or at all, for new generic or branded products that we may develop, license or otherwise acquire. Moreover, if we obtain regulatory approval for a drug, it may be limited with respect to the indicated uses and delivery methods for which the drug may be marketed, which could in turn restrict our potential market for the drug. Also, for products pending approval, we may obtain raw materials or produce batches of inventory to be used in efficacy and bioequivalence testing, as well as in anticipation of the product’s launch. In the event that regulatory approval is denied or delayed, we could be exposed to the risk of this inventory becoming obsolete.

The approval process for generic pharmaceutical products often results in the relevant regulatory agency granting final approval to a number of generic pharmaceutical products at the time a patent claim for a corresponding branded product or other market exclusivity expires. This often forces us to face immediate competition when we introduce a generic product into the market. Additionally, further generic approvals often continue to be granted for a given product subsequent to the initial launch of the generic product. These circumstances generally result in significantly lower prices, as well as reduced margins, for generic products compared to branded products. New generic market entrants generally cause continued price, margin, and sales erosion over the generic product life cycle.

In the U.S., the Hatch-Waxman Act provides for a period of 180 days of generic marketing exclusivity for each abbreviated new drug application (“ANDA”) applicant that is first-to-file an ANDA containing a certification of invalidity, non-infringement or unenforceability related to a patent listed with respect to a reference drug product, commonly referred to as a Paragraph IV certification. During this exclusivity period, which under certain circumstances may be required to be shared with other applicable ANDA sponsors with timely Paragraph IV certifications, the FDA cannot grant final approval to other ANDA sponsors holding applications for the same generic equivalent. If an ANDA containing a Paragraph IV certification is successful and the applicant is awarded exclusivity, the applicant generally enjoys higher market share, net revenues, and gross margin for that generic product. However, our ability to obtain 180 days of generic marketing exclusivity may be dependent upon our ability to obtain FDA approval or tentative approval within an applicable time period of the FDA’s acceptance of our ANDA. If we are unable to obtain approval or tentative approval within that time period, we may risk forfeiture of such marketing exclusivity. Even if we obtain FDA approval for our generic drug products, if we are not the first ANDA applicant to challenge a listed patent for such a product, we may lose significant advantages to a competitor that filed its ANDA containing such a challenge. The same would be true in situations where we are required to share our exclusivity period with other ANDA sponsors with Paragraph IV certifications.

In Europe and other countries and regions, there is no exclusivity period for the first generic product. The EMA or national regulatory agencies may grant marketing authorizations to any number of generics.

In addition, in other jurisdictions outside the U.S., we may face similar regulatory requirements and constraints. If we are unable to navigate our products through all of the regulatory requirements we face in a timely manner, or upon the occurrence of any of the other above risks, there could be an adverse effect on our product introduction plans, business, financial condition, results of operations, cash flows, and/or share price.

WE EXPEND A SIGNIFICANT AMOUNT OF RESOURCES ON RESEARCH AND DEVELOPMENT EFFORTS THAT MAY NOT LEAD TO SUCCESSFUL PRODUCT INTRODUCTIONS.

Much of our development effort is focused on technically difficult-to-formulate products and/or products that require advanced manufacturing technology, including our generic biologics program and respiratory platform. We conduct research and development (“R&D”) primarily to enable us to manufacture and market approved pharmaceuticals in accordance with applicable regulations. We also partner with third parties to develop products. Typically, research expenses related to the development of innovative or complex compounds and the filing of marketing authorization applications for innovative and complex compounds (such as NDAs and biosimilar applications in the U.S.) are significantly greater than those expenses associated with the development of and filing of marketing authorization applications for most generic products (such as ANDAs in the U.S. and abridged applications in Europe). As we and our partners continue to develop new and/or complex products, our research expenses will likely increase. Because of the inherent risk associated with R&D efforts in our industry, including the high cost and uncertainty of conducting clinical trials (where required) particularly with respect to new and/or complex drugs, our, or a partner’s, research and development expenditures may not result in the successful introduction of new pharmaceutical products approved by the relevant regulatory bodies. Also, after we submit a marketing authorization application for a new compound or generic product, the relevant regulatory authority may change standards and/or request that we conduct additional studies or evaluations and, as a result, we may incur approval delays as well as total R&D costs to develop a particular product in excess of what we anticipated. Finally, we cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on R&D efforts and are not able, ultimately, to introduce successful new and/or complex products as a result of those efforts, there could be a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

EVEN AFTER OUR PRODUCTS RECEIVE REGULATORY APPROVAL, SUCH PRODUCTS MAY NOT ACHIEVE EXPECTED LEVELS OF MARKET ACCEPTANCE.

Even if we are able to obtain regulatory approvals for our pharmaceutical products, generic or branded, the success of those products is dependent upon market acceptance. Levels of market acceptance for our products could be impacted by several factors, including but not limited to:

•	the availability of alternative products from our competitors;
•	the price of our products relative to that of our competitors;
•	the timing of our market entry;
•	the ability to market our products effectively to the different levels in the distribution chain;
•	other competitor actions; and
•	the continued acceptance of and/or reimbursement for our products by government and private formularies and/or third party payors.

Additionally, studies of the proper utilization, safety, and efficacy of pharmaceutical products are being conducted by the industry, government agencies, and others. Such studies, which increasingly employ sophisticated methods and techniques, can call into question the utilization, safety, and efficacy of previously marketed as well as future products. In some cases, studies have resulted, and may in the future result, in the discontinuance of product marketing or other risk management programs, such as the need for a patient registry, as well as delays in approvals. The occurrence of any of the above risks could adversely affect our profitability, business, financial condition, results of operations, cash flows, and/or share price.

THE DEVELOPMENT, MANUFACTURE AND SALE OF BIOSIMILAR PRODUCTS POSES UNIQUE RISKS, AND OUR FAILURE TO SUCCESSFULLY INTRODUCE BIOSIMILAR PRODUCTS COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND FUTURE OPERATING RESULTS.

We and our partners and suppliers are actively working to develop and commercialize biosimilar products – that is, a biological product that is highly similar to an already approved biological product, notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biosimilar and the approved biological product in terms of safety, purity and potency. However, significant uncertainty remains concerning both the regulatory pathway in the U.S. and in other countries to obtain regulatory approval of biosimilar products, and the commercial pathway to successfully market and sell such products. In particular, although recently enacted legislation authorizes the FDA to create a regulatory pathway for the review and approval of such products, significant uncertainty remains concerning the establishment of this regulatory regime, as well as the commercial steps necessary to successfully market and sell such products. The costs of development and approval, along with the likelihood of success for our biosimilar candidates, however, will be dependent upon any final regulations issued by the FDA or other relevant regulatory authorities.

Moreover, biosimilar products will likely be subject to extensive patent clearances and patent infringement litigation, which could delay or prevent the commercial launch of a product for many years. If we are unable to obtain FDA or other non-U.S. regulatory authority approval for our products, as needed, such products may not be commercially successful and may not generate profits in amounts that are sufficient to offset the amount invested to obtain such approvals. Market success of biosimilar products will depend on demonstrating to regulators, patients, physicians and payors (such as insurance companies) that such products are safe and efficacious compared to other existing products yet offer a more competitive price or other benefit over existing therapies. In addition, the development and manufacture of biosimilars pose unique risks related to the supply of the materials needed to manufacture biosimilars. Access to and the supply of necessary biological materials may be limited, and government regulations restrict access to and regulate the transport and use of such materials. Depending on the outcome of the foregoing risks, we may not be able to generate future sales of biosimilar products in certain jurisdictions and may not realize the anticipated benefits of our investments in the development, manufacture and sale of such products. If our development efforts do not result in the development and timely approval of biosimilar products or if such products, once developed and approved, are not commercially successful, or upon the occurrence of any of the above risks, our business, financial condition, results of operations, cash flows, and/or share price could be materially adversely affected.

OUR BUSINESS IS HIGHLY DEPENDENT UPON MARKET PERCEPTIONS OF US, OUR BRANDS, AND THE SAFETY AND QUALITY OF OUR PRODUCTS, AND MAY BE ADVERSELY IMPACTED BY NEGATIVE PUBLICITY OR FINDINGS.

Market perceptions of us are very important to our business, especially market perceptions of our company and brands and the safety and quality of our products. If we, our partners and suppliers, or our brands suffer from negative publicity, or if any of our products or similar products which other companies distribute are subject to market withdrawal or recall or are proven to be, or are claimed to be, ineffective or harmful to consumers, then this could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price. Also, because we are dependent on market perceptions, negative publicity associated with product quality, patient illness, or other adverse effects resulting from, or perceived to be resulting from, our products, or our partners’ and suppliers’ manufacturing facilities, could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE ILLEGAL DISTRIBUTION AND SALE BY THIRD PARTIES OF COUNTERFEIT VERSIONS OF OUR PRODUCTS OR OF DIVERTED OR STOLEN PRODUCTS COULD HAVE A NEGATIVE IMPACT ON OUR REPUTATION AND OUR BUSINESS.

The pharmaceutical drug supply has been increasingly challenged by the vulnerability of distribution channels to illegal counterfeiting and the presence of counterfeit products in a growing number of markets and over the Internet.

Third parties may illegally distribute and sell counterfeit versions of our products that do not meet the rigorous manufacturing and testing standards that our products undergo. Counterfeit products are frequently unsafe or ineffective, and can be potentially life-threatening. Counterfeit medicines may contain harmful substances, the wrong dose of active pharmaceutical ingredient (“API”), or no API at all. However, to distributors and users, counterfeit products may be visually indistinguishable from the authentic version.

Reports of adverse reactions to counterfeit drugs or increased levels of counterfeiting could materially affect patient confidence in the authentic product. It is possible that adverse events caused by unsafe counterfeit products will mistakenly be attributed to the authentic product. In addition, unauthorized diversions of products or thefts of inventory at warehouses, plants, or while in-transit, which are not properly stored and which are sold through unauthorized channels, could adversely impact patient safety, our reputation, and our business.

Public loss of confidence in the integrity of pharmaceutical products as a result of counterfeiting, diversion, or theft could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

OUR COMPETITORS, INCLUDING BRANDED PHARMACEUTICAL COMPANIES, AND/OR OTHER THIRD PARTIES, MAY ALLEGE THAT WE AND/OR OUR SUPPLIERS ARE INFRINGING UPON THEIR INTELLECTUAL PROPERTY, INCLUDING IN AN “AT RISK LAUNCH” SITUATION, IMPACTING OUR ABILITY TO LAUNCH A PRODUCT, AND/OR OUR ABILITY TO CONTINUE MARKETING A PRODUCT, AND/OR FORCING US TO EXPEND SUBSTANTIAL RESOURCES IN RESULTING LITIGATION, THE OUTCOME OF WHICH IS UNCERTAIN.

Companies that produce branded pharmaceutical products and other patent holders routinely bring litigation against entities selling or seeking regulatory approval to manufacture and market generic forms of their branded products, as well as other entities involved in the manufacture, supply, testing, marketing, and other aspects relating to active pharmaceutical ingredients and finished pharmaceutical products. These companies and other patent holders allege patent infringement or other violations of intellectual property rights as the basis for filing suit against an applicant for a generic product license as well as others who may be involved in some aspect of the research, production, distribution, or testing process. Litigation often involves significant expense and can delay or prevent introduction or sale of our generic products. If patents are held valid and infringed by our products in a particular jurisdiction, we and/or our supplier(s) or partner(s) would, unless we or the supplier(s) or partner(s) could obtain a license from the patent holder, need to cease manufacturing and other activities, including but not limited to selling in that jurisdiction, and may need to surrender or withdraw the product, or destroy existing stock in that jurisdiction.

There also may be situations where we use our business judgment and decide to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”). The risk involved in doing so can be substantial because the remedies available to the owner of a patent for infringement may include, among other things, damages measured by the profits lost by the patent holder and not necessarily by the profits earned by the infringer. In the case of a finding by a court of willful infringement, the definition of which is subjective, such damages may be increased by an additional 200%. Moreover, because of the discount pricing typically involved with bioequivalent (generic) products, patented branded products generally realize a substantially higher profit margin than bioequivalent products. An adverse decision in a case such as this or in other similar litigation, or a judicial order preventing us or our suppliers and partners from manufacturing, marketing, selling, and/or other activities necessary to the manufacture and distribution of our products, could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

IF WE OR ANY PARTNER OR SUPPLIER FAIL TO OBTAIN OR ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, THEN WE COULD LOSE REVENUE UNDER OUR LICENSING AGREEMENTS OR LOSE SALES TO GENERIC COPIES OF OUR BRANDED PRODUCTS.

Our success, particularly in our specialty and branded businesses, depends in part on our or any partner’s or supplier’s ability to obtain, maintain and enforce patents, and protect trademarks, trade secrets, know-how, and other intellectual property and proprietary information. Our ability to commercialize any branded product successfully will largely depend upon our or any partner’s or supplier’s ability to obtain and maintain patents and trademarks of sufficient scope to lawfully prevent third-parties from developing and/or marketing infringing products. In the absence of intellectual property or other protection, competitors may adversely affect our branded products business by independently developing and/or marketing substantially equivalent products. It is also possible that we could incur substantial costs if we are required to initiate litigation against others to protect or enforce our intellectual property rights.

We have filed patent applications covering the composition of, methods of making, and/or methods of using, our branded products and branded product candidates. We may not be issued patents based on patent applications already filed or that we file in the future. Further, due to other factors that affect patentability, and if patents are issued, they may be insufficient in scope to cover or otherwise protect our branded products. Patents are national in scope and therefore the issuance of a patent in one country does not ensure the issuance of a patent in any other country. Furthermore, the patent position of companies in the pharmaceutical industry generally involves complex legal and factual questions and has been and remains the subject of significant litigation. Legal standards relating to scope and validity of patent claims are evolving and may differ in various countries. Any patents we have obtained, or obtain in the future, may be challenged, invalidated or circumvented. Moreover, the U.S. Patent and Trademark Office or any other governmental agency may commence opposition or interference proceedings involving, or consider other challenges to, our patents or patent applications. In addition, branded products often have market viability based upon the goodwill of the product name, which typically benefits from trademark protection. Our branded products may therefore also be subject to risks related to the loss of trademark or patent protection or to competition from generic or other branded products. Challenges can come from other businesses or governments, and governments could require compulsory licensing of this intellectual property.

Any challenge to, or invalidation or circumvention of, our intellectual property (including patents or patent applications and trademark protection) would be costly, would require significant time and attention of our management, and could cause a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

BOTH OUR GENERICS AND SPECIALTY BUSINESSES DEVELOP, FORMULATE, MANUFACTURE, OR IN-LICENSE AND MARKET PRODUCTS THAT ARE SUBJECT TO ECONOMIC RISKS RELATING TO INTELLECTUAL PROPERTY RIGHTS, COMPETITION, AND MARKET UNPREDICTABILITY.

Our products may be subject to the following risks, among others:

•	limited patent life, or the loss of patent protection;
•	competition from generic or other branded products;
•	reductions in reimbursement rates by government and other third-party payors;
•	importation by consumers;
•	product liability;
•	drug research and development risks; and
•	unpredictability with regard to establishing a market.

In addition, developing and commercializing branded products is generally more costly than generic products. If such business expenditures do not ultimately result in the launch of commercially successful brand products, or if any of the risks above were to occur, there could be a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE FACE VIGOROUS COMPETITION FROM OTHER PHARMACEUTICAL MANUFACTURERS THAT THREATENS THE COMMERCIAL ACCEPTANCE AND PRICING OF OUR PRODUCTS.

The pharmaceutical industry is highly competitive. We face competition from many U.S. and non-U.S. manufacturers, some of whom are significantly larger than we are. Our competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including but not limited to the possibility that they may have:

•	proprietary processes or delivery systems;
•	larger or more productive research and development and marketing staffs;
•	larger or more efficient production capabilities in a particular therapeutic area;
•	more experience in preclinical testing and human clinical trials;
•	more products; or
•	more experience in developing new drugs and greater financial resources, particularly with regard to manufacturers of branded products.

The occurrence of any of the above risks could have an adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

We also face increasing competition from lower-cost generic products and other branded products. Certain of our products are not protected by patent rights or have limited patent life and will soon lose patent protection. Loss of patent protection for a product typically is followed promptly by generic substitutes, reducing sales of that product. As a result, sales of many of these products may decline or stop growing over time. Various factors may result in the sales of certain of our products, particularly those acquired in the Transaction, declining faster than has been projected, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price. In addition, proposals emerge from time to time in various jurisdictions for legislation to further encourage the early and rapid approval of generic drugs. Any such proposal that is enacted into law could worsen this negative effect on our sales and, potentially, our business, financial condition, results of operations, cash flows and/or share price.

Competitors’ products may also be safer, more effective, more effectively marketed or sold, or have lower prices or better performance features than ours. We cannot predict with certainty the timing or impact of competitors’ products. In addition, our sales may suffer as a result of changes in consumer demand for our products, including those related to fluctuations in consumer buying patterns tied to seasonality or the introduction of new products by competitors, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

A RELATIVELY SMALL GROUP OF PRODUCTS MAY REPRESENT A SIGNIFICANT PORTION OF OUR REVENUES, GROSS PROFIT, OR NET EARNINGS FROM TIME TO TIME.

Sales of a limited number of our products from time to time represent a significant portion of our revenues, gross profit, and net earnings. For the years ended December 31, 2014 and 2013, Mylan Inc.’s top ten products in terms of sales, in the aggregate, represented approximately 33% and 31%, respectively, of its consolidated total revenues. It is uncertain whether this trend will continue after the Transaction. If the volume or pricing of our largest selling products declines in the future, our business, financial condition, results of operations, cash flows, and/or share price could be materially adversely affected.

A SIGNIFICANT PORTION OF OUR REVENUES IS DERIVED FROM SALES TO A LIMITED NUMBER OF CUSTOMERS.

A significant portion of our revenues are derived from sales to a limited number of customers. If we were to experience a significant reduction in or loss of business with one or more such customers, or if one or more such customers were to experience difficulty in paying us on a timely basis, our business, financial condition, results of operations, cash flows, and/or share price could be materially adversely affected.

During the years ended December 31, 2014, 2013 and 2012, Mylan Inc.’s consolidated third party net sales to Cardinal Health, Inc. were approximately 12%, 15% and 14%, respectively; Mylan Inc.’s consolidated third party net sales to McKesson Corporation were approximately 19%, 14% and 13%, respectively; and Mylan Inc.’s consolidated third party net sales to AmeriSourceBergen Corporation were approximately 13%, 10% and 7%, respectively, of consolidated net sales. It is uncertain whether this trend will continue after the Transaction.

OUR BUSINESS COULD BE NEGATIVELY AFFECTED BY THE PERFORMANCE OF OUR COLLABORATION PARTNERS AND SUPPLIERS.

We have entered into strategic alliances with partners and suppliers to develop, manufacture, market and/or distribute certain products, and/or certain components of our products, in various markets. We commit substantial effort, funds and other resources to these various collaborations. There is a risk that the investments made by us in these collaborative arrangements will not generate financial returns. While we believe our relationships with our partners and suppliers generally are successful, disputes or conflicting priorities and regulatory or legal intervention could be a source of delay or uncertainty as to the expected benefits of the collaboration. A failure or inability of our partners or suppliers to fulfill their collaboration obligations, or the occurrence of any of the risks above, could have an adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE MAY EXPERIENCE DECLINES IN THE SALES VOLUME AND PRICES OF OUR PRODUCTS AS THE RESULT OF THE CONTINUING TREND TOWARD CONSOLIDATION OF CERTAIN CUSTOMER GROUPS, SUCH AS THE WHOLESALE DRUG DISTRIBUTION AND RETAIL PHARMACY INDUSTRIES, AS WELL AS THE EMERGENCE OF LARGE BUYING GROUPS.

A significant amount of our sales are to a relatively small number of drug wholesalers and retail drug chains. These customers represent an essential part of the distribution chain of generic pharmaceutical products. Drug wholesalers and retail drug chains have undergone, and are continuing to undergo, significant consolidation. This consolidation may result in these groups gaining additional purchasing leverage and, consequently, increasing the product pricing pressures facing our business. Additionally, the emergence of large buying groups representing independent retail pharmacies and the prevalence and influence of managed care organizations and similar institutions potentially enable those groups to attempt to extract price discounts on our products. The occurrence of any of the above risks could adversely affect our business, financial condition, results of operations, cash flows, and/or share price.

WE DEPEND TO A LARGE EXTENT ON THIRD-PARTY SUPPLIERS AND DISTRIBUTORS FOR RAW MATERIALS, PARTICULARLY THE CHEMICAL COMPOUND(S) THAT CONSTITUTE THE ACTIVE PHARMACEUTICAL INGREDIENTS THAT WE USE TO MANUFACTURE OUR PRODUCTS, AS WELL AS CERTAIN FINISHED GOODS, INCLUDING CERTAIN CONTROLLED SUBSTANCES. THESE THIRD-PARTY SUPPLIERS AND DISTRIBUTORS MAY EXPERIENCE DELAYS IN OR INABILITY TO SUPPLY US WITH RAW MATERIALS NECESSARY TO THE DEVELOPMENT AND/OR MANUFACTURE OF OUR PRODUCTS.

We purchase certain API (i.e., the chemical compounds that produce the desired therapeutic effect in our products) and other materials and supplies that we use in our manufacturing operations, as well as certain finished products, from many different foreign and domestic suppliers.

In certain cases, we have listed only one supplier in our applications with regulatory agencies, and there is no guarantee that we will always have timely and sufficient access to a critical raw material or finished product supplied by third parties, even when we have more than one supplier. An interruption in the supply of a single-sourced or any other raw material, including the relevant API, or in the supply of finished product, could cause our business, financial condition, results of operations, cash flows, and/or share price to be materially adversely affected. In addition, our manufacturing and supply capabilities could be adversely impacted by quality deficiencies in the products which our suppliers provide, or at their manufacturing facilities, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

We utilize controlled substances in certain of our current products and products in development, and therefore must meet the requirements of the Controlled Substances Act of 1970 and the related regulations administered by the Drug Enforcement Agency (the “DEA”) in the U.S., as well as similar laws in other countries where we operate. These laws relate to the manufacture, shipment, storage, sale, and use of controlled substances. The DEA and other regulatory agencies limit the availability of the active ingredients used in certain of our current products and products in development and, as a result, our procurement quota of these active ingredients may not be sufficient to meet commercial demand or complete clinical trials. We must annually apply to the DEA and other regulatory agencies for procurement quota in order to obtain these substances. Any delay or refusal by the DEA or such regulatory agencies in establishing our procurement quota for controlled substances could delay or stop our clinical trials or product launches, or could cause trade inventory disruptions for those products that have already been launched, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE SUPPLY OF API INTO EUROPE MAY BE NEGATIVELY AFFECTED BY RECENT REGULATIONS PROMULGATED BY THE EUROPEAN UNION.

Since July 2, 2013, all API imported into the EU has needed to be certified as complying with the good manufacturing practice standards established by the EU, as stipulated by the International Conference for

Harmonization. These new regulations place the certification requirement on the regulatory bodies of the exporting countries. Accordingly, the national regulatory authorities of each exporting country must: (i) ensure that all manufacturing plants within their borders that export API into the EU comply with EU manufacturing standards and (ii) for each API exported, present a written document confirming that the exporting plant conforms to EU manufacturing standards. The imposition of this responsibility on the governments of the nations exporting an API may cause delays in delivery or shortages of an API necessary to manufacture our products, as certain governments may not be willing or able to comply with the regulation in a timely fashion, or at all. A shortage in API may prevent us from manufacturing, or cause us to have to cease manufacture of, certain products, or to incur costs and delays to qualify other suppliers to substitute for those API manufacturers unable to export. The occurrence of any of the above risks could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE HAVE A LIMITED NUMBER OF MANUFACTURING FACILITIES AND CERTAIN THIRD PARTY SUPPLIERS PRODUCING A SUBSTANTIAL PORTION OF OUR PRODUCTS, SOME OF WHICH REQUIRE A HIGHLY EXACTING AND COMPLEX MANUFACTURING PROCESS.

A substantial portion of our capacity, as well as our current production, is attributable to a limited number of manufacturing facilities and certain third party suppliers. A significant disruption at any one of such facilities within our internal or third party supply chain, even on a short-term basis, whether due to a labor strike, failure to reach acceptable agreement with labor and unions, adverse quality or compliance observation, other regulatory action, infringement of intellectual property rights, act of God, civil or political unrest, export or import restrictions, or other events could impair our ability to produce and ship products to the market on a timely basis and could, among other consequences, subject us to exposure to claims from customers. Any of these events could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

In addition, the manufacture of some of our products is a highly exacting and complex process, due in part to strict regulatory requirements. Problems may arise during manufacturing for a variety of reasons, including among others equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, natural disasters, power outages, labor unrest, and environmental factors. If problems arise during the production of a batch of product, that batch of product may have to be discarded. This could, among other things, lead to increased costs, lost revenue, damage to customer relations, time and expense spent investigating the cause, and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before the product is released to the market, recall and product liability costs may also be incurred. If we or one of our suppliers experiences significant manufacturing problems, such problems could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

OUR REPORTING AND PAYMENT OBLIGATIONS RELATED TO OUR PARTICIPATION IN U.S. FEDERAL HEALTH CARE PROGRAMS, INCLUDING MEDICARE AND MEDICAID, ARE COMPLEX AND OFTEN INVOLVE SUBJECTIVE DECISIONS THAT COULD CHANGE AS A RESULT OF NEW BUSINESS CIRCUMSTANCES, NEW REGULATIONS OR AGENCY GUIDANCE, OR ADVICE OF LEGAL COUNSEL. ANY FAILURE TO COMPLY WITH THOSE OBLIGATIONS COULD SUBJECT US TO INVESTIGATION, PENALTIES, AND SANCTIONS.

Federal laws regarding reporting and payment obligations with respect to a pharmaceutical company’s participation in federal health care programs, including Medicare and Medicaid, are complex. Because our processes for calculating applicable government prices and the judgments involved in making these calculations involve subjective decisions and complex methodologies, these calculations are subject to risk of errors and differing interpretations. In addition, they are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in changes that may have material adverse legal, regulatory, or economic consequences.

The Patient Protection and Affordable Care Act of 2010 (“PPACA”) includes a provision requiring the Centers for Medicare & Medicaid Services (“CMS”) to publish a weighted average Average Manufacturer Price

(“AMP”) for all multi-source drugs. The provision was effective October 1, 2010; however, weighted average AMP’s have not yet been published by CMS, except in draft form, and have not been implemented for use in the calculation of Federal Upper Limits. Although the weighted average AMP would not reveal Mylan Inc.’s individual AMP, publishing a weighted average AMP available to customers and the public at large could negatively affect our leverage in commercial price negotiations.

In addition, a number of state and federal government agencies are conducting investigations of manufacturers’ reporting practices with respect to Average Wholesale Prices (“AWP”). The government has alleged that reporting of inflated AWP has led to excessive payments for prescription drugs, and we may be named as a defendant in actions relating to pharmaceutical pricing issues and whether allegedly improper actions by pharmaceutical manufacturers led to excessive payments by Medicare and/or Medicaid.

Any governmental agencies or authorities that have commenced, or may commence, an investigation of us relating to the sales, marketing, pricing, quality, or manufacturing of pharmaceutical products could seek to impose, based on a claim of violation of anti-fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties, and possible exclusion from federal health care programs, including Medicare and Medicaid. Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments - and even in the absence of any such ambiguity - a governmental authority may take a position contrary to a position we have taken, and may impose or pursue civil and/or criminal sanctions. Any failure to comply with the above laws and regulations, and any such penalties or sanctions could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE MAY EXPERIENCE REDUCTIONS IN THE LEVELS OF REIMBURSEMENT FOR PHARMACEUTICAL PRODUCTS BY GOVERNMENTAL AUTHORITIES, HMOS, OR OTHER THIRD-PARTY PAYORS. IN ADDITION, THE USE OF TENDER SYSTEMS AND OTHER FORMS OF PRICE CONTROL COULD REDUCE PRICES FOR OUR PRODUCTS OR REDUCE OUR MARKET OPPORTUNITIES.

Various governmental authorities (including, among others, the U.K. National Health Service and the German statutory health insurance scheme) and private health insurers and other organizations, such as HMOs in the U.S., provide reimbursements or subsidies to consumers for the cost of certain pharmaceutical products. Demand for our products depends in part on the extent to which such reimbursement is available. In the U.S., third-party payors increasingly challenge the pricing of pharmaceutical products. This trend and other trends toward the growth of HMOs, managed health care, and legislative health care reform create significant uncertainties regarding the future levels of reimbursement for pharmaceutical products. Further, any reimbursement may be reduced in the future to the point that market demand for our products and/or our profitability declines. Such a decline could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

In addition, a number of markets in which we operate have implemented or may implement tender systems or other forms of price controls for generic pharmaceuticals in an effort to lower prices. Under such tender systems, manufacturers submit bids which establish prices for generic pharmaceutical products. Upon winning the tender, the winning company will receive a preferential reimbursement for a period of time. The tender system often results in companies underbidding one another by proposing low pricing in order to win the tender.

Certain other countries may consider the implementation of a tender system or other forms of price controls. Even if a tender system is ultimately not implemented, the anticipation of such could result in price reductions. Failing to win tenders, or the implementation of similar systems or other forms of price controls in other markets leading to further price declines, could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

LEGISLATIVE OR REGULATORY PROGRAMS THAT MAY INFLUENCE PRICES OF PHARMACEUTICAL PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Current or future federal, state or foreign laws and regulations may influence the prices of drugs and, therefore, could adversely affect the prices that we receive for our products. For example, programs in existence in certain states in the U.S. seek to broadly set prices, within those states, through the regulation and administration of the sale of prescription drugs. Expansion of these programs, in particular state Medicare and/or Medicaid programs, or changes required in the way in which Medicare and/or Medicaid rebates are calculated under such programs, could adversely affect the prices we receive for our products and could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

In order to control expenditure on pharmaceuticals, most member states in the EU regulate the pricing of products and, in some cases, limit the range of different forms of pharmaceuticals available for prescription by national health services. These controls can result in considerable price differences between member states.

Several countries in which we operate have implemented, or plan to or may implement, government mandated price reductions and/or other controls. When such price cuts occur, pharmaceutical companies have generally experienced significant declines in revenues and profitability and uncertainties continue to exist within the market after the price decrease. Such price reductions or controls could have an adverse effect on our business, and as uncertainties are resolved or if other countries in which we operate enact similar measures, they could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

HEALTH CARE REFORM LEGISLATION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for, the availability of and reimbursement for, health care services in the U.S., and it is likely that Congress and state legislatures and health agencies will continue to focus on health care reform in the future. The PPACA and The Health Care and Education and Reconciliation Act of 2010 (H.R. 4872), which amends the PPACA (collectively, the “Health Reform Laws”), were signed into law in March 2010. While the Health Reform Laws may increase the number of patients who have insurance coverage for our products, they also include provisions such as the assessment of a pharmaceutical manufacturer fee and an increase in the amount of rebates that manufacturers pay for coverage of their drugs by Medicaid programs.

We are unable to predict the future course of federal or state health care legislation. The Health Reform Laws and further changes in the law or regulatory framework that reduce our revenues or increase our costs could have a material adverse effect on our business, financial condition, results of operations and/or cash flow, and could cause the market value of our ordinary shares to decline.

Additionally, we encounter similar regulatory and legislative issues in most other countries. In the EU and some other international markets, the government provides health care at low cost to consumers and regulates pharmaceutical prices, patient eligibility and/or reimbursement levels to control costs for the government-sponsored health care system. These systems of price regulations may lead to inconsistent and lower prices. Within the EU and in other countries, the availability of our products in some markets at lower prices undermines our sales in other markets with higher prices. Additionally, certain countries set prices by reference to the prices in other countries where our products are marketed. Thus, our inability to secure adequate prices in a particular country may also impair our ability to obtain acceptable prices in existing and potential new markets, and may create the opportunity for third party cross border trade.

If significant additional reforms are made to the U.S. health care system, or to the health care systems of other markets in which we operate, those reforms could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE ARE INVOLVED IN VARIOUS LEGAL PROCEEDINGS AND CERTAIN GOVERNMENT INQUIRIES AND MAY EXPERIENCE UNFAVORABLE OUTCOMES OF SUCH PROCEEDINGS OR INQUIRIES.

We are or may be involved in various legal proceedings and certain government inquiries or investigations, including, but not limited to, patent infringement, product liability, antitrust matters, breach of contract, and claims involving Medicare and/or Medicaid reimbursements, or laws relating to sales and marketing and pricing practices, some of which are described in our periodic reports, that involve claims for, or the possibility of, fines and penalties involving substantial amounts of money or other relief, including but not limited to civil or criminal fines and penalties and exclusion from participation in various government health-care-related programs. With respect to government antitrust enforcement and private plaintiff litigation of so-called “pay for delay” patent settlements, large verdicts, settlements or government fines are possible, especially in the U.S. and EU. If any of these legal proceedings or inquiries were to result in an adverse outcome, the impact could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

With respect to product liability, we maintain a combination of self-insurance (including through our wholly owned captive insurance subsidiary) and commercial insurance to protect against and manage a portion of the risks involved in conducting our business. Although we carry insurance, we believe that no reasonable amount of insurance can fully protect against all such risks because of the potential liability inherent in the business of producing pharmaceuticals for human consumption. Emerging developments in the U.S. legal landscape relative to the liability of generic pharmaceutical manufacturers for certain product liabilities claims could increase our exposure litigation costs and damages. To the extent that a loss occurs, depending on the nature of the loss and the level of insurance coverage maintained, it could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

In addition, in limited circumstances, entities that we acquired are party to litigation in matters under which we are, or may be, entitled to indemnification by the previous owners. Even in the case of indemnification, there are risks inherent in such indemnities and, accordingly, there can be no assurance that we will receive the full benefits of such indemnification, or that we will not experience an adverse result in a matter that is not indemnified, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE HAVE A NUMBER OF CLEAN ENERGY INVESTMENTS WHICH ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES.

We have invested in clean energy operations capable of producing refined coal that we believe qualify for tax credits under Section 45 of the Code. Our ability to claim tax credits under Section 45 of the Code depends upon the operations in which we have invested satisfying certain ongoing conditions set forth in Section 45 of the Code. These include, among others, the emissions reduction, “qualifying technology”, and “placed-in-service” requirements of Section 45 of the Code, as well as the requirement that at least one of the operations’ owners qualifies as a “producer” of refined coal. While we have received some degree of confirmation from the IRS relating to our ability to claim these tax credits, the IRS could ultimately determine that the operations have not satisfied, or have not continued to satisfy, the conditions set forth in Section 45 of the Code. Additionally, Congress could modify or repeal Section 45 of the Code and remove the tax credits retroactively.

In addition, Section 45 of the Code contains phase out provisions based upon the market price of coal, such that, if the price of coal rises to specified levels, we could lose some or all of the tax credits we expect to receive from these investments.

Finally, when the price of natural gas or oil declines relative to that of coal, some utilities may choose to burn natural gas or oil instead of coal. Market demand for coal may also decline as a result of an economic slowdown and a corresponding decline in the use of electricity. If utilities burn less coal, eliminate coal in the production of electricity or are otherwise unable to operate for an extended period of time, the availability of the tax credits would also be reduced. The occurrence of any of the above risks could adversely affect our business, financial condition, results of operations, cash flows, and/or share price.

WE HAVE SIGNIFICANT INDEBTEDNESS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER SUCH INDEBTEDNESS. ANY REFINANCING OF THIS DEBT COULD BE AT SIGNIFICANTLY HIGHER INTEREST RATES. OUR SUBSTANTIAL INDEBTEDNESS COULD LEAD TO ADVERSE CONSEQUENCES.

Our level of indebtedness could have important consequences, including but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	requiring us to dedicate a substantial portion of our cash flow from operations to make debt service payments, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;
•	limiting our flexibility in planning for, or reacting to, challenges and opportunities, and changes in our businesses and the markets in which we operate;
•	limiting our ability to obtain additional financing to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;
•	increasing our vulnerability to increases in interest rates in general because a substantial portion of our indebtedness bears interest at floating rates; and
•	placing us at a competitive disadvantage to our competitors that have less debt.

Our ability to service our indebtedness will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we do not have sufficient cash flow to service our indebtedness, we may need to refinance all or part of our existing indebtedness, borrow more money or sell securities or assets, some or all of which may not be available to us at acceptable terms or at all. In addition, we may need to incur additional indebtedness in the future in the ordinary course of business. Although the terms of our senior credit agreement and our bond indentures allow us to incur additional debt, this is subject to certain limitations which may preclude us from incurring the amount of indebtedness we otherwise desire.

In addition, if we incur additional debt, the risks described above could intensify. If global credit markets return to their recent levels of contraction, future debt financing may not be available to us when required or may not be available on acceptable terms, and as a result we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or satisfy our obligations under our indebtedness. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

Our credit facilities, senior unsecured notes, accounts receivable securitization facility, other outstanding indebtedness and any additional indebtedness we incur in the future impose, or may impose, significant operating and financial restrictions on us. These restrictions limit our ability to, among other things, incur additional indebtedness, make investments, pay certain dividends, prepay other indebtedness, sell assets, incur certain liens, enter into agreements with our affiliates or restricting our subsidiaries’ ability to pay dividends, merge or consolidate. In addition, our Revolving Credit Agreement, Term Credit Agreement and accounts receivable securitization facility require us to maintain specified financial ratios. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, the relevant lenders could elect to declare our indebtedness, together with accrued interest and other fees, to be immediately due and payable. These factors could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE TOTAL AMOUNT OF INDEBTEDNESS RELATED TO MYLAN INC.’S OUTSTANDING CASH CONVERTIBLE NOTES DUE 2015 (THE “CASH CONVERTIBLE NOTES”) WILL INCREASE IF OUR SHARE PRICE INCREASES. ALSO, MYLAN INC. HAS ENTERED INTO HEDGES AND WARRANT TRANSACTIONS IN CONNECTION WITH THE CASH CONVERTIBLE NOTES IN ORDER TO HEDGE SOME OF THE RISK ASSOCIATED WITH THE POTENTIAL INCREASE OF INDEBTEDNESS AND SETTLEMENT VALUE. SUCH TRANSACTIONS HAVE BEEN CONSUMMATED WITH CERTAIN

COUNTERPARTIES, MAINLY HIGHLY RATED FINANCIAL INSTITUTIONS. ANY INCREASE IN INDEBTEDNESS, NET EXPOSURE RELATED TO THE RISK OR FAILURE OF ANY COUNTERPARTIES TO PERFORM THEIR OBLIGATIONS, COULD HAVE ADVERSE EFFECTS ON US, INCLUDING UNDER OUR DEBT AGREEMENTS.

Prior to the consummation of the Transaction, the value of the total amount of indebtedness related to Mylan Inc.’s Cash Convertible Notes was based on Mylan Inc.’s share price. In connection with the consummation of the Transaction, we and Mylan Inc. executed a supplemental indenture that amended the indenture governing the Cash Convertible Notes so that, among other things, all relevant determinations for purposes of the cash conversion rights to which holders may be entitled from time to time in accordance with such indenture shall be made by reference to our ordinary shares. From and after the consummation of the Transaction, the value of the total amount of indebtedness related to the Cash Convertible Notes will be based on our share price. Under applicable accounting rules, the cash conversion feature that is a term of the Cash Convertible Notes must be recorded as a liability on our balance sheet and periodically marked to fair value. If our share price increases, the liability associated with the cash conversion feature would increase and, because this liability must be periodically marked to fair value on our balance sheet, the total amount of indebtedness related to the Cash Convertible Notes that is shown on our balance sheet would also increase. This could have adverse effects on us, including under any future debt agreements that contain covenants based on a definition of total indebtedness as defined under GAAP. As a result, we may not be able to comply with such covenants in the future, which could, among other things, restrict our ability to grow our business, take advantage of business opportunities or respond to competitive pressures. The occurrence of any of the above risks could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

In connection with the issuance of the Cash Convertible Notes, Mylan Inc. entered into note hedge and warrant transactions with certain financial institutions, each of which we refer to as a counterparty. In connection with the consummation of the Transaction, the terms of the convertible note hedge were adjusted so that the cash settlement value will be based on our ordinary shares. The terms of the warrant transactions were also adjusted so that, from and after the consummation of the Transaction, Mylan Inc. may settle the obligations under the warrant transaction by delivering our ordinary shares and we guaranteed Mylan Inc’s obligations under the warrant transactions. The convertible note hedge is comprised of purchased cash-settled call options that are expected to reduce Mylan Inc.’s exposure to potential cash payments required to be made by Mylan Inc. upon the cash conversion of the Cash Convertible Notes. Together, each of the convertible note hedges and warrant transactions are expected to provide us and Mylan Inc. with some protection against increases in our share price over the conversion price per share. However, there is no assurance that these transactions will remain in effect at all times. Also, although we believe the counterparties are highly rated financial institutions, there are no assurances that the counterparties will be able to perform their respective obligations under the agreements Mylan Inc. has with each of them. Any net exposure related to conversion of the Cash Convertible Notes or any failure of the counterparties to perform their obligations under the agreements Mylan Inc. has with them could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE ENTER INTO VARIOUS AGREEMENTS IN THE NORMAL COURSE OF BUSINESS WHICH PERIODICALLY INCORPORATE PROVISIONS WHEREBY WE INDEMNIFY THE OTHER PARTY TO THE AGREEMENT.

In the normal course of business, we periodically enter into commercial, employment, legal settlement, and other agreements which incorporate indemnification provisions. In some but not all cases, we maintain insurance coverage which we believe will effectively mitigate our obligations under certain of these indemnification provisions. However, should our obligation under an indemnification provision exceed any applicable coverage or should coverage be denied, our business, financial condition, results of operations, cash flows, and/or share price could be materially adversely affected.

THERE ARE INHERENT UNCERTAINTIES INVOLVED IN ESTIMATES, JUDGMENTS AND ASSUMPTIONS USED IN THE PREPARATION OF FINANCIAL STATEMENTS IN ACCORDANCE WITH GAAP. ANY FUTURE CHANGES IN ESTIMATES, JUDGMENTS AND ASSUMPTIONS USED OR NECESSARY REVISIONS TO PRIOR ESTIMATES, JUDGMENTS OR ASSUMPTIONS OR CHANGES IN ACCOUNTING STANDARDS COULD LEAD TO A RESTATEMENT OR REVISION TO PREVIOUSLY ISSUED FINANCIAL STATEMENTS.

The Consolidated and Condensed Consolidated Financial Statements included in the periodic reports we file with the SEC are prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future and any necessary revisions to prior estimates, judgments or assumptions could lead to a restatement. Furthermore, although we have recorded reserves for litigation related contingencies based on estimates of probable future costs, such litigation related contingencies could result in substantial further costs. Also, any new or revised accounting standards may require adjustments to previously issued financial statements. Any such changes could result in corresponding changes to the amounts of liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE MUST MAINTAIN ADEQUATE INTERNAL CONTROLS AND BE ABLE ON AN ANNUAL BASIS, TO PROVIDE AN ASSERTION AS TO THE EFFECTIVENESS OF SUCH CONTROLS.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports. We spend a substantial amount of management and other employee time and resources to comply with laws, regulations and standards relating to corporate governance and public disclosure. In the U.S., such regulations include the Sarbanes-Oxley Act of 2002, SEC regulations and the NASDAQ listing standards. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires management’s annual review and evaluation of our internal control over financial reporting and attestation as to the effectiveness of these controls by our independent registered public accounting firm. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. Additionally, internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, this could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

As part of maintaining adequate internal controls, we need to timely and effectively implement any internal controls and procedures over the Acquired Abbott Business that are necessary for us to satisfy the requirements of Section 404. We intend, to the extent necessary, to take appropriate measures to establish or enhance internal controls at the Acquired Abbott Business so that we meet the requirements of Section 404 and are in position to include the Acquired Abbott Business in our annual assessment of the effectiveness of internal controls as of December 31, 2015. However, it is possible that we may experience delays in implementing or be unable to implement necessary internal controls and procedures with respect to the Acquired Abbott Business. In addition, in connection with the attestation process required of our independent registered public accounting firm pursuant to Section 404, we may encounter problems or delays in completing the implementation of any requested improvements. Accordingly, either we or our independent registered public accounting firm (or both) may conclude that our internal controls are ineffective because of a material weakness in internal controls at the Acquired Abbott Business, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

There is a limited carveout offered by the SEC staff in its published Frequently Asked Questions on Management’s Report on Internal Control Over Financial Reporting and Certification of Disclosure in Exchange Act Periodic Reports (revised September 24, 2007) which allows an acquired business to be excluded from a company’s assessment of its internal controls in circumstances where it is not possible to conduct an assessment of the acquired business’s internal controls and less than a year has passed since an acquisition. There can be no assurance that we will not need to avail ourselves of this relief. If we do exclude internal controls at the Acquired Abbott Business from our assessment of internal controls pursuant to this carveout and we are otherwise able to conclude that our internal controls were effective as of December 31,2015, there can be no assurance that our exclusion of internal controls at the Acquired Abbott Business from our assessment will not be met with negative market reaction and will not have an adverse effect on our share price.

OUR FUTURE SUCCESS IS HIGHLY DEPENDENT ON OUR CONTINUED ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL. LOSS OF KEY PERSONNEL COULD LEAD TO LOSS OF CUSTOMERS, BUSINESS DISRUPTION, AND A DECLINE IN REVENUES, ADVERSELY AFFECT THE PROGRESS OF PIPELINE PRODUCTS, OR OTHERWISE ADVERSELY AFFECT OUR OPERATIONS.

It is important that we attract and retain qualified personnel in order to develop and commercialize new products, manage our business, and compete effectively. Competition for qualified personnel in the pharmaceutical industry is very intense. If we fail to attract and retain key scientific, technical, commercial, or management personnel, our business could be affected adversely. Additionally, while we have employment agreements with certain key employees in place, their employment for the duration of the agreement is not guaranteed. Current and prospective employees might also experience uncertainty about their future roles with us following the consummation of the Transaction, which might adversely affect our ability to retain key managers and other employees. If we are unsuccessful in retaining our key employees or enforcing certain post-employment contractual provisions such as confidentiality or non-competition, it could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE HISTORICAL INFORMATION ABOUT THE ACQUIRED ABBOTT BUSINESS AND ITS COMBINED FINANCIAL STATEMENTS INCORPORATED IN THIS PROSPECTUS ARE NOT NECESSARILY REPRESENTATIVE OF THE RESULTS THAT THE ACQUIRED ABBOTT BUSINESS WOULD HAVE ACHIEVED IN THE POST-CLOSING STRUCTURE.

The historical information about the Acquired Abbott Business incorporated in this prospectus supplement refers to the Acquired Abbott Business as operated by and integrated with Abbott. The combined financial statements of the Acquired Abbott Business incorporated in this prospectus supplement are derived from the consolidated financial statements and accounting records of Abbott. Accordingly, the combined financial statements of the Acquired Abbott Business incorporated in this prospectus supplement do not necessarily reflect the financial condition, results of operations, and/or cash flows that the Acquired Abbott Business would have achieved if operated by us.

OUR ACTUAL FINANCIAL POSITION AND RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THE UNAUDITED PRO FORMA FINANCIAL INFORMATION INCORPORATED IN THIS PROSPECTUS.

The unaudited pro forma financial information incorporated in this prospectus is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Transaction been completed on the dates indicated. The unaudited pro forma financial information has been derived from the consolidated financial statements of Mylan Inc. and the combined financial statements of the Acquired Abbott Business and certain adjustments and assumptions have been made regarding us after giving effect to the Transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. For example, the unaudited pro forma financial information does not reflect all costs that we are expected to incur in connection with the Transaction. Accordingly, the actual financial position and results of our operations following the Transaction may not be consistent with, or evident from, this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect our business, financial condition, results of operations, cash flows, and/or share price, including, among others, those described herein.

THE ACQUIRED ABBOTT BUSINESS HAS NO HISTORY OPERATING IN THE STRUCTURE IN WHICH IT CURRENTLY OPERATES.

Prior to the consummation of the Transaction, the Acquired Abbott Business had been operated by Abbott as part of its broader corporate organization. As a result of the Acquired Abbott Business’s separation from Abbott, the Acquired Abbott Business may encounter operational or financial difficulties that would not have occurred if the Acquired Abbott Business continued operating in its former structure. For example, the Acquired Abbott Business’s working capital and capital for general corporate purposes have historically been provided as part of the corporate-wide cash management policies of Abbott. We may need to obtain additional financing for the Acquired Abbott Business from lenders, public offerings or private placements of debt or equity securities, strategic relationships, or other arrangements. Similarly, the Acquired Abbott Business’s combined financial statements reflect allocations of expenses from Abbott for corporate functions and may differ from the expenses the Acquired Abbott Business would have incurred had the Acquired Abbott Business been operated by us, and the Acquired Abbott Business will need to make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which it will no longer have access after closing and, for certain services to be provided pursuant to a transition services agreement entered into in connection with the consummation of the Transaction (the “Transition Services Agreement”), the expiration of the Transition Services Agreement. In addition, as a result of the separation of the Acquired Abbott Business from Abbott, other significant changes may occur in the Acquired Abbott Business’s cost structure, management, financing, and business operations as a result of operating separately from Abbott that could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE ACQUIRED ABBOTT BUSINESS AND ABBOTT ARE INTERDEPENDENT WITH RESPECT TO CERTAIN TRANSITION SERVICES AND MANUFACTURING AND SUPPLY OF CERTAIN PRODUCTS AND SHARE CERTAIN INTELLECTUAL PROPERTY.

Prior to the Transaction, Abbott or one of its affiliates performed various corporate functions for the Acquired Abbott Business, such as accounting, information technology, and finance, among others. After closing, Abbott is required to provide some of these functions to the Acquired Abbott Business for a period of time pursuant to the Transition Services Agreement. The Acquired Abbott Business may incur temporary interruptions in business operations if it cannot transition effectively from Abbott’s existing operational systems and the transition services that support these functions as the Acquired Abbott Business replaces these systems or integrates them with our systems. The Acquired Abbott Business is dependent on Abbott providing these transition services, and we could be negatively impacted if Abbott fails to perform under the Transition Services Agreement. In addition, after closing, Abbott or one of its affiliates is required to manufacture products for the Acquired Abbott Business, pursuant to certain agreements providing for, among other things, manufacturing and supply services. Disruptions or disagreements related to the third-party manufacturing relationship with Abbott could impair the our ability to ship products to the market on a timely basis and could, among other consequences, subject us to exposure to claims from customers.

For a certain period of time after closing, Mylan Inc. has certain obligations to provide transition services to Abbott and to manufacture and supply products to Abbott. Accordingly, we may need to allocate resources to provide transition services or manufacturing capacity to Abbott in lieu of supplying products for the Acquired Abbott Business, which could have a negative impact on us.

In addition, Abbott or one of its affiliates owns registrations, including marketing authorizations, for certain products of the Acquired Abbott Business in certain jurisdictions, and disagreements could arise regarding Abbott’s or our use of such registrations in the territory allocated to each party.

The risks related to the foregoing relationships between us and Abbott could be exacerbated if Abbott fails to perform under the Business Transfer Agreement and related agreements or the Acquired Abbott Business fails to have necessary systems and services in place when the obligations under the Business Transfer Agreement and related agreements expire, and such risks could have a negative impact on our business, financial condition, results of operations, cash flows, and/or share price.

OUR BUSINESS RELATIONSHIPS, INCLUDING CUSTOMER RELATIONSHIPS, MAY BE SUBJECT TO DISRUPTION DUE TO THE TRANSACTION.

Parties with which we currently do business or may do business in the future, including customers and suppliers, may experience ongoing uncertainty associated with the Transaction, including with respect to current or future business relationships with us. As a result, our business relationships may be subject to disruptions if customers, suppliers, and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us. For example, certain customers and collaborators have contractual consent rights or termination rights that may have been triggered by a change of control or assignment of the rights and obligations of contracts that were transferred in the Transaction. In addition, our contract manufacturing business could be impaired if existing or potential customers determine not to continue or initiate contract manufacturing relationships with us. These disruptions could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE ARE IN THE PROCESS OF ENHANCING AND FURTHER DEVELOPING OUR GLOBAL ENTERPRISE RESOURCE PLANNING SYSTEMS AND ASSOCIATED BUSINESS APPLICATIONS, WHICH COULD RESULT IN BUSINESS INTERRUPTIONS IF WE ENCOUNTER DIFFICULTIES.

We are enhancing and further developing our global enterprise resource planning (“ERP”) and other business critical information technology (“IT”) infrastructure systems and associated applications to provide more operating efficiencies and effective management of our business and financial operations. Such changes to ERP systems and related software, and other IT infrastructure carry risks such as cost overruns, project delays and business interruptions and delays. If we experience a material business interruption as a result of our ERP enhancements, it could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

WE ARE INCREASINGLY DEPENDENT ON INFORMATION TECHNOLOGY AND OUR SYSTEMS AND INFRASTRUCTURE FACE CERTAIN RISKS, INCLUDING CYBERSECURITY AND DATA LEAKAGE RISKS.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. We are increasingly dependent on sophisticated information technology systems and infrastructure to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced significant elements of our operations to third parties, some of which are outside the U.S., including significant elements of our information technology infrastructure, and as a result we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology systems, and those of our third party vendors with whom we contract, make such systems potentially vulnerable to service interruptions. The size and complexity of our and our vendors’ systems and the large amounts of confidential information that is present on them also makes them potentially vulnerable to security breaches from inadvertent or intentional actions by our employees, partners or vendors, or from attacks by malicious third parties. We and our vendors could be susceptible to third party attacks on our information security systems, which attacks are of ever increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including state and quasi-state actors, criminal groups, “hackers” and others. Maintaining the secrecy of this confidential, proprietary, and/or trade secret information is important to our competitive business position. However, such information can be difficult to protect. While we have taken steps to protect such information and invested heavily in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other cause, could enable others to produce competing products, use our proprietary technology or information, and/or adversely affect our business position. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

THE EXPANSION OF SOCIAL MEDIA PLATFORMS PRESENT NEW RISKS AND CHALLENGES.

The inappropriate use of certain social media vehicles could cause brand damage or information leakage or could lead to legal implications from the improper collection and/or dissemination of personally identifiable information or the improper dissemination of material non-public information. In addition, negative posts or comments about us on any social networking web site could seriously damage our reputation. Further, the disclosure of non-public company sensitive information through external media channels could lead to information loss as there might not be structured processes in place to secure and protect information. If our non-public sensitive information is disclosed or if our reputation is seriously damaged through social media, it could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

FOR A CERTAIN PERIOD AFTER CONSUMMATION OF THE TRANSACTION, WE MAY NOT BE PERMITTED TO ENTER INTO CERTAIN TRANSACTIONS THAT MIGHT OTHERWISE BE BENEFICIAL TO OUR SHAREHOLDERS.

For at least 90 days after closing of the Transaction, we may not, without the consent of Abbott, issue, or agree to issue, any securities or equity rights, other than issuances of our ordinary shares in connection with the exercise of outstanding equity rights. The foregoing prohibitions could have the effect of delaying other strategic transactions and may, in some cases, make it impossible to pursue other strategic transactions that are available only for a limited time.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from the sale of the shares offered hereby. We will not receive any proceeds from this offering.

MATTERS REGARDING OUR ORDINARY SHARES

Our ordinary shares have been traded on the NASDAQ Global Select Market under the symbol “MYL” since March 2, 2015.

Market Price of Ordinary Shares

The following table sets forth the high and low sales prices per share of our ordinary shares for the periods indicated. Prior to March 2, 2015, the high and low sales prices listed below are with respect to the shares of common stock of our predecessor, Mylan Inc.

	High Sale Price	Low Sale Price
Fiscal year ended December 31, 2015
First Quarter (through March 26, 2015)	$65.63	$52.21

Fiscal year ended December 31, 2014
Fourth Quarter	$59.60	$45.02
Third Quarter	$53.05	$44.80
Second Quarter	$55.30	$44.74
First Quarter	$57.52	$41.97

Fiscal year ended December 31, 2013
Fourth Quarter	$44.73	$36.97
Third Quarter	$39.41	$30.01
Second Quarter	$32.27	$27.66
First Quarter	$31.22	$27.38

Fiscal year ended December 31, 2012
Fourth Quarter	$28.50	$23.25
Third Quarter	$24.67	$21.20
Second Quarter	$23.63	$20.21
First Quarter	$23.88	$20.37

On March 26, 2015, there were 489,406,234 ordinary shares outstanding and the closing price of our ordinary shares was $61.88. As of February 24, 2015, our ordinary shares were held by approximately 159,174 shareholders of record.

Dividend Policy

We do not anticipate paying dividends in the immediate future. We anticipate that we will retain all earnings, if any, to support our operations and to pursue additional transactions to deliver additional shareholder value. Any future determination as to the payment of dividends will, subject to Dutch law requirements, be at the sole discretion of our board of directors and will depend on our financial position, results of operations, capital requirements, and other factors our board of directors deems relevant.

SELLING SHAREHOLDERS

The table below sets forth information with respect to the beneficial ownership of our ordinary shares held by the selling shareholders as of the date of this prospectus.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days.

Selling Shareholders(1)	Beneficial Ownership Before Offering		Shares to be Sold in the Offering(2)	Beneficial Ownership After Offering		Beneficial Ownership After Offering Assuming Full Exercise of Option
	Number	%	Number	Number	%	Number	%

Laboratories Fournier S.A.S., a simplified corporation (Société par actions simplifiée) organized under the Laws of France.	804,125	0.16	804,125	0	0	0	0

Abbott Established Products Holdings (Gibraltar) Limited, a private company limited by shares organized under the Laws of Gibraltar.	80,282,018	16.40	17,500,000	62,782,018	12.83	62,782,018	12.83

Abbott Investments Luxembourg S.à r.l., a Luxembourg private limited company (Société à responsabilité limitée) organized under the Laws of Luxembourg.	28,913,857	5.91	16,695,875	12,217,982	2.50	6,967,982	1.42

(1)	The ordinary shares held by the selling shareholders were issued by us in a private placement in connection with our acquisition of the Acquired Abbott Business pursuant to the Business Transfer Agreement. Upon the consummation of the Transaction on February 27, 2015, we acquired the Acquired Abbott Business in exchange for 110,000,000 of our ordinary shares.
(2)	Excludes up to 5,250,000 ordinary shares subject to the underwriters’ over-allotment option to purchase additional shares from Abbott Investments Luxembourg S.à r.l. within 30 days from the date of this prospectus supplement.

Shareholder Agreement

As a condition to the consummation of the Transaction, we, Abbott and the selling shareholders entered into the Shareholder Agreement, dated as of February 27, 2015 (the “Shareholder Agreement”). The Shareholder Agreement sets forth certain terms and conditions concerning our ordinary shares owned by the selling shareholders, which represented approximately 22% of our outstanding voting securities immediately following the consummation of the Transaction. For more information on the Shareholder Agreement, see “Selling Shareholders—Shareholder Agreement” in the accompanying prospectus.

MATERIAL TAX CONSEQUENCES

This section contains a general discussion of the material tax consequences of the ownership and disposition of New Mylan ordinary shares.

U.S. Federal Income Tax Considerations

Scope of Discussion

The discussion below is based upon the existing provisions of the Code, applicable U.S. Treasury Regulations, judicial authority, administrative rulings effective as of the date hereof, and the income tax treaty between the United Kingdom and the United States (“Tax Treaty”). These laws and authorities are subject to change, possibly with retroactive effect. Any such change could produce tax consequences to the holders of New Mylan ordinary shares that are different than those described herein. The discussion below does not address any state, local or foreign tax consequences or any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences or U.S. Medicare contribution tax consequences that may be applicable to a holder).

The discussion below is limited to U.S. Holders and non-U.S. Holders, in each case, who hold New Mylan ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is only a summary of the material U.S. federal income tax consequences of the ownership and disposition of New Mylan ordinary shares and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to acquire New Mylan ordinary shares. In particular, the tax treatment of holders will vary depending upon their particular situations and, except as otherwise noted, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, that are banks, financial institutions, insurance companies, or tax-exempt entities, who own, directly, indirectly or constructively, 10% or more of the outstanding New Mylan ordinary shares, who do not hold their New Mylan ordinary shares as a capital asset, who hold New Mylan ordinary shares as part of an integrated investment (including a “straddle”) comprised of New Mylan ordinary shares and one or more other positions, or who may hold New Mylan ordinary shares subject to the constructive sale provisions of Section 1259 of the Code.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds New Mylan ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding New Mylan ordinary shares should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of New Mylan ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a U.S. corporation or an entity taxable as a U.S. corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (x) a U.S. court can exercise primary supervision over the trust’s administration and (y) one or more U.S. persons are authorized to control all substantial decisions of the trust.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of New Mylan ordinary shares that is not a U.S. Holder or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

As described above under “Risks Related to Our Business—We expect to be treated as a non-U.S. corporation for U.S. federal income tax purposes. Any changes to the tax laws or changes in other laws, regulations, rules, or interpretations thereof applicable to inverted companies and their affiliates, whether enacted before or after the Transaction, may materially adversely affect us.”, New Mylan expects to be treated as a non-U.S. corporation for U.S. federal income tax purposes and this discussion assumes that New Mylan will be so treated. The U.S.

federal income tax consequences of owning New Mylan ordinary shares would be materially different than those stated herein if, notwithstanding New Mylan’s expectation, New Mylan were to be treated as a U.S. corporation for U.S. federal income tax purposes.

Tax Consequences of Holding Shares in New Mylan

U.S. Holders

Dividends. The gross amount of cash distributions on New Mylan ordinary shares (including amounts withheld in respect of taxes, if any) will be taxable as dividends to the extent paid out of New Mylan’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in a U.S. Holder’s gross income as ordinary income on the day actually or constructively received. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code.

Subject to exceptions for short-term and hedged positions, non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation applicable to “qualified dividend income” on certain dividends if (i) New Mylan is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for purposes of the qualified dividend rules and that includes an exchange of information program and (ii) New Mylan was not, in its taxable year prior to the distribution, and is not, in its taxable year of the distribution, a passive foreign investment company (“PFIC”) under Section 1297 of the Code. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements, and New Mylan believes that it is eligible for benefits under the Tax Treaty. As explained below, New Mylan believes it will not be a PFIC in the current taxable year, and does not anticipate becoming a PFIC in any subsequent taxable year.

Except if certain exceptions apply, dividends paid by New Mylan should constitute foreign source income and will, depending on the U.S. Holder’s circumstances, be either “passive” or “general” category income for purposes of computing the foreign tax credit allowable to the holder. Foreign tax credits will not be allowed for foreign dividend withholding taxes, if any, imposed on a U.S. Holder in respect of certain short-term or hedged positions in New Mylan ordinary shares. The foreign tax credit rules are complex and New Mylan recommends that U.S. Holders consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

To the extent that the amount of any distribution exceeds New Mylan’s current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of the U.S. Holder’s New Mylan ordinary shares, and to the extent the amount of the distributions exceeds such adjusted tax basis, the excess will be taxed as capital gain recognized on a sale or exchange.

Capital gains. For U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss on any sale or exchange of a New Mylan ordinary share in an amount equal to the difference between the amount realized for the share and its adjusted tax basis in the share. The gain or loss recognized by a U.S. Holder on the sale or exchange will generally be capital gain or loss. Capital gains of a non-corporate U.S. Holder (including an individual) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder has held its New Mylan ordinary shares for more than one year as of the date of the sale or exchange. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company. U.S. Holders would be subject to a special, adverse U.S. federal income tax regime (that would differ in certain respects from that described above) if New Mylan were, or were to become, a PFIC for U.S. federal income tax purposes. Although New Mylan believes it will not be a PFIC for the current year and that it is unlikely that it will become a PFIC, the determination of whether a non-U.S. corporation is a PFIC is made annually, and thus may be subject to change. In addition, the IRS or a court may disagree with New Mylan’s position, and New Mylan cannot assure U.S. Holders that New Mylan will avoid PFIC status in the future. New Mylan recommends that U.S. Holders consult with their own tax advisors regarding the adverse U.S. federal income tax consequences of owning the stock of a PFIC and of making certain available elections designed to lessen those adverse consequences.

Controlled Foreign Corporation. If one or more U.S. persons who each own, directly, indirectly or constructively, 10% or more of the vote of New Mylan (each, a “CFC Shareholder”) own directly, indirectly or constructively more than 50% of New Mylan (by vote or value), New Mylan would generally be treated as a controlled foreign corporation (a “CFC”). CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions. CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements (but generally are not subject to the requirements generally applicable to U.S. shareholders of a PFIC). In addition, a U.S. Holder who is or has been a CFC Shareholder may recognize dividend income and not capital gain on the disposition of shares of the CFC. U.S. Holders who are not CFC Shareholders would not be subject to any additional U.S. federal income tax consequences in the event New Mylan becomes a CFC in the future. New Mylan believes that it is not a CFC and does not expect to become a CFC in the future.

Information reporting and backup withholding. Except in the case of certain corporations or other exempt holders, dividends paid by New Mylan to a U.S. Holder may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS.

Specified foreign financial assets. Individual U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a foreign financial institution, as well as securities issued by a foreign issuer (which would include New Mylan ordinary shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations have been proposed that would extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. New Mylan recommends that U.S. Holders consult their own tax advisors concerning the application of these rules to their investment in New Mylan, including the application of the rules to their particular circumstances.

Non-U.S. Holders

Dividends. Non-U.S. Holders generally will not be subject to U.S. federal income tax (including U.S. federal withholding tax) on dividends in respect of New Mylan ordinary shares.

Holders whose dividend is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States) will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. Holder and, in the case of a non-U.S. corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty) in the same manner as a U.S. Holder, as described above.

Capital gain. In addition, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of New Mylan ordinary shares unless:

•	the gain is “effectively connected” with the non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting the holder to U.S. federal income taxation on a net income basis, the gain is attributable to a U.S. permanent establishment of the non-U.S. Holder; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the transaction and certain other conditions are satisfied.

Gain recognized by a non-U.S. Holder described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. Holder and, in the case of a non-U.S. corporation, might be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. Holder of New Mylan ordinary shares who is present in the United States for 183 days or more during the taxable year of the transaction and satisfies certain other conditions will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. Holder so long as the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If a non-U.S. Holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States, the foreign tax consequences of owning and disposing of New Mylan ordinary shares will depend on the applicable tax laws in such country. New Mylan recommends that non-U.S. Holders consult their own tax advisors regarding the tax consequences of the owning and disposing of New Mylan ordinary shares.

Non-U.S. Holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

FATCA

Provisions under Sections 1471 through 1474 of the Code and applicable U.S. Treasury Regulations commonly referred to as “FATCA” generally impose 30% withholding on certain “withholdable payments” and, in the future, may impose such withholding on “foreign passthru payments” made by a “foreign financial institution” (each as defined in the Code) that has entered into an agreement with the IRS to perform certain diligence and reporting obligations with respect to the foreign financial institution’s accounts (a “participating foreign financial institution” or “PFFI”). While New Mylan does not expect to be treated as a “foreign financial institution” for the purposes of FATCA, it is possible that FATCA withholding may be imposed on New Mylan dividends if, for example, such dividends are paid to an intermediary foreign financial institution that is not a PFFI or if the dividend is paid to a recipient who has failed to comply with certain FATCA reporting obligations (a so-called “recalcitrant account holder”). New Mylan recommends that prospective investors consult their own tax advisors regarding the potential impact of FATCA and any foreign legislation or foreign intergovernmental agreement implementing FATCA on their ownership of New Mylan ordinary shares.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF NEW MYLAN ORDINARY SHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO THE HOLDER.

United Kingdom Tax Considerations

Holders of New Mylan Ordinary Shares

The comments set out below summarize certain aspects of the U.K. tax treatment of certain holders of New Mylan ordinary shares and do not purport to be a complete analysis of all tax considerations relating to the New Mylan ordinary shares. They are based on current U.K. legislation and what is understood to be current HM Revenue and Customs (“HMRC”) practice, both of which are subject to change, possibly with retroactive effect.

The comments are intended as a general guide and apply only to holders of New Mylan ordinary shares who are resident for tax purposes in the United Kingdom, who hold their New Mylan ordinary shares as an investment (other than under a personal equity plan or individual savings account) and who are the absolute beneficial owners of their New Mylan ordinary shares. The comments do not deal with certain types of holders of New Mylan ordinary shares such as charities, dealers in securities, persons who have or could be treated for tax purposes as having acquired their New Mylan ordinary shares by reason of their employment, collective investment schemes, persons subject to U.K. tax on the remittance basis and insurance companies. They assume that New Mylan is, and will continue to be, tax resident solely in the United Kingdom (including for the purposes of applicable tax treaties).

NEW MYLAN RECOMMENDS THAT HOLDERS OF NEW MYLAN ORDINARY SHARES WHO ARE IN ANY DOUBT ABOUT THEIR TAX POSITION, OR WHO ARE RESIDENT OR OTHERWISE SUBJECT TO TAX IN A JURISDICTION OUTSIDE THE UNITED KINGDOM, CONSULT AN APPROPRIATE INDEPENDENT PROFESSIONAL TAX ADVISOR.

Taxation of Dividends on New Mylan Ordinary Shares

New Mylan will not be required to withhold tax at source from dividend payments it makes.

Individuals

A holder of New Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and who receives a dividend from New Mylan will be entitled to a tax credit which may be set off against his total income tax liability. The tax credit will be equal to 10% of the aggregate of the dividend and the tax credit (the “gross dividend”), which is also equal to one-ninth of the amount of the cash dividend received.

A holder of New Mylan ordinary shares who is not liable for U.K. income tax at either the higher or the additional rate will be subject to U.K. income tax on the gross dividend at the rate of 10%. The tax credit will, in consequence, satisfy in full the holder’s liability to U.K. income tax on the gross dividend.

A holder of New Mylan ordinary shares who is liable for U.K. income tax at the higher rate will be subject to U.K. income tax on the gross dividend at the rate of 32.5% for the tax year 2014/2015, to the extent that the gross dividend falls above the threshold for the higher rate of U.K. income tax but below the threshold for the additional rate of U.K. income tax when it is treated as the top slice of the holder’s income. The tax credit will, in consequence, satisfy only part of the holder’s liability to U.K. income tax on the gross dividend and the holder of New Mylan ordinary shares will have to account for U.K. income tax equal to 22.5% of the gross dividend (or 25% of the cash dividend received). For example, assuming the entire gross dividend falls above the higher rate threshold and below the additional rate threshold, if the holder of New Mylan ordinary shares received a dividend of £90 from New Mylan, the dividend received would carry a tax credit of £10 and therefore represent a gross dividend of £100. The holder would then be required to account for U.K. income tax of £22.50 on the dividend (being £32.50 (i.e., 32.5% of £100) less £10 (i.e., the amount of the tax credit)).

A holder of New Mylan ordinary shares who is liable for U.K. income tax at the additional rate will be subject to U.K. income tax on the gross dividend at the rate of 37.5% for the tax year 2014/2015, to the extent that the gross dividend falls above the threshold for the additional rate of U.K. income tax when it is treated as the top slice of the holder’s income. After setting off the tax credit portion of the gross dividend, the holder of New Mylan ordinary shares will, accordingly, have to account for U.K. income tax equal to 27.5% of the gross dividend (or approximately 30.6% of the cash dividend received). For example, assuming the entire gross dividend falls above the additional rate threshold, if the holder of New Mylan ordinary shares received a dividend of £90 from New Mylan, the dividend received would carry a tax credit of £10 and therefore represent a gross dividend of £100. The holder would then be required to account for U.K. income tax of £27.50 on the dividend (being £37.50 (i.e., 37.5% of £100) less £10 (i.e., the amount of the tax credit)).

A U.K. resident individual holder of New Mylan ordinary shares whose liability for U.K. income tax in respect of a dividend received from New Mylan is less than the tax credit attaching to the dividend will not be entitled to any payment from HMRC in respect of any part of the tax credit attaching to the dividend.

The rates referred to above will be the same for 2015/2016.

Companies

Holders of New Mylan ordinary shares within the charge to U.K. corporation tax which are “small companies” (for the purposes of U.K. taxation of dividends) will not generally be subject to tax on dividends paid on their New Mylan ordinary shares.

Other holders of New Mylan ordinary shares within the charge to U.K. corporation tax will not be subject to tax on dividends paid on their New Mylan ordinary shares so long as (i) the dividends fall within an exempt class, (ii) the dividends do not fall within certain anti-avoidance provisions and (iii) the holder of New Mylan ordinary shares has not elected for the dividends not to be exempt. It would normally be expected that dividends paid on the New Mylan ordinary shares would fall within an exempt class; for example, dividends paid in respect of portfolio holdings (that is, where the recipient owns less than 10% of the issued share capital of the payer or any class of that share capital) will do so.

Taxation of Chargeable Gains (“CGT”)

A disposal or deemed disposal of New Mylan ordinary shares may, depending on the particular circumstances of the holder and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for CGT purposes.

Individuals

A holder of New Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his New Mylan ordinary shares, are less than or equal to the upper limit of the income tax basic rate band applicable in respect of that tax year (the “Band Limit”) will generally be subject to CGT at a flat rate of 18% in respect of any gain arising on a disposal or deemed disposal of his New Mylan ordinary shares.

A holder of New Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his New Mylan ordinary shares, are more than the Band Limit will generally be subject to CGT at a flat rate of 18% in respect of any gain arising on a disposal or deemed disposal of his New Mylan ordinary shares (to the extent that, when added to the holder’s other taxable gains and income in that tax year, the gain is less than or equal to the Band Limit) and at a flat rate of 28% in respect of the remainder of the gain arising on a disposal or deemed disposal of his New Mylan ordinary shares.

No indexation allowance will be available to an individual holder of New Mylan ordinary shares in respect of any disposal or deemed disposal of New Mylan ordinary shares. However, each individual has an annual exemption, such that CGT is chargeable only on gains arising from all sources during the tax year in excess of this figure. The annual exemption is £11,000 for the tax year 2014/2015 (and will be the same for 2015/2016).

Companies

For holders of New Mylan ordinary shares within the charge to U.K. corporation tax, indexation allowance may be available in respect of the full period of ownership of the New Mylan ordinary shares to reduce any chargeable gain arising (but not to create or increase any allowable loss).

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No SDRT will be payable in respect of any transfer of, or agreement to transfer, New Mylan ordinary shares, assuming that they are not registered in a register kept in the United Kingdom by or on behalf of New Mylan. Provided that any instrument of transfer is executed outside the United Kingdom and does not relate to any property situate, or to any matter or thing done or to be done, in the United Kingdom, no stamp duty will arise in respect of a transfer of New Mylan ordinary shares.

UNDERWRITING

Under the terms and subject to the conditions of the underwriting agreement dated the date of this prospectus supplement (the “underwriting agreement”), among us, the selling shareholders and Morgan Stanley & Co. LLC and Goldman, Sachs & Co., as representatives of the underwriters (together, the “underwriters”), the underwriters have severally agreed to purchase, and the selling shareholders have agreed to sell to them, severally, the number of ordinary shares indicated below:

Name	Number of Ordinary Shares
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.

Total:	35,000,000

The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus supplement if any such ordinary shares are taken. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ over-allotment option to purchase additional shares described below.

The underwriters initially propose to offer part of the ordinary shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part of the ordinary shares to certain dealers. After the initial offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the ordinary shares by the underwriters is subject to receipt and acceptance, and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an over-allotment option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 5,250,000 additional ordinary shares from one of the selling shareholders at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed in the preceding table.

The following table shows the per ordinary share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional ordinary shares described on the cover page of the prospectus supplement.

Total
	Per Ordinary Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by the selling shareholders	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$

We estimate that the total expenses of this offering payable by us, which does not include any underwriting discounts and commissions, will be approximately $300,000. The selling shareholders estimate that the total expenses of this offering payable by them, which does not include any underwriting discounts and commissions, will be approximately $300,000. The selling shareholders will pay any underwriting discounts and commissions.

Our ordinary shares are listed on NASDAQ under the symbol “MYL.”

Sale of Similar Securities

We, each selling shareholder and each of our directors and officers have agreed that, without the prior written consent of each representative on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise; or

•	file any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or, in the case of the selling shareholders and our officers and directors, to make any demand for or exercise any right with respect to the registration of ordinary shares or any security convertible into or exercisable or exchange for ordinary shares (other than, in the case of our officers and directors, the preparation, execution or filing of registration statement(s) on Form S-8 to register ordinary shares issued or issuable pursuant to our incentive plans).

The restrictions described in the immediately preceding paragraph do not apply to:

•	the ordinary shares to be sold pursuant to the underwriting agreement;

•	stock options, restricted stock, restricted stock units or other equity-based awards, and any ordinary shares underlying or subject to such compensatory awards, granted pursuant to stock-based compensation plans of ours and our subsidiaries or other employee benefit plans, equity incentive plans or other employee compensation plans disclosed in the Registration Statement or in this prospectus supplement (provided that such awards and the ordinary shares underlying or subject to such awards shall not vest during the restricted period, except (i) in connection with terminations of service, death, disability or a change in control in accordance with the terms and conditions of the relevant plan and award or other agreement or (ii) pursuant to the director compensation programs described in the Registration Statement or in this prospectus supplement);

•	in our case, any ordinary shares issued upon the exercise of options granted or the vesting of restricted stock units outstanding on the date of underwriting agreement and in each case described in the Registration Statement or in this prospectus supplement;

•	the filing by us of any registration statement on Form S-8 with the SEC relating to the offering of ordinary shares pursuant to any incentive compensation plan in effect as of the date of the underwriting agreement;

•	the filing by us of any universal shelf registration statement on Form S-3 (but not the issuance of any equity securities thereunder);

•	the entry by us into an agreement providing for, or the filing by us of any registration statement on Form S-4 with the SEC in connection with, the issuance by us of ordinary shares in connection with (i) mergers or other business combinations, (ii) the acquisition of securities, businesses, properties or other assets of another person or entity, or (iii) strategic transactions (including joint ventures or partnerships), commercial relationships and, in each case, the issuance of such shares or securities pursuant to any such agreement or any employee benefit plan assumed by us in connection with any such transaction (but only insofar as each party that receives ordinary shares or any such substantially similar securities as described in this paragraph during the restricted period agrees to be bound in writing by the restrictions described in the preceding paragraph);

•	transactions by the selling shareholders or any of our officers and directors relating to ordinary shares or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act is required or is voluntarily made in connection with subsequent sales of ordinary shares or other securities acquired in such open market transactions;

•	in the case of the selling shareholders, any transfer of ordinary shares in response to a tender or exchange offer permitted by the Shareholder Agreement;

•	transfers or distributions by a selling shareholder of ordinary shares or any securities convertible into ordinary shares to another selling shareholder or to another direct or indirect wholly-owned subsidiary of Abbott or to stockholders or other equity holders of the selling shareholder in accordance with the Shareholder Agreement, provided that (i) each transferee or distributee agrees to be bound in writing by the restrictions described in the preceding paragraph and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in the aggregate beneficial ownership of ordinary shares by Abbott and its subsidiaries is required or is voluntarily made in respect of the transfer or distribution during the restricted period;

•	in the case of our directors and officers, (a) transfers of ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares as a bona fide gift or to immediate family members or to a trust formed for the benefit of such officer or director or their immediate family member for estate planning purposes or to a foundation, (b) transfers or dispositions ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares by will, other testamentary document or intestate succession to the legal representaitve, heir, beneficiary or member of the immediate family of such director or officer, and (c) in the case of corporations, partnerships, limited liability companies or other business entities, distributions of ordinary shares or any security convertible into ordinary shares to any entity that is controlled by, controls or is under common control with such entity, the general or limited partners, members, stockholders, affiliates, wholly-owned subsidiaries or trustees of such entity or, in the case of trusts, the trustee or beneficiary of the trust, provided that (i) each transferee or distributee agrees to be bound in writing by the restrictions described in the preceding paragraph and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in the aggregate beneficial ownership of ordinary shares is required or is voluntarily made in respect of the transfer or distribution during the restricted period;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, provided that (i) such plan does not provide for the transfer of ordinary shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by such officer or director or us regarding the establishment of such plan, such announcement or filing includes a statement to the effect that no transfer of ordinary shares may be made under such plan during the restricted period;

•	transfers of ordinary shares by a director or officer pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act entered into by such director or officer prior to the date of the underwriting agreement, subject to such director or officer disclosing in the related Form 4 under Section 16(a) of the Exchange Act, when reporting the reduction in beneficial ownership of ordinary shares for such transfer, that such transfer was made pursuant to the terms of a pre-existing trading plan established pursuant to Rule 10b5-1 under the Exchange Act;

•	in the case of our directors and officers, the exercise of options, stock appreciation rights or warrants to purchase ordinary shares or the vesting, conversion, exchange, settlement or delivery of ordinary shares in connection with any other equity-based awards pursuant to any incentive plans on the terms of such plans as described in this prospectus supplement and the accompanying prospectus; provided that any ordinary shares received upon such exercise, vesting, conversion, exchange or settlement will be subject to the restrictions described in the preceding paragraph;

•	transfers by our directors or officers of ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares (i) to us pursuant to any contractual arrangement in effect on the date of the underwriting agreement that provides for the repurchase of such director’s or officer’s ordinary shares or such other securities by us or in connection with the termination of employment with us, (ii) that occur by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, or (iii) to us upon a vesting event of our securities or upon the exercise of options to purchase our securities (in each case on a “cashless” or “net exercise” basis to cover such director’s or officer’s tax withholding obligations in connection with such vesting or exercise); or

•	transfers, sales, tenders or other dispositions by our officers and directors of ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares to a bona fide third party pursuant to a tender offer, merger, amalgamation, consolidation or other similar transaction involving a change of control of us (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which such director or officer may agree to transfer, sell, tender or otherwise dispose of ordinary shares or such securities in favor of such transaction), provided that if such tender offer, merger, amalgamation, consolidation or other similar transaction is not completed, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares subject to the restrictions described in the preceding paragraph will remain subject to such restrictions.

The underwriters may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more ordinary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ordinary shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of ordinary shares compared to the price available under the over-allotment option. The underwriters may also sell ordinary shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and they may make Internet distributions on the same basis as other allocations.

Indemnification and Contribution

We, the selling shareholders and the underwriters have agreed to severally indemnify each other against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, including serving as counterparties to certain derivative and hedging arrangements, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, are currently performing and may in the future perform, various financial advisory and commercial and investment banking services for us, for which they received or will receive customary fees and expenses. Specifically, both of the underwriters and/or their affiliates are lenders under Mylan Inc.’s $1.50 billion revolving credit facility and have served as initial purchaser in the offering of Mylan Inc.’s 1.35% senior notes due 2016, 2.55% senior notes due 2019, 4.20% senior notes due 2023 and 5.40% senior notes due 2043. Both of the underwriters and/or their affiliates have also served as initial purchaser in the offerings of Mylan Inc.’s 1.800% senior notes due 2016, 2.600% senior notes due 2018 and/or 3.125% senior notes due 2023. Further, Goldman, Sachs & Co. acted as an initial purchaser of Mylan Inc.’s 3.75% Cash Convertible Notes due 2015 and its affiliate acted as calculation agent with respect to Mylan Inc.’s confirmations of OTC convertible note hedge and OTC warrant transactions. As a result of the lending relationship that certain of the underwriters or their respective affiliates have with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the securities offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/ or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our ordinary shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any person, legal entity or other party which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(2), 3(2) or (4) of the Prospectus Directive, provided that no such offer of our ordinary shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our ordinary shares to be offered so as to enable an investor to decide to purchase any of our ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of our ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our ordinary shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of our ordinary shares.

Accordingly, our ordinary shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and certain legal matters in connection with the ordinary shares offered hereby will be passed upon for us by NautaDutilh N.V., our Dutch counsel. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York in connection with this offering.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated by reference into this prospectus supplement from Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 2, 2015 and the effectiveness of Mylan Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Acquired Abbott Business at December 31, 2013 and December 31, 2012 and for each of the three years in the period ended December 31, 2013 incorporated by reference in the prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to expense allocations from the consolidated financial statements and accounting records of Abbott), and such combined financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Acquired Abbott Business as of and for the year ended December 31, 2014 incorporated by reference in the prospectus supplement have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to expense allocations from the consolidated financial statements and accounting records of Abbott), and such combined financial statements are incorporated by reference in reliance on their report given on their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

WE ARE ORGANIZED AND EXISTING UNDER THE LAWS OF THE NETHERLANDS, AND, AS SUCH, THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES AND THE CIVIL LIABILITY OF OUR DIRECTORS AND OFFICERS WILL BE GOVERNED IN CERTAIN RESPECTS BY THE LAWS OF THE NETHERLANDS AND OUR ARTICLES. IN ADDITION, A SUBSTANTIAL PORTION OF OUR ASSETS WILL BE LOCATED OUTSIDE OF THE UNITED STATES. UNDER OUR ARTICLES, UNLESS WE CONSENT IN WRITING TO THE SELECTION OF AN ALTERNATIVE FORUM, THE COMPETENT COURTS OF AMSTERDAM, THE NETHERLANDS WILL BE THE SOLE AND EXCLUSIVE FORUM FOR ANY ACTION ASSERTING A CLAIM FOR BREACH OF A DUTY OWED BY ANY OF OUR DIRECTORS, OFFICERS, OR OTHER EMPLOYEES (INCLUDING ANY OF OUR FORMER DIRECTORS, FORMER OFFICERS, OR OTHER FORMER EMPLOYEES TO THE EXTENT SUCH CLAIM ARISES FROM SUCH DIRECTOR, OFFICER, OR OTHER EMPLOYEE’S BREACH OF DUTY WHILE SERVING AS OUR DIRECTOR, OFFICER, OR EMPLOYEE) TO US OR OUR SHAREHOLDERS; ANY ACTION ASSERTING A CLAIM ARISING PURSUANT TO OR OTHERWISE BASED ON ANY PROVISION OF DUTCH LAW OR OUR ARTICLES; ANY ACTION ASSERTING A CLAIM THAT IS MANDATORILY SUBJECT TO DUTCH LAW; OR TO THE EXTENT PERMITTED UNDER DUTCH LAW, ANY DERIVATIVE ACTION OR PROCEEDING BROUGHT ON BEHALF OF US, IN EACH SUCH CASE SUBJECT TO SUCH COURT

HAVING PERSONAL JURISDICTION OVER THE INDISPENSABLE PARTIES NAMED AS DEFENDANTS THEREIN.

AS A RESULT, IT MAY BE MORE DIFFICULT FOR HOLDERS OF THE ORDINARY SHARES TO SERVE PROCESS ON US OR OUR DIRECTORS AND OFFICERS IN THE UNITED STATES OR OBTAIN OR ENFORCE JUDGMENTS FROM U.S. COURTS AGAINST US OR OUR DIRECTORS AND OFFICERS BASED ON THE CIVIL LIABILITY PROVISIONS OF THE U.S. SECURITIES LAWS. THERE IS DOUBT AS TO WHETHER THE COURTS OF THE NETHERLANDS WOULD ENFORCE CERTAIN CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS IN ORIGINAL ACTIONS OR ENFORCE CLAIMS FOR PUNITIVE DAMAGES. UNDER OUR ARTICLES, WE INDEMNIFY AND HOLD HARMLESS OUR DIRECTORS AND OFFICERS AGAINST ALL CLAIMS AND SUITS BROUGHT AGAINST THEM, SUBJECT TO LIMITED EXCEPTIONS.

PROSPECTUS

MYLAN N.V.

110,000,000 Ordinary Shares

This prospectus relates solely to the resale of up to an aggregate of 110,000,000 of our ordinary shares by the selling shareholders identified in this prospectus. We are registering the offer and sale of the ordinary shares on behalf of the selling shareholders.

The ordinary shares offered under this prospectus were issued to the selling shareholders in a private placement in connection with our acquisition of the non-U.S. developed markets specialty and branded generics business (the “Business”) of Abbott Laboratories (“Abbott”), as described under the heading “Mylan N.V.” on page 1 of this prospectus.

The selling shareholders may offer the ordinary shares from time to time as they may determine through public or private transactions or through other means described under the heading “Plan of Distribution” of this prospectus at fixed or privately negotiated prices. The prices at which the selling shareholders may sell the ordinary shares may be determined by the prevailing market prices for the ordinary shares at the time of sale, may be different than such prevailing market prices, or may be determined through negotiated transactions with third parties. We will not receive any of the proceeds from the sale by the selling shareholders of any of the ordinary shares offered by this prospectus. We have agreed to pay all fees and expenses relating to registering the ordinary shares, except the fees and expenses of outside counsel, accountants, advisors, and other representatives for the selling shareholders incurred in connection with any registration or offering of our ordinary shares. The selling shareholders will pay any underwriting discounts, selling commissions, and/or similar charges incurred in connection with any sale of any ordinary shares.

Because all of the ordinary shares offered under this prospectus are being offered by the selling shareholders, we cannot currently determine the price or prices at which our ordinary shares may be sold under this prospectus.

We are considered the successor to Mylan Inc. for certain purposes under both the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including for purposes of our eligibility to file registration statements on Form S-3. See “Mylan N.V.” on page 1 of this prospectus.

Our ordinary shares are listed on the NASDAQ Global Select Market (“NASDAQ”) and trade under the symbol “MYL.”

Investing in our ordinary shares involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 2 of this prospectus and under similar headings in any prospectus supplement, and in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February 27, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a resale registration statement on Form S-3 (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the selling shareholders may offer and sell an aggregate of up to 110,000,000 of our ordinary shares, from time to time, in one or more offerings, in any manner described under the heading “Plan of Distribution” in this prospectus.

In some cases, the selling shareholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our ordinary shares. We may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement, as well as any post-effective amendments to this Registration Statement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. Neither we nor the selling shareholders have authorized any other person to provide you with information that is different from, or in addition to, that contained in this prospectus and any accompanying prospectus supplement or any of the materials incorporated by reference into this prospectus and any accompanying prospectus supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement or in any documents incorporated by reference herein or therein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Except as required by law, neither we nor the selling shareholders undertake any obligation to update any statements herein for revisions or changes after the date of this prospectus.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

In this prospectus, except as otherwise indicated, “New Mylan,” “we,” “our,” and “us” refer to Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands that was formerly named New Moon B.V., and its consolidated subsidiaries, and “Mylan Inc.” refers to Mylan Inc., a Pennsylvania corporation, and its consolidated subsidiaries. We are considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of our eligibility to file registration statements on Form S-3. See “Mylan N.V.” on page 1 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website from which interested parties can electronically access our SEC filings, including the Registration Statement of which this prospectus forms a part and the exhibits and schedules thereto. The address of that site is http://www.sec.gov. Our Internet website address is www.mylan.com. Information on our website does not constitute a part of this prospectus.

We have filed with the SEC the Registration Statement, including exhibits and schedules filed with the Registration Statement, of which this prospectus is a part, under the Securities Act, with respect to our ordinary shares offered by this prospectus. This prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our ordinary shares, you should refer to the Registration Statement to which this prospectus relates, including the exhibits and schedules to the Registration Statement. This prospectus summarizes what we consider to be material provisions of certain documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the Registration Statement or incorporated by reference to such Registration Statement, each statement is qualified in all respects by the exhibit or incorporated document to which the reference relates. Copies of the Registration Statement, including the exhibits and schedules to the Registration Statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be part of this prospectus, except for any information that is superseded or modified by information included directly in this prospectus. We are considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of incorporation of certain documents by reference.

This prospectus incorporates by reference the documents filed with the SEC listed below (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about us, our financial condition and other matters.

•	Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 27, 2014, as updated by Mylan Inc.’s Current Report on Form 8-K filed on August 6, 2014;

•	Mylan Inc.’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, filed on May 1, 2014, August 7, 2014, and November 5, 2014, respectively;

•	Mylan Inc.’s Current Reports on Form 8-K filed on February 28, 2014, March 7, 2014, March 17, 2014, April 11, 2014, July 14, 2014, August 1, 2014, August 6, 2014; October 16, 2014, October 22, 2014, November 5, 2014, December 29, 2014, January 14, 2015, January 28, 2015, January 29, 2015, January 30, 2015 and February 27, 2015;

•	Mylan Inc.’s Proxy Statement on Schedule 14A for the Annual Meeting of Mylan Inc. Shareholders filed March 10, 2014;

•	New Mylan’s Current Reports on Form 8-K filed on February 27, 2015; and

•

the information set forth under the headings “Risk Factors,” “Selected Historical Financial Information of Mylan Inc. and New Mylan,” “Selected Historical Financial Information of the Business,” “Selected Unaudited Pro Forma Financial Information,” “Interests of Certain Persons in the Transaction,” “Board of Directors and Management Following the Transaction,” “Security Ownership of Certain Beneficial Owners and Management of New Mylan Following the Transaction,” “Certain Relationships and Related Party Transactions,” “Accounting Treatment of the Transaction,” “Material Tax Consequences of the Transaction,” “Other Related Agreements,” “The Business of Mylan,” “The Business,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Business,” “Board of Directors of New Mylan Following the Transaction,” “Executive Officers of New Mylan Following the Transaction,” “Executive Compensation of New Mylan,” “Description of New Mylan Ordinary Shares,” and “Non-GAAP

Financial Measures” and the combined financial statements of the Business and the independent auditors’ report thereon and the notes related thereto, in each case, included in Mylan Inc.’s Proxy Statement on Schedule 14A for the Special Meeting of Mylan Inc. Shareholders filed December 24, 2014.

In addition, any future filings we and/or our predecessor make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of the Registration Statement and prior to the completion or termination of the offering of all ordinary shares under this prospectus and any prospectus supplement are incorporated by reference into this prospectus.

Any statement contained herein or in any document incorporated by reference herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from us by requesting them in writing or by telephone at the following address:

Mylan N.V.

Albany Gate, Darkes Lane

Potters Bar, Herts EN6 1AG

United Kingdom

Tel: +44 (0) 1707-853-000

These documents are available from us without charge, excluding any exhibits other than those that are specifically incorporated by reference in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the Transaction (as defined in “Mylan N.V.” on page 1 of this prospectus), benefits and synergies of the Transaction, future opportunities for us and products and any other statements regarding our future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition and other expectations and targets for future periods. These often may be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments of the Transaction; changes in relevant tax and other laws; the integration of the Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the Transaction; the retention of certain key employees of the Business being difficult; the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the Transaction within the expected time frames or at all and to successfully integrate the Business; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where we use our business judgment and decide to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in the economic and financial conditions of our business; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States of America and related standards or on an adjusted basis; and the risks and uncertainties associated with our ordinary shares. For more detailed information on the risks and uncertainties associated with our business activities, see the risks described under the heading “Risk Factors” in Mylan Inc.’s Proxy Statement on Schedule 14A for the Special Meeting of Mylan Inc. Shareholders filed December 24, 2014 and our other filings with the SEC and the risks and uncertainties associated with the business activities of Mylan Inc. described in Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by Mylan Inc.’s Current Report on Form 8-K filed on August 6, 2014, Mylan Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, Mylan Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2014 and Mylan Inc.’s other filings with the SEC. You can access our and Mylan Inc.’s filings with the SEC through the SEC website at www.sec.gov, and we strongly encourage you to do so. We undertake no obligation to update any statements herein for revisions or changes after the date of the prospectus.

v

MYLAN N.V.

We are a leading global pharmaceutical company, which develops, licenses, manufactures, markets, and distributes generic, branded generic, and specialty pharmaceuticals. We offer one of the industry’s broadest product portfolios, including approximately 1,400 marketed products, to customers in approximately 140 countries and territories. With the completion of the Transaction, we have expanded our global footprint to reach customers in approximately 145 countries and territories. We operate a global, high quality, vertically-integrated manufacturing platform, which includes approximately 40 manufacturing facilities around the world and one of the world’s largest active pharmaceutical ingredient (“API”) operations. We also operate a strong research and development network that has consistently delivered a robust pipeline. Additionally, we have a specialty business that is focused on respiratory and allergy therapies.

On July 13, 2014, we entered into a definitive agreement with Abbott to acquire the Business in an all-stock transaction. On November 4, 2014, the Company and Abbott entered into and amended and restated the definitive agreement, in the form of the Business Transfer Agreement implementing the Transaction, as defined below. The Transaction closed on February 27, 2015 after receiving approval from Mylan Inc.’s shareholders on January 29, 2015. At closing, Abbott transferred the Business to New Mylan in exchange for 110,000,000 ordinary shares of New Mylan. Immediately following the transfer of the Business, Mylan Inc. merged with a wholly owned subsidiary of New Mylan (together with the transfer of the Business, the “Transaction”), with Mylan Inc. becoming a wholly owned indirect subsidiary of New Mylan. Mylan Inc.’s outstanding common stock was exchanged on a one to one basis for New Mylan ordinary shares. As a result of the Transaction, New Mylan’s corporate seat is located in Amsterdam, the Netherlands, and its principal executive offices are located in Potters Bar, United Kingdom. New Mylan will also have global centers of excellence in the U.S., Europe and India.

The Business includes more than 100 specialty and branded generic pharmaceutical products in five major therapeutic areas and includes several patent protected, novel and/or hard-to-manufacture products. As a result of the acquisition, we have significantly expanded and strengthened our product portfolio in Europe, Japan, Canada, Australia and New Zealand.

As a result of the Transaction, Mylan Inc. shareholders own approximately 78% of New Mylan and Abbott’s subsidiaries own approximately 22% of New Mylan. New Mylan, Abbott and certain of Abbott’s subsidiaries, including the selling shareholders, entered into a shareholder agreement in connection with the Transaction. See “Selling Shareholders—Shareholder Agreement.”

We are considered the successor to Mylan Inc., and Mylan Inc. is our indirect wholly owned subsidiary. Mylan Inc.’s address is 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317, and its telephone number is (724) 514-1800. Additional information about Mylan Inc. is included in documents incorporated by reference into this prospectus. See “Where You Can Find More Information” in this prospectus.

Our ordinary shares are listed on NASDAQ under the symbol “MYL.” Our address is Albany Gate, Darkes Lane, Potters Bar, Herts EN6 1AG, United Kingdom, and our telephone number is +44 (0) 1707-853-000. Our Internet address is www.mylan.com. Information on our website does not constitute a part of this prospectus. Additional information about us is included in documents incorporated by reference into this prospectus. See “Where You Can Find More Information” in this prospectus.

RISK FACTORS

In deciding whether to invest in our ordinary shares, you should consider carefully the following risk factors in addition to the other information contained in or incorporated by reference into this prospectus, including the matters addressed under the caption “Disclosure Regarding Forward-Looking Statements” in this prospectus, the risk factors incorporated by reference from Mylan Inc.’s Proxy Statement on Schedule 14A for the Special Meeting of Mylan Inc. Shareholders filed December 24, 2014, and our annual, quarterly, and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. In addition to the risk factors below, you should also read and consider the risks related to the business of Mylan Inc. because these risks also apply to us. These risks can be found in Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by Mylan Inc.’s Current Report on Form 8-K filed on August 6, 2014, Mylan Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, and Mylan Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, which are incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

Risks Related to the Ordinary Shares

SALES OR HEDGING ARRANGEMENTS INVOLVING THE ORDINARY SHARES MAY NEGATIVELY AFFECT THE MARKET PRICE OF THE ORDINARY SHARES.

The ordinary shares issued to Abbott’s subsidiaries in the Transaction are generally eligible for immediate resale. Abbott and its subsidiaries are also permitted to enter into certain hedging arrangements with respect to those ordinary shares. See “Selling Shareholders—Shareholder Agreement” beginning on page 5 of this prospectus. The market price of the ordinary shares could decline as a result of sales or hedging arrangements involving a large number of the ordinary shares or the perception that these sales or hedging arrangements could occur. These sales or hedging arrangements, or the possibility that these sales or hedging arrangements may occur, also might make it more difficult for us to obtain additional capital by selling equity securities in the future at a time and at a price that we deem appropriate.

THE RIGHTS OF OUR SHAREHOLDERS AND RESPONSIBILITIES OF OUR EXECUTIVE AND NON-EXECUTIVE DIRECTORS ARE GOVERNED BY DUTCH LAW.

Our corporate affairs are governed by our articles of association (the “Articles”) and the laws governing public limited liability companies (naamloze vennootschappen) organized in the Netherlands. In the performance of its duties, our board of directors is required by Dutch law to act in the interest of the company and its affiliated business, and to consider the interests of the company, shareholders, employees, and other stakeholders with reasonableness and fairness. It is possible that some of these parties have or will have interests that are different from, or in addition to, interests of the holders of our ordinary shares.

ABBOTT’S SUBSIDIARIES THAT HOLD ORDINARY SHARES ARE COLLECTIVELY A SIGNIFICANT BENEFICIAL SHAREHOLDER OF OURS AND THE PRESENCE OF A SIGNIFICANT BENEFICIAL SHAREHOLDER MAY AFFECT THE ABILITY OF OUR OTHER SHAREHOLDERS TO EXERCISE INFLUENCE OVER US, ESPECIALLY IN LIGHT OF CERTAIN VOTING OBLIGATIONS UNDER OUR SHAREHOLDER AGREEMENT WITH ABBOTT AND ITS SUBSIDIARIES.

Immediately after the consummation of the Transaction, Abbott’s subsidiaries collectively owned approximately 22% of our outstanding voting securities.

The shares owned by Abbott’s subsidiaries are subject to the terms of the Shareholder Agreement, which requires the Abbott subsidiaries to vote in favor of the director nominees recommended by our board of directors and in accordance with the recommendation of our board of directors on all other matters, subject to certain exceptions for extraordinary transactions. See “Selling Shareholders— Shareholder Agreement” beginning on page 5 of this prospectus. This voting agreement will be in force with respect to ordinary shares owned by Abbott’s subsidiaries so long as they collectively beneficially own at least five percent of our then issued and outstanding ordinary shares. Abbott’s subsidiaries that hold ordinary shares are collectively a significant beneficial shareholder of ours. Having a significant beneficial shareholder that is required in many instances to vote with the recommendation of our board of directors may make it more difficult for our other shareholders to exercise influence over most matters submitted to shareholders for approval, including the election of directors, issuances of securities for equity compensation plans, amendments to the Articles, and shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act. Additionally, such Abbott subsidiaries are obligated, pursuant to the Shareholder Agreement, not to tender any ordinary shares in any tender or exchange offer that our board of directors recommends that the shareholders reject and, if our board of directors has recommended against a transaction, such Abbott subsidiaries are required to vote against such transaction, which may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, a majority of our outstanding ordinary shares in a public takeover offer, or control of our board of directors through a proxy solicitation. See “Selling Shareholders—Shareholder Agreement” beginning on page 5 of this prospectus.

WE MAY BE OR BECOME TAXABLE IN THE NETHERLANDS AND THIS MAY INCREASE THE AGGREGATE TAX BURDEN ON OUR SHAREHOLDERS.

We expect to be tax resident solely in the United Kingdom and have requested, but have not yet obtained, binding rulings from the tax authorities in the United Kingdom and in the Netherlands confirming this treatment. However, even if such rulings are granted, the applicable tax laws or interpretations thereof may change, or the assumptions on which such rulings were based may differ from the facts. As a consequence, we may be or become tax resident of the Netherlands. This may result in the imposition of withholding taxes on distributions to our shareholders, which withholding taxes may not be creditable, deductible, or otherwise refundable in a shareholder’s country of tax residence.

PROVISIONS IN OUR GOVERNANCE ARRANGEMENTS OR THAT ARE OTHERWISE AVAILABLE UNDER DUTCH LAW COULD DISCOURAGE, DELAY, OR PREVENT A CHANGE IN CONTROL OF NEW MYLAN AND MAY AFFECT THE MARKET PRICE OF OUR ORDINARY SHARES.

Some provisions of our governance arrangements or that are otherwise available under Dutch law, such as the ability to grant to a foundation (stichting) (a “Dutch foundation”) a call option to acquire preferred shares to preserve our long-term value, may discourage, delay, or prevent a change in control of New Mylan, even if such a change in control is sought by our shareholders.

WE DO NOT ANTICIPATE PAYING DIVIDENDS FOR THE FORESEEABLE FUTURE, AND OUR SHAREHOLDERS MUST RELY ON INCREASES IN THE TRADING PRICE OF THE ORDINARY SHARES TO OBTAIN A RETURN ON THEIR INVESTMENT.

We do not anticipate paying dividends in the immediate future. We anticipate that we will retain all earnings, if any, to support our operations and to pursue additional transactions to deliver additional shareholder value. Any future determination as to the payment of dividends will, subject to Dutch law requirements, be at the sole discretion of our board of directors and will depend on our financial position, results of operations, capital requirements, and other factors our board of directors deems relevant. Holders of our ordinary shares must rely on increases in the trading price of their shares to obtain a return on their investment in the foreseeable future.

THE MARKET PRICE OF THE ORDINARY SHARES MAY BE VOLATILE, AND THE VALUE OF YOUR INVESTMENT COULD MATERIALLY DECLINE.

Investors who hold our ordinary shares may not be able to sell their shares at or above the price at which they purchased such shares. The share price of Mylan Inc.’s common stock prior to the consummation of the

Transaction has fluctuated materially from time to time, and we cannot predict the price of the ordinary shares. The risk factors described herein and in the documents incorporated by reference into this prospectus could cause the price of the ordinary shares to fluctuate materially. In addition, the stock market in general, including the market for generic and specialty pharmaceutical companies, has experienced price and volume fluctuations. These broad market and industry factors may materially harm the market price of the ordinary shares, regardless of our operating performance. In addition, the price of the ordinary shares may be affected by the valuations and recommendations of the analysts who cover us, and if our results do not meet the analysts’ forecasts and expectations, the price of the ordinary shares could decline as a result of analysts lowering their valuations and recommendations or otherwise. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against other companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price. We also may undertake additional offerings of ordinary shares or of securities convertible into or exchangeable or exercisable for ordinary shares. The resulting increase in the number of the ordinary shares issued and outstanding and the possibility of sales of such ordinary shares or such securities convertible into or exchangeable or exercisable for ordinary shares after any such additional offerings may depress the future trading price of the ordinary shares. In addition, if additional offerings occur, the voting power of our then existing shareholders may be diluted.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders. All proceeds from the sale of our ordinary shares pursuant to this prospectus will be for the accounts of the selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of our ordinary shares set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean each person listed in the table below and their permitted transferees under the Shareholder Agreement (as defined herein).

Each of the selling shareholders is a wholly-owned, indirect subsidiary of Abbott. The ordinary shares held by the selling shareholders were issued by us pursuant to an exemption from the registration requirements of the Securities Act in connection with our acquisition of the Business pursuant to the Business Transfer Agreement.

The following table sets forth, as of the date of this prospectus, the names of the selling shareholders for whom we are registering our ordinary shares for resale to the public and the number of ordinary shares that the selling shareholders may offer pursuant to this prospectus. We have filed with the SEC, under the Securities Act, the Registration Statement with respect to the resale of our ordinary shares from time to time by the selling shareholders, and this prospectus forms a part of the Registration Statement.

Assuming that the selling shareholders sell all of our ordinary shares beneficially owned by them that have been registered by us and do not acquire any additional shares, the selling shareholders will not own any ordinary shares. We cannot advise as to whether the selling shareholders will in fact sell any or all of such ordinary shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. The percentages of ordinary shares owned set forth below are based on the number of our ordinary shares issued and outstanding as of February 24, 2015.

Selling Shareholder(2)	Ordinary Shares Owned Prior to the Offering		Maximum Number of Ordinary Shares that May Be Sold in the Offering	Ordinary Shares Owned Following the Offering(1)
	Number	%		Number	%
Abbott Established Products Holdings (Gibraltar) Limited, a private company limited by shares organized under the Laws of Gibraltar	79,865,743	16.35	79,865,743	0	0

Laboratoires Fournier S.A.S., a simplified corporation (Société par actions simplifiée) organized under the Laws of France	29,318,868	6.00	29,318,868	0	0

Abbott Investments Luxembourg S.à r.l., a Luxembourg private limited company (Société à responsabilité limitée) organized under the Laws of Luxembourg	815,389	0.17	815,389	0	0

(1)	Assuming that all ordinary shares beneficially owned by the selling shareholders are sold in one or more offering transactions.

(2)	The ordinary shares held by the selling shareholders were issued by us in a private placement in connection with our acquisition of the Business pursuant to the Business Transfer Agreement. Upon the consummation of the Transaction on February 27, 2015, we acquired the Business in exchange for 110,000,000 of our ordinary shares.

Shareholder Agreement

As a condition to the consummation of the Transaction, we, Abbott and the selling shareholders entered into the Shareholder Agreement, dated as of February 27, 2015 (the “Shareholder Agreement”). The Shareholder Agreement sets forth certain terms and conditions concerning our ordinary shares owned by the selling shareholders, which represented approximately 22% of our outstanding voting securities immediately following the consummation of the Transaction. For the purposes of this summary, Abbott and its controlled affiliates (including those that are selling shareholders) are referred to collectively as “Abbott.”

Voting

So long as Abbott beneficially owns at least five percent of our ordinary shares, Abbott is required to vote each New Mylan voting security (i) in favor of all those persons nominated and recommended to serve as directors of our board of directors or any applicable committee thereof and (ii) with respect to any other action, proposal, or matter to be voted on by our shareholders (including through action by written consent), in accordance with the recommendation of our board of directors or any applicable committee thereof. However, Abbott is free to vote at its discretion in connection with any proposal submitted for a vote of our shareholders in respect of (a) the issuance of equity securities in connection with any merger, consolidation, or business combination of New Mylan, (b) any merger, consolidation, or business combination of New Mylan or (c) the sale of all or substantially all of our assets, except where such proposal has not been approved or recommended by our board of directors, in which event Abbott must vote against the proposal.

Standstill Restrictions

So long as Abbott beneficially owns any of our ordinary shares, it will not increase its ownership percentage in us beyond the greater of (i) its initial ownership percentage (as reduced to give effect to any subsequent transfers of our ordinary shares) and (ii) five percent. In addition, so long as Abbott beneficially owns five percent or more of our outstanding ordinary shares, Abbott will be subject to additional customary standstill restrictions (subject to customary exceptions), including with respect to: (i) acquiring any of our assets or businesses; (ii) conducting, funding, or otherwise becoming a participant in any tender offer involving our equity securities; (iii) acting in concert with others to seek to control or influence our board of directors or our shareholders; (iv) soliciting proxies with respect to or otherwise influencing the voting of our securities; (v) making any public announcement with respect to or proposing any extraordinary transaction involving us; (vi) calling any meeting of our shareholders, initiating any proposal for action of our shareholders or seeking to elect or remove from our board of directors any director; or (vii) depositing any of our voting securities in a voting trust. Abbott is also prohibited from knowingly advising, assisting, arranging or otherwise entering into discussions with any third party with respect to any of the actions prohibited by the standstill restrictions.

The standstill restriction on acquiring our securities does not apply to: (a) acquisitions resulting from a stock split, stock dividend, reorganization, recapitalization, combination, or other similar change approved or recommended by our board of directors; or (b) acquisitions made in connection with a transaction in which Abbott acquires a previously unaffiliated business entity that beneficially owns our equity securities so long as Abbott causes our equity securities to be divested within 120 days after consummation of such transaction such that Abbott’s ownership percentage in us is below the ownership percentage set forth in the first sentence of the immediately preceding paragraph.

Transfer Restrictions

Abbott is subject to certain restrictions on its ability to transfer, or enter into a hedging agreement with respect to, our ordinary shares without our consent. Except for certain permitted transfers, Abbott may not transfer beneficial ownership of any of our ordinary shares to certain competitors of ours or to certain activist investors.

Permitted transfers include transfers: (i) to subsidiaries of Abbott that have executed a joinder to the Shareholder Agreement; (ii) in response to a tender or exchange offer that has been approved or recommended by our board of directors; (iii) to us or our subsidiaries; (iv) effected through a public offering or a brokers’ transaction; or (v) subject to certain restrictions, to a counterparty in connection with a hedging arrangement.

Offering Restrictions

During an initial restricted period of 90 days following the consummation of the Transaction (subject to extension in certain instances), we may not directly or indirectly issue, sell, grant, pledge, or otherwise encumber, or agree to issue, sell, grant, pledge, or otherwise encumber, any interest in any of our equity securities, whether through a public offering or private placement or otherwise, (a) in connection with any merger or consolidation with any third party or any acquisition of all or substantially all of the assets or equity securities of any third party or (b) in connection with any other transaction, including any primary offering of our equity securities by us, subject to limited ordinary course exceptions.

Registration Rights

Abbott has customary demand and piggyback registration rights. Abbott has the right to request that we file a registration statement with the SEC in order to register all or part of our ordinary shares that are beneficially owned by Abbott. Abbott is entitled to make no more than seven such requests, each of which must register securities with a minimum aggregate value of $200,000,000. Abbott has exercised this request right by submitting a request that we file the Registration Statement to which this prospectus relates and that such Registration Statement register all of the ordinary shares that were received by Abbott’s subsidiaries upon consummation of the Transaction. We have customary black-out rights for up to 90 days in any 12-month period, provided that we have only limited black-out rights during the 90-day restricted period following the consummation of the Transaction (subject to extension in certain instances).

So long as Abbott beneficially owns ten percent or more of our outstanding ordinary shares, Abbott will be subject to customary lock-up agreements for up to 90 days in the case of primary offerings by us of our equity securities, including ordinary shares, with a minimum aggregate value of $500,000,000. However, the aggregate black-out and lock-up restrictions will not be applicable for more than a total of 180 days in any 12-month period. Abbott has customary piggyback registration rights, pursuant to which it may request that its ordinary shares be included in any offering of our securities that we initiate in our own right or on behalf of another shareholder, subject to certain restrictions.

Term/Termination

The Shareholder Agreement will terminate when Abbott no longer beneficially owns any of our ordinary shares issued to Abbott in connection with the Transaction.

Fees and Expenses; Indemnification

We have agreed to pay all fees and expenses relating to registering the ordinary shares, except the fees and expenses of outside counsel, accountants, advisors, and other representatives for the selling shareholders incurred in connection with any registration or offering of our ordinary shares. The selling shareholders will pay any underwriting discounts, selling commissions, and/or similar charges incurred in connection with any sale of any ordinary shares.

The Shareholder Agreement provides for indemnification of us and our directors and officers by the selling shareholders, and of the selling shareholders and their respective directors and officers by us, against certain liabilities.

The foregoing discussion of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement, a copy of which is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We are registering the ordinary shares covered by this prospectus to permit the selling shareholders to sell our ordinary shares directly to purchasers or through underwriters, broker-dealers, or agents from time to time after the date of this prospectus. The aggregate proceeds to the selling shareholders from the sale of the ordinary shares will be the purchase price of the ordinary shares less any discount and commissions. Each selling shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling shareholders and any underwriters, broker-dealers, or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of those ordinary shares may be underwriting discounts and commissions under the Securities Act. The selling shareholders will pay any such underwriting discounts, selling commissions, and/or similar charges incurred in connection with any sale of any ordinary shares.

The selling shareholders and any of their permitted transferees under the Shareholder Agreement may, from time to time, sell any or all of their ordinary shares offered by this prospectus on any stock exchange, market, or trading facility on which the ordinary shares are traded or in private transactions. These sales may be at fixed, varying, or privately negotiated prices. Subject to the limitations set forth in the Shareholder Agreement, the selling shareholders may use any one or more of the following methods when selling the ordinary shares offered by this prospectus:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors;

•	through a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.

Subject to the limitations set forth in the Shareholder Agreement, in connection with these sales, the selling shareholders may enter into hedging transactions with underwriters, broker-dealers, or other financial institutions that may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume.

With respect to a particular offering of the ordinary shares held by the selling shareholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this prospectus is a part, will be prepared and will set forth the following information:

•	the specific ordinary shares to be offered and sold;

•	the offering terms, including the name or names of the selling shareholders and any underwriters, dealers, or agents;

•	the purchase price of the securities and the net proceeds to be received by the selling shareholders from the sale and other material terms of the offering;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation and any other offering expenses;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If the selling shareholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any ordinary shares, the ordinary shares may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the ordinary shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the ordinary shares if they purchase any of the ordinary shares.

If indicated in an applicable prospectus supplement, the selling shareholders may sell the ordinary shares through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the ordinary shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. The selling shareholders may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the ordinary shares at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by the selling shareholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters, and such other third parties may be customers of, engage in transactions with, or perform services for the selling shareholders in the ordinary course of business.

To our knowledge, as of the date of this prospectus, there are no plans, arrangements, or understandings between the selling shareholders and any underwriter, broker-dealer, or agent regarding the sale of the ordinary shares by the selling shareholders.

Our ordinary shares are listed on NASDAQ under the symbol “MYL.” Any ordinary shares sold will be listed on NASDAQ upon official notice of issuance.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our ordinary shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

There can be no assurance that the selling shareholders will sell all or any of the ordinary shares offered by this prospectus. Moreover, some of the ordinary shares offered by this prospectus may be sold by the selling shareholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES

The following summary of the terms of our ordinary shares does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Dutch law and our articles of association, which we refer to as our Articles. A copy of our Articles has been filed with the SEC and is incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part. See “Where You Can Find More Information.”

Share Capital

Authorized Share Capital

Our Articles authorize two classes of shares, ordinary shares and preferred shares, each with a nominal value of €0.01 per share. Our authorized share capital is €24,000,000, nominal value, and is divided into 1,200,000,000 ordinary shares, each with a nominal value of €0.01, and 1,200,000,000 preferred shares, each with a nominal value of €0.01.

Issued Share Capital

We have issued (i) 110,000,000 ordinary shares with a nominal value of €0.01 per share to Abbott’s subsidiaries in connection with our acquisition of the Business and (ii) an additional 378,388,430 ordinary shares with a nominal value of €0.01 per share in connection with the Merger and certain other transactions contemplated by the Business Transfer Agreement. All our ordinary shares are fully paid up and non-assessable. We may issue preferred shares as described below.

Issuance of Shares

For a period of five years from closing of the Transaction, our board of directors (“Board”) may authorize the issuance of shares (including subscription rights thereto) up to our maximum authorized share capital. From and after the fifth anniversary of closing, the General Meeting of our shareholders (“General Meeting”) will have the power and authority upon a proposal duly made by our Board to so authorize the issuance of shares up to our maximum authorized share capital at the time of such issuance, provided that the General Meeting may delegate to and vest our Board with the power and authority to authorize, from time to time, the issuance of shares up to such maximum amount (but in any event not to exceed our authorized share capital at the time of such issuance) and for such period (but in any event not to exceed a period of five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law. Unless otherwise expressly provided therein, any such delegation by the General Meeting to our Board of the power and authority to authorize the issuance of shares will be irrevocable.

The consideration for which any shares will be issued (including any subscriptions rights related thereto), as authorized by the General Meeting or our Board, as applicable, and the terms and conditions of such issuance of shares will be as set forth in the resolution of the General Meeting or our Board, as applicable, authorizing the issuance thereof.

Pre-emptive Rights

Our shareholders have a pre-emptive right with respect to the issuances of our ordinary shares in proportion to the aggregate amount of the ordinary shares held by such shareholder. Our shareholders have no pre-emptive right with respect to the issuances of our preferred shares. Also no pre-emptive right exists upon the issue of shares (i) against payment other than in cash, (ii) to employees of us or our affiliates, or (iii) to a party exercising a previously acquired right to subscribe for shares.

For a period of five years from closing, our Board may restrict or exclude any pre-emptive rights with respect to any share issuance (including subscription rights thereto). From and after the fifth anniversary of closing, pre-

emptive rights may be restricted or excluded with respect to any share issuance (including subscriptions rights thereto) for shares pursuant to a resolution of the General Meeting upon a proposal duly made by our Board, or pursuant to a resolution of our Board if the power and authority to restrict or exclude pre-emptive rights has been delegated to our Board by the General Meeting for such period (but in any event not to exceed five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law.

Unless otherwise expressly provided therein, any such delegation by the General Meeting will be irrevocable.

A resolution of the General Meeting to restrict or exclude pre-emptive rights or to delegate to our Board the power and authority to restrict or exclude pre-emptive rights generally requires the approval of a majority of the votes cast at the General Meeting. If less than half of the issued share capital is represented at the meeting, the approval of at least two-thirds of the votes cast at the General Meeting is required.

Composition of Our Board

As of the consummation of the Transaction, our Board had 13 members. Our Articles require that our Board have at least one executive director and two non-executive directors. Our directors serve one-year terms and our entire Board is up for reelection at each annual General Meeting.

Election and Removal of Directors

Binding Nominations

Our directors are appointed by the General Meeting upon the binding nomination by our Board. The General Meeting may only overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination for director, our Board will promptly make a new nomination.

Removal

Directors may be suspended or removed by the General Meeting, with or without cause, at any time. Our Articles provide that a resolution of the General Meeting to suspend or remove a director pursuant to and in accordance with a proposal by our Board will be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or remove a director other than pursuant to and in accordance with a proposal by our Board will require a two-thirds majority of the votes cast, representing more than half of the issued share capital.

Vacancies

Our Articles provide that in the event of a vacancy, our Board continues to be validly constituted by the remaining directors, and our Board may elect a new director to temporarily fill such vacancy until the next General Meeting and the appointment by the General Meeting of a new director.

In the event all non-executive directors are absent or unable to act, then the executive directors will be authorized to temporarily entrust the tasks and duties of the non-executive directors to one or more other persons. In the event all directors are absent or unable to act, the most recent chairman of our Board and/or such persons that he or she appoints will be temporarily entrusted with the tasks and duties of the non-executive directors until the next General Meeting at which new non-executive directors are appointed, and such persons will be authorized to temporarily entrust the tasks and duties of the executive directors to one or more other persons until the next General Meeting at which a new executive director or directors are appointed.

Transfer of Shares

If our ordinary shares are not admitted to trading on a regulated market in a European Economic Area state or comparable stock exchange in a non-European Economic Area state, the issuance and transfer of our ordinary shares will require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands. Our ordinary shares are listed on NASDAQ (see “—Listing” below) and, accordingly, the issuance or transfer of our ordinary shares does not require a notarial deed.

Any transfer of our preferred shares is restricted under our Articles and will require the approval of our Board.

Form of Shares

Our ordinary shares have been issued in registered form only. No share certificates will be issued for our ordinary shares, unless our Board in its discretion otherwise determines. A share register will be kept by or on behalf of us.

Repurchase of Our Shares

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and our Articles, we are permitted to acquire fully paid up shares of our share capital for such consideration as our Board may determine, to the extent that (i) the shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up part of our capital and the reserves that we are required to maintain pursuant to Dutch law, (ii) the nominal value of the shares to be acquired in our capital, which we hold or hold in pledge or which are held by a subsidiary, does not exceed 50% of the issued capital, and (iii) the acquisition of such shares by our Board has been authorized by the General Meeting. Such authorization will be valid for a maximum of 18 months (subject to further authorizations) and the General Meeting has granted an 18 month authorization as of the closing date of the Transaction. The General Meeting will determine in the authorization the number and class of shares that may be acquired, how they may be acquired and the price range. Authorization is not required for the acquisition of our ordinary shares listed on NASDAQ for the purpose of transferring the shares to employees under our equity incentive plans.

Capital Reduction

At the proposal of our Board, the General Meeting will be permitted to resolve to reduce our issued capital by (i) cancellation of shares held by us, (ii) reducing the nominal value of a specific class of shares to be effected by an amendment of our Articles, or (iii) cancellation of all preferred shares. A reduction of the nominal value of shares of a specific class without repayment will be required to be effected proportionally among all shares of that specific class. A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. A resolution to reduce capital requires notice to our creditors who have the right to object to the reduction in capital under specified circumstances.

Dividends and Other Distributions

Under Dutch law, distributions may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under Dutch law or our Articles. Distributions may be made after adoption of the annual accounts by the General Meeting and only upon the recommendation and proposal of our Board.

The profits as they appear from the annual accounts will be distributed as follows:

•	First, if our preferred shares are outstanding, a dividend is distributed to our preferred shares in accordance with our Articles; and

•	Second, our Board will determine which part of the profits remaining after such distribution on our preferred shares, if applicable, will be reserved.

Interim dividends may be declared as provided in our Articles and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from interim financial statements prepared in accordance with Dutch law.

Annual Meeting of Our Shareholders

Our Articles provide that the annual General Meeting will be held within six months of the end of the financial year in Amsterdam, Rotterdam, The Hague, Bunschoten-Spakenburg, Haarlemmermeer (Schiphol), Schiermonnikoog, Groningen, or Leeuwarden. Annual General Meetings will be convened by our Board or the chairman of our Board (the “Chairman”) in the manner and with reference to the applicable provisions of Dutch law. The notice convening an annual General Meeting will contain the subjects to be dealt with by the General Meeting, the venue and time of the General Meeting, the procedures for participating and exercising voting rights in the General Meeting and the address of our website.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Special Meetings of Our Shareholders

Dutch law provides that one or more shareholders representing at least one-tenth of the issued share capital of a company may request the Dutch courts to order that a General Meeting be held and may, on their application, be authorized by the court to convene a General Meeting. The court will disallow the application if the applicants have not previously requested the board to convene a General Meeting and the board has taken the necessary steps so that the General Meeting could be held within six weeks after the request.

In addition, our Articles provide that special General Meetings will be held as often as the Chairman, or our Board, deems necessary.

Our Articles provide that a special General Meeting will be held in the manner and with reference to the applicable provisions of Dutch law. The notice convening a special General Meeting must contain the subjects to be dealt with by the General Meeting, the venue and time of the General Meeting, the procedures for participating and exercising voting rights in the General Meeting and the address of our website.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Advance Notice Procedures for a Shareholder Proposal

Our Articles provide that shareholder proposals can only be made by one or more of our shareholders representing at least three percent of our issued capital, must be submitted 60 calendar days before an annual or special General Meeting, and must otherwise comply with applicable law.

Voting Rights

Each of our ordinary shares and each of our preferred shares confers the right to cast one vote at the General Meeting. As a result, the number of votes that a shareholder may cast equals the number of shares such shareholder holds. Under Dutch law and our Articles shareholders do not have cumulative voting rights.

Resolutions of the General Meeting are passed by an absolute majority of the votes cast, unless Dutch law or our Articles prescribe a larger majority. Under Dutch law or our Articles, the following matters require at least two-thirds of the votes cast at a meeting if less than half of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to restrict or exclude rights of pre-emption;

•	a resolution to designate our Board as authorized to restrict or exclude rights of pre-emption; or

•	a resolution to enter into a legal merger or a legal demerger.

Quorum

Our Articles provide that insofar as Dutch law or our Articles do not prescribe otherwise, resolutions of the General Meeting will be passed by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued and outstanding share capital is present or represented. Under Dutch law and our Articles, there will be special majority and quorum requirements that apply in relation to certain specific resolutions.

Action by Written Consent

Under Dutch law, resolutions of shareholders outside a General Meeting are possible provided the articles of association expressly allow it and subject to certain other conditions. Our Articles permit our shareholders to take action by unanimous written consent.

Amendment of our Articles

Upon a proposal of our Board, the General Meeting generally will be authorized to resolve to amend our Articles by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued and outstanding share capital is present or represented. However, resolutions of the General Meeting to amend certain enumerated provisions may only be adopted by the General Meeting with a majority of at least 75% of the votes cast, representing more than half of the issued share capital.

This special shareholder vote requirement applies to amendments to the provisions of our Articles that (i) require resolutions of the General Meeting be adopted only pursuant to and in accordance with a proposal by our Board in order to reduce issued share capital; issue ordinary shares or preferred shares; grant rights to subscribe for ordinary and preferred shares, restrict or waive pre-emptive rights with respect to any issuance of, or grant rights to subscribe for, ordinary and preferred shares; or delegate the power and authority to take the foregoing actions; (ii) approve any legal merger or demerger; liquidate or dissolve us; make a distribution from our profits or reserves; or request that our Board file a petition in bankruptcy with respect to us; (iii) provide that the directors are elected upon the binding nomination of our Board; (iv) provide for the suspension or removal of directors; (v) govern amendments to our Articles; (vi) establish the competent courts of the Amsterdam, the Netherlands as the sole and exclusive forum for actions brought against officers and directors; and (vii) require certain transactions between us and an “interested person” be approved by a majority of at least 75% of the votes cast, representing more than half of the issued share capital, at the General Meeting.

Our Board may resolve to amend the rules of our Board (the “Board Rules”) by the affirmative vote of a majority of our Board.

Duties of Directors

Under Dutch law, the board of directors is collectively responsible for the general affairs of the company and executive directors are responsible for the daily management and operations of the company. Non-executive directors are responsible for providing advice to the board, for supervision of the performance of duties by the directors and general supervision of the business. Directors must act for the benefit of the company’s corporate interests. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers, and suppliers. Directors may not engage in self-dealing, take actions that are devoid of any business rationale, or violate a company’s governing documents.

Limitations on Liability of Directors

Under Dutch law, directors of a Dutch public limited liability company (naamloze vennootschap) may not be held jointly and severally liable to the company for damages unless the director breaches his or her duties. Directors may be held liable to third parties for any actions that may give rise to a tort.

The tasks of the executive and non-executive directors in a one-tier board such as our Board may be allocated under or pursuant to our Articles or the Board Rules, provided that the General Meeting has stipulated whether a director is appointed as executive or as non-executive director and furthermore provided that the task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. In addition, an executive director may not be appointed as the Chairman or delegated the task of establishing the remuneration of executive directors, or nominating directors for appointment. Tasks that have not been allocated fall within the power of the board as a whole.

Regardless of an allocation of tasks, all directors remain collectively responsible for the general affairs of the company. Therefore, certain important decisions of the board should be adopted by the board in its entirety. All directors are jointly and severally liable for failure of one or more co-directors. However, an individual director is exempted from liability if he proves that he cannot be held seriously culpable for the mismanagement or the improper supervision and that he has not been negligent in seeking to prevent the consequences of the mismanagement or the improper supervision. In this regard a director may refer to the allocation of tasks between the directors. In certain circumstances, directors may incur additional specific civil and criminal liabilities.

Indemnification of Directors and Officers

Without prejudice to any indemnity to which such person may be contractually or otherwise entitled and to the fullest extent permitted by applicable Dutch law, as the same exists or may be amended (but, in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), the Articles provide that we will indemnify any director or officer who was, is, or becomes in his or her capacity as director or officer a party or witness or is or becomes threatened to be made a party or witness to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit, or proceeding in order to obtain information, against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him in connection with such action, suit, or proceeding. As a Dutch company, our indemnification obligations to our directors and officers will be subject to and interpreted in accordance with Dutch law.

Under Dutch law, indemnification generally will not be available to any person in respect of any claim, issue, or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch or other court of competent jurisdiction to be liable for intentional recklessness or willful misconduct in the performance of his or her duty to us unless such court determines that such person is fairly and reasonably entitled to such indemnification despite the adjudication of such liability, or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy. Also, no indemnification will be made in respect of any claim brought by us and for which the person is adjudged in a final and non-appealable judgment to be liable to us unless the court or we have determined that indemnification of some or all expenses incurred by the person is appropriate and permitted under applicable law.

We also have entered into indemnification agreements with each of our directors and certain of its officers that provide them with substantially similar indemnification rights to those provided under the Articles.

The Articles also provide that we may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. We currently maintain such a policy. The description of indemnity herein is merely a summary of the provisions in the Articles and other indemnification agreements, and such description shall not limit or alter the provisions in the Articles or other indemnification agreements.

The Shareholder Agreement provides for indemnification of us and our directors and officers by Abbott and the selling shareholders, and of Abbott and the selling shareholders and their respective directors and officers by us, against certain liabilities.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands will be the sole and exclusive forum for any action asserting a claim for breach of a duty owed by any of our directors, officers, or other employees (including any of our former directors, former officers, or other former employees to the extent such claim arises from such director, officer, or other employee’s breach of duty while serving as our director, officer, or employee) to us or our shareholders; any action asserting a claim arising pursuant to or otherwise based on any provision of Dutch law or our Articles; any action asserting a claim that is mandatorily subject to Dutch law; or to the extent permitted under Dutch law, any derivative action or proceeding brought on behalf of us, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Compensation of Directors

Dutch law requires that we have a policy governing the remuneration of directors adopted by the General Meeting upon the recommendation and proposal of our Board. The remuneration of each individual executive director will be determined by our Board with due observance of the remuneration policy. The executive directors may not participate in the deliberation and the decision-making process of our Board if it concerns the remuneration of an executive director. The remuneration of the individual non-executive directors will be determined by our Board with due observance of the remuneration policy.

Proposals concerning plans or arrangements in the form of shares or rights to subscribe for shares for directors will be submitted by our Board to the General Meeting. The proposal must include the maximum number of shares and/or options that may be granted to directors under the plan and which criteria apply to the granting of such shares or options or to the modification of these arrangements.

Anti-Takeover

Under Dutch law, various protective measures are permissible. Our governance arrangements include several provisions that may have the effect of delaying a potential takeover or making a takeover more difficult or less attractive, including:

•	the power of our Board to issue to a Dutch foundation (stichting) a call option to purchase our preferred shares that, if exercised, could delay a potential takeover or allow us to further discuss with a potential acquiror its future plans for us as well as to search for strategic alternatives; and

•	requirements that certain matters, including the amendment of our Articles (see “Approval of Certain Transactions” description below), may only be brought to the General Meeting for a vote upon a proposal by our Board.

Approval of Certain Transactions

Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a General Meeting. Such resolutions include in any event the transfer of the business or a substantial part thereof, entering into or terminating a long-lasting cooperation agreement with a third party, and the sale or purchase of a company or a stake in a company with a value of one-third of the assets of the company (according to the most recently adopted annual accounts plus the explanatory notes to that balance sheet).

Our Articles require that certain transactions between us and an “interested person” be approved by the a majority of at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting. An “interested person” is defined by our Articles to mean any person who beneficially owns ten percent or more of our outstanding ordinary shares.

The transactions subject to this special vote requirement include (i) any legal merger to which we and an interested person are parties, (ii) any legal demerger to which we and an interested person are parties, (iii) any sale, lease, exchange, or other disposition of all or substantially all of our properties or assets to an interested person, (iv) the adoption of any plan or proposal for our liquidation or dissolution under which the rights of an interested person differ from those accorded to other holders of our ordinary shares, or (v) any transaction of a character described in (i), (ii), (iii), or (iv) involving an “affiliate” or “associate” of an interested person or an associate of any such affiliate. For purposes of this provision, (i) an “affiliate” of a person is another person that directly or indirectly controls, is controlled by, or is under common control with such person and (ii) an “associate” of a person is (a) any corporation or organization of which such person is an officer, partner, or beneficial owner of ten percent or more of any class of equity securities, (b) any trust or estate in which such person has a ten percent or greater beneficial interest or for which such person serves as a trustee or in a similar capacity, or (c) any relative or spouse of such person, or relative of such spouse, who has the same residence as such person.

This special shareholder vote requirement does not apply to any transaction which is (i) approved by the vote of a majority of our Board prior to the time the interested person connected with the transaction became an interested person or (ii) approved by our Board prior to the consummation by the vote of an absolute majority of the votes cast, whereby the majority of all executive and non-executive directors of our Board who were not interested persons, an affiliate, associate, or agent of such interested persons, or an associate or agent of any such affiliate voted in favor of the resolution.

Our Articles provide that the General Meeting may only adopt certain resolutions upon the recommendation and proposal of our Board. These resolutions concern, amongst other items, (i) any amendment to our Articles; (ii) any legal merger of us; (iii) any demerger; or (iv) any dissolution of us.

Squeeze-Out

Under Dutch law, a shareholder who for his own account contributes at least 95% of a company’s issued share capital may initiate proceedings against the company’s minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution/Liquidation

A resolution to dissolve our company may be proposed by our Board and adopted by an absolute majority of the votes cast, in a meeting in which at least one third of our issued share capital is present or represented.

If we are dissolved, our assets would be used for payment of debts. After payment of debts and the costs of liquidation, payments are first made to the holders of any outstanding preferred shares in accordance with the procedures set forth in our Articles and below, and the balance of our assets would be paid to the holders of our ordinary shares in proportion to the number of our ordinary shares they held.

If our preferred shares are outstanding at the time of a dissolution, prior to the distribution to the holders of our ordinary shares, an amount will be paid to the holders of our preferred shares equal to redemption amounts, increased by: (i) any deficit in the payment of dividend referred to in our Articles and (ii) an amount equal to the percentage referred to in our Articles on the compulsory amount paid on the preferred shares, calculated over the period starting on the first day after the last full financial year for which the company has adopted annual accounts prior to the liquidation and ending on and including the day of the payment on preferred shares referred to above, plus any accrued and unpaid dividends for prior periods, with due observance of the fact that any and all dividends and/or other distributions paid on the preferred shares relating to such periods will be deducted from the payment.

Listing

Our ordinary shares are listed on NASDAQ under the ticker symbol “MYL.”

Shareholder Agreement

As a condition to the consummation of the Transaction, we, Abbott and the selling shareholders entered into the Shareholder Agreement. The Shareholder Agreement sets forth certain terms and conditions concerning our ordinary shares owned by the selling shareholders, which represented approximately 22% of our outstanding voting securities immediately following the consummation of the Transaction. For a summary of the terms of the Shareholder Agreement, see “Selling Shareholders—Shareholder Agreement” beginning on page 5 of this prospectus.

LEGAL MATTERS

Legal matters relating to the validity of the ordinary shares to be offered pursuant to this prospectus have been passed upon by Stibbe N.V., our Dutch counsel.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated by reference into this prospectus of Mylan N.V. from Mylan Inc.’s Current Report on Form 8-K filed on August 6, 2014, and the effectiveness of Mylan Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Business at December 31, 2013 and December 31, 2012 and for each of the three years in the period ended December 31, 2013 incorporated by reference in the prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to expense allocations from the consolidated financial statements and accounting records of Abbott), and such combined financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

WE ARE ORGANIZED AND EXISTING UNDER THE LAWS OF THE NETHERLANDS, AND, AS SUCH, THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES AND THE CIVIL LIABILITY OF OUR DIRECTORS AND OFFICERS WILL BE GOVERNED IN CERTAIN RESPECTS BY THE LAWS OF THE NETHERLANDS AND OUR ARTICLES. IN ADDITION, A SUBSTANTIAL PORTION OF OUR ASSETS WILL BE LOCATED OUTSIDE OF THE UNITED STATES. UNDER OUR ARTICLES, UNLESS WE CONSENT IN WRITING TO THE SELECTION OF AN ALTERNATIVE FORUM, THE COMPETENT COURTS OF AMSTERDAM, THE NETHERLANDS WILL BE THE SOLE AND EXCLUSIVE FORUM FOR ANY ACTION ASSERTING A CLAIM FOR BREACH OF A DUTY OWED BY ANY OF OUR DIRECTORS, OFFICERS, OR OTHER EMPLOYEES (INCLUDING ANY OF OUR FORMER DIRECTORS, FORMER OFFICERS, OR OTHER FORMER EMPLOYEES TO THE EXTENT SUCH CLAIM ARISES FROM SUCH DIRECTOR, OFFICER, OR OTHER EMPLOYEE’S BREACH OF DUTY WHILE SERVING AS OUR DIRECTOR, OFFICER, OR EMPLOYEE) TO US OR OUR SHAREHOLDERS; ANY ACTION ASSERTING A CLAIM ARISING PURSUANT TO OR OTHERWISE BASED ON ANY PROVISION OF DUTCH LAW OR OUR ARTICLES; ANY ACTION ASSERTING A CLAIM THAT IS MANDATORILY SUBJECT TO DUTCH LAW; OR TO THE EXTENT PERMITTED UNDER DUTCH LAW, ANY DERIVATIVE ACTION OR PROCEEDING BROUGHT ON BEHALF OF US, IN EACH SUCH CASE SUBJECT TO SUCH COURT HAVING PERSONAL JURISDICTION OVER THE INDISPENSABLE PARTIES NAMED AS DEFENDANTS THEREIN.

AS A RESULT, IT MAY BE MORE DIFFICULT FOR HOLDERS OF THE ORDINARY SHARES TO SERVE PROCESS ON US OR OUR DIRECTORS AND OFFICERS IN THE UNITED STATES OR OBTAIN OR ENFORCE JUDGMENTS FROM U.S. COURTS AGAINST US OR OUR DIRECTORS AND OFFICERS BASED ON THE CIVIL LIABILITY PROVISIONS OF THE U.S. SECURITIES LAWS. THERE IS DOUBT AS TO WHETHER THE COURTS OF THE NETHERLANDS WOULD ENFORCE CERTAIN CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS IN ORIGINAL ACTIONS OR ENFORCE CLAIMS FOR PUNITIVE DAMAGES. UNDER OUR ARTICLES, WE INDEMNIFY AND HOLD HARMLESS OUR DIRECTORS AND OFFICERS AGAINST ALL CLAIMS AND SUITS BROUGHT AGAINST THEM, SUBJECT TO LIMITED EXCEPTIONS.

35,000,000 ORDINARY SHARES

MYLAN N.V.

Morgan Stanley

Goldman, Sachs & Co.